Exhibit 10.1

Execution Version

AMENDED AND RESTATED LIMITED LIABILITY

COMPANY AGREEMENT

OF

NORTH DAKOTA PIPELINE COMPANY LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF NOVEMBER 25, 2013

THE UNITS IN NORTH DAKOTA PIPELINE COMPANY LLC HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO UNIT MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES LAW) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE UNIT IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THE UNIT. A UNIT ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE PROVISIONS OF THIS AGREEMENT ARE SATISFIED. PURCHASERS OF UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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Exhibit A	Form of Call Notice

Exhibit B	Form of Operating and Construction Management Agreement

Exhibit C	Form of Guaranty

Exhibit D	Management Committee and Officers

Exhibit E	Form of Addendum Agreement

Exhibit F	Sandpiper Project Spend Profile

Schedule I	Growth Capital Projects

Schedule II	Sandpiper Facilities

Schedule III	Issuance of Initial Units

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

NORTH DAKOTA PIPELINE COMPANY LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of North Dakota Pipeline Company LLC, a Delaware limited liability company (the “Company”), dated as of November 25, 2013 (the “Effective Date”), is adopted, executed and agreed to by the Company and the parties executing this Agreement in their capacity as Members of the Company.

W I T N E S S E T H:

WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (as it may be amended from time to time, the “Act”) by filing the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on April 23, 2001 and by the execution of the Limited Liability Company Agreement of the Company dated April 23, 2001 (the “Original Agreement”) by the member named therein; and

WHEREAS, the Members wish to amend and restate the Original Agreement in its entirety and be admitted to the Company as Members as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which each Member hereby acknowledges and confesses, the Members hereby agree to amend and restate the Original Agreement in its entirety and adopt the following:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the following meanings:

“300% Payout” means, at any time of determination and with respect to the Proposing Member with respect to any Non-Participatory Growth Capital Project, the time at which the Non-Participatory Growth Capital Project Amount of such Proposing Member has been reduced to zero.

“AAA” has the meaning set forth in Section 17.09(c).

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Act” has the meaning set forth in the recitals of this Agreement.

“Addendum Agreement” has the meaning set forth in Section 13.03.

“Additional Member” means any Person that is not already a Member that acquires (a) any Units directly from the Company or (b) any other equity securities of the Company, which Person is admitted to the Company as a Member pursuant to the provisions of Section 13.04(a).

“Adjusted Capital Account Balance” means with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Member is obligated to restore, because of a promissory note to the Company or otherwise pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, or is deemed to be obligated to restore pursuant to the penultimate sentence in each of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in “partnership minimum gain” (within the meaning of Section 1.704-2(b) of the Treasury Regulations) and in “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704-2(i) of the Treasury Regulations); and

(b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4); 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

This definition of Adjusted Capital Account Balance is intended to comply with the “alternative economic effect” test of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Affected Member” means any non-Defaulting Member in connection with a situation where a Defaulting Member has failed to pay an amount owed under the terms of this Agreement at the time in question.

“Affiliate” means, with respect to any Person, any Person directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with such Person.

“Affiliate Contract” means a Contract between the Company, on the one hand, and any Member or any Affiliate of any Member, on the other hand.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Aggregate Converted Class A Units” has the meaning set forth in Section 3.01(h).

“Aggregate Interim SP Capital Expenditures” means an amount equal to all capital expenditures made by the Company or by Enbridge or its Affiliates on behalf of the Company in respect of the Sandpiper Project between the Effective Date and the Sandpiper Project In-Service Date.

“Aggregate ISD Capital Expenditures” means (a) the Aggregate Pre-Effective Date SP Capital Expenditures, plus (b) the Aggregate Interim SP Capital Expenditures, plus (c) the Growth Capital Project Expenditures Amount, plus (y) the Classic System ISD Value.

“Aggregate Pre-Effective Date SP Capital Expenditures” means an amount equal to all capital expenditures made by the Company or by Enbridge or its Affiliates on behalf of the Company in respect of the Sandpiper Project as of the Effective Date.

“Assets” means the Company’s and its Subsidiaries’ right, title and interest from time to time in all items of economic value owned or leased by the Company and its Subsidiaries, including real property, equipment and other tangible personal property, and Contracts, data and records, and other intangible personal property. For the avoidance of doubt, the “Assets” include any of the Facilities.

“Available Cash” means, as of any date of determination, Cash On Hand From Operations, less Cash Reserves; provided that, for the avoidance of doubt, “Available Cash” shall not include any Special Available Cash.

“Budget” means (i) the Budget as defined in the Operating and Construction Management Agreement, or (ii) any other budget relating to the Company, any of its Subsidiaries, or any of the Assets or Facilities, in each case that is duly approved by the Management Committee or deemed approved as set forth herein. For the avoidance of doubt, (x) any Default Budget in effect shall also be considered a “Budget” for all purposes hereunder and (y) the Sandpiper Project Spend Profile, or any other capital cost estimate, capital expenditures schedule or other similar instrument relating to the amount and timing of capital expenditures with respect to the Sandpiper Project shall not be a “Budget.”

“Budget Amendment” has the meaning set forth in the Operating and Construction Management Agreement.

“Business” means the affairs, activities and operations conducted by the Company, its Subsidiaries or the Operator with respect to the Assets. For the avoidance of doubt, the Business shall not include the Non-Company Projects.

“Business Day” means any day except a Saturday or Sunday on which commercial banks in Texas and Calgary, Alberta, Canada are generally open for business.

“Buyout Offer” has the meaning set forth in Section 17.09(e)(i).

“Buyout Notice” has the meaning set forth in Section 17.09(d)(i).

“Buyout Purchase Price” has the meaning set forth in Section 17.09(d)(i).

“Buyer Appraiser” has the meaning set forth in Section 17.09(d)(ii).

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of 12 consecutive Calendar Months commencing on the first day of January and ending on the following 31st day of December, according to the Gregorian calendar.

“Call Notice” means any call notice in substantially the form attached hereto as Exhibit A and issued by the Management Committee to the Class A Members pursuant to Section 5.02(a) or Section 5.02(c), to the Class B Members pursuant to Section 5.02(b), or to the Proposing Member in respect of a Non-Participatory Growth Capital Project pursuant to Section 5.02(f) requesting the making of capital contributions by such Members to the Company.

“Capital Account” has the meaning set forth in Section 5.06(a).

“Cash On Hand From Capital Transactions” means, as of any date of determination, the amount of such cash and cash equivalents of the Company and its Subsidiaries that have been funded by capital contributions from the Members of the Company or borrowings from any third party.

“Cash On Hand From Operations” means, as of any date of determination, all cash and cash equivalents of the Company and its Subsidiaries on hand at such time less Cash On Hand From Capital Transactions.

“Cash Reserves” means the aggregate cash reserves approved by the Management Committee in connection with the determination of Available Cash as being the amount necessary to account for the usual and ordinary expenses to be incurred by the Company and its Subsidiaries in connection with the operation and maintenance (but only to the extent that capital expenditures for such maintenance are Core Maintenance Capital Expenditures) (as applicable) of the Facilities (other than any Non-Participatory Growth Capital Project) for one or more of the succeeding three Calendar Months, including (in each case, other than with respect to any Non-Participatory Growth Capital Project): (a) all operating costs and expenses; (b) all Core Maintenance Capital Expenditures; (c) the Management Fee; (d) ad valorem taxes and assessments on real and personal property of the Company and its Subsidiaries; (e) the aggregate amount of interest related to indebtedness for borrowed money incurred by the Company under the Revolver or any other revolving credit facility approved by the Management Committee that will become due and payable; and (f) a contingency amount, as determined by the Management Committee, to account for unanticipated expenses incurred with respect to any of the foregoing; provided, that in no event shall such contingency amount exceed the Cash Reserve Contingency Cap.

“Cash Reserves Contingency Cap” shall mean an amount determined by Super-Majority Management Committee Approval pursuant to Section 8.01(c), which amount shall initially be $10,000,000.

“Certificate” has the meaning set forth in the recitals of this Agreement.

“Chief Executive Officer Impasse” has the meaning set forth in Section 17.09(b).

“Chief Executive Officer Impasse Notice” has the meaning set forth in Section 17.09(b).

“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such item involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, Encumbrances, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“Class A Member” means any Member owning Class A Units and identified as a Class A Member on the Member Schedule, as the same may be amended from time to time.

“Class A Percentage Interest” means, with respect to any Class A Member, the quotient (expressed as a percentage) obtained by dividing the number of Class A Units owned by such Class A Member at the time of determination by the total number of Class A Units issued and outstanding as of such time.

“Class A Units” has the meaning set forth in Section 3.01(a).

“Class A Unit Sub Capital Account” has the meaning set forth in Section 5.06(c).

“Class B Member” means any Member owning Class B Units and identified as a Class B Member on the Member Schedule, as the same may be amended from time to time.

“Class B Percentage Interest” means, with respect to any Class B Member, the quotient (expressed as a percentage) obtained by dividing the number of Class B Units owned by such Class B Member at the time of determination by the total number of Class B Units issued and outstanding as of such time.

“Class B Units” has the meaning set forth in Section 3.01(a).

“Class B Unit Sub Capital Account” has the meaning set forth in Section 5.06(c).

“Classic System ISD Value” means an amount equal to $912,500,000, which amount represents the Members’ agreed value of the assets of the Company, EP Bakken GP, and EP Bakken LP on the Sandpiper Project In-Service Date (excluding, for the avoidance of doubt, any value attributable to the Sandpiper Facilities or any Growth Capital Projects).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” has the meaning set forth in Section 14.01(a).

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Sale” means, directly or indirectly, (a) a merger, business combination or consolidation involving the Company and its Subsidiaries, on the one hand, and one or more Third Parties, on the other hand, following which the Members do not hold a majority of the Equity Interests of the Person surviving or resulting from such merger or business combination, (b) a sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries to one or more Third Parties, whether in a single transaction or a series of related transactions, or (c) a Transfer, whether in a single transaction or a series of related transactions, of all or substantially all of the Equity Interests in the Company (by merger, exchange, consolidation or otherwise) to one or more Third Parties.

“Conflict Activity” means (a) the amendment to, or waiver of, any rights of the Company or any of its Subsidiaries under any Affiliate Contract, (b) the enforcement of any rights of the Company or any of its Subsidiaries under any Affiliate Contract, including (i) enforcing any rights of the Company or any of its Subsidiaries under any Affiliate Contract in connection with any breach or default (or alleged breach or default) thereunder by the Conflicted Member (or any of its Affiliates), (ii) making or enforcing any Claims by the Company or any of its Subsidiaries for indemnification under any Affiliate Contract or (iii) enforcing any rights of the Company or any of its Subsidiaries in connection with any dispute with a Conflicted Member (or any of its Affiliates) under any Affiliate Contract, (c) the enforcement of any rights of the Company or any of its Subsidiaries under any Affiliate Contract in connection with any bankruptcy, reorganization, liquidation or dissolution of the Conflicted Member (or any of its Affiliates), (d) the exercise of discretionary rights by the Company or any of its Subsidiaries under any Affiliate Contract and (e) enforcing any rights of the Company under this Agreement in connection with any breach or default (or alleged breach or default) hereunder by the Conflicted Member.

“Conflicted Member” means a Member that is (or has an Affiliate that is): (a) the counterparty to the Company or any of its Subsidiaries under an Affiliate Contract; or (b) the adversary or counterparty opposite the Company or any of its Subsidiaries on any other transaction or dispute giving rise to a Conflict Activity.

“Construction” and its derivatives mean, with respect to any facility or project, all activities relating to the construction thereof.

“Construction G&A Fee” has the meaning set forth in the Operating and Construction Management Agreement.

“Contract” means any written or oral contract or agreement, including an agreement regarding indebtedness, lease, mortgage, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement.

“Control” (including the correlative terms “Controlled by” and “Controlling”) means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Core Maintenance Capital Expenditures” means all capital expenditures of the Company and its Subsidiaries other than Emergency Expenditures, Long Term Response Expenditures, expenditures for Non-Growth Integrity Projects and capital expenditures for Growth Capital Projects.

“Covered Person” means each current and former (i) Member Covered Person, (ii) Manager (solely in such Person’s capacity as a Manager), (iii) Officer (solely in such Person’s capacity as an Officer) and (iv) any other Person whom the Management Committee expressly designates as a Covered Person in a written resolution; provided, that, Covered Person shall not include any of the foregoing Persons to the extent that they are acting in the capacity of the “Operator” (or a director, manager, officer, employee or representative thereof).

“Cure Amount” has the meaning set forth in Section 5.04(e).

“Cure Period” has the meaning set forth in Section 5.04(d).

“Deadlock Fair Market Value” has the meaning set forth in Section 17.09(d)(i).

“Default” has the meaning set forth in Section 5.03(a).

“Default Budget” has the meaning set forth in the Operating and Construction Management Agreement.

“Default Notice” has the meaning set forth in Section 5.03(a).

“Default Period” means the period during which the applicable Member remains in Default under Section 5.03(a), and ending when all of the Defaulting Member’s Defaults have been cured in full.

“Defaulting Member” has the meaning set forth in Section 5.03(a).

“Defaulting Member Deemed Contribution Amount” is defined in Section 5.03(b).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an Asset for such year or other period, except that if the Gross Asset Value of an Asset differs from its adjusted basis for Tax Purposes at the beginning of such year or other period, except as required by Section 1.704-3(d) of the Treasury Regulations, Depreciation shall be an amount which bears the same proportion to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

“Design” and its derivatives mean, with respect to any facility or project, all activities relating to the engineering and design thereof.

“Dispute” has the meaning set forth in Section 17.03(a).

“Dispute Notice” has the meaning set forth in Section 17.03(b).

“Due Date” has the meaning set forth in Section 5.03(a).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Emergency Expenditure” has the meaning set forth in the Operating and Construction Management Agreement.

“Emergency” has the meaning set forth in the Operating and Construction Management Agreement.

“Enbridge” means Enbridge Energy Partners, L.P.

“Enbridge Class A Units” has the meaning set forth in Section 3.01(h)(ii).

“Enbridge Group” means Enbridge and any permitted Transferee of Enbridge who is a Member.

“Encumbrance” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, claim, security interest, restrictive covenant or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Encumber” and other derivatives shall be construed accordingly.

“EP Bakken GP” means Enbridge Pipelines (Bakken) L.L.C., a Delaware limited liability company and wholly owned subsidiary of Enbridge.

“EP Bakken LP” means Enbridge Pipelines (Bakken) L.P., a Delaware limited partnership and subsidiary of Enbridge and EP Bakken GP.

“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Executive Vice President Impasse” has the meaning set forth in Section 17.09(b).

“Executive Vice President Impasse Notice” has the meaning set forth in Section 17.09(b).

“Existing Facilities” means the pipeline systems and related facilities and equipment owned or leased by the Company and its Subsidiaries other than the Sandpiper Facilities.

“Facilities” means, collectively, the Sandpiper Facilities, the Existing Facilities, and all Growth Capital Projects and Non-Growth Integrity Projects (including all future Growth Capital Projects and Non-Growth Integrity Projects).

“Fair Market Value” of an asset means the price at which a willing seller would sell, and a willing buyer would buy, the asset, free and clear of all Encumbrances, in an arms’ length transaction for cash, without time constraints and without being under any compulsion to buy or sell. Except as otherwise provided herein, the Fair Market Value of an asset shall be determined with Super-Majority Management Committee Approval.

“FERC” means the United States Federal Energy Regulatory Commission.

“Fiscal Year” means the taxable year of the Company which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another taxable year is required.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court, governmental or arbitral tribunal, including any tribal authority having or asserting jurisdiction.

“Gross Asset Value” means with respect to any Asset, the Asset’s adjusted basis for Tax Purposes, except as follows:

(a) the initial Gross Asset Value of any non-cash Asset contributed by a Member to the Company shall be the gross Fair Market Value of such Asset on the date of contribution;

(b) the Gross Asset Values of all Assets shall be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) at each of the following times:

(i) the acquisition of additional Units by any new or existing Member in connection with a contribution to the Company of cash or property other than a de minimis amount (within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations);

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for Units (within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations);

(iii) the grant of Units as consideration for the provision of services to or for the benefit of the Company by any new or existing Member (within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations);

(iv) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; and

(v) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s). If any noncompensatory options are outstanding upon the occurrence of an event described in clause (i) above through this clause (v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

provided, however, that the adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Management Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company and, provided further, if any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c) the Gross Asset Value of any non-cash Asset distributed to any Member shall be the gross Fair Market Value of such non-cash Asset on the date of distribution;

(d) the Gross Asset Values of Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations, and subsection (g) under the definition of Net Profits and Net Losses below; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent that the Management Committee reasonably determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection; and

(e) if the Gross Asset Value of an Asset has been determined or adjusted pursuant to subsection (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses and items of income, gain, loss and deduction to be allocated to the Members.

“Growth Capital Project” means (a) the projects described on Schedule I attached hereto, (b) the acquisition, design, development or construction of any additional assets or facilities by the Company or any of its Subsidiaries, (c) with respect to any physical Asset, any physical enhancement or series of physical enhancements that would increase the throughput capacity (including by expanding pump station capability) or extend the useful life or operational efficiency, of or to any existing portion of such Asset, or (d) any additional tankage facilities to be constructed on property owned by the Company or any of its Subsidiaries, in the cases of clauses (b), (c), and (d), related to the transportation of crude oil by pipeline and related activities to or from the Williston Basin in Montana and North Dakota; provided, however, that for the avoidance of doubt, none of the following shall be a “Growth Capital Project” hereunder: (i) any project related to any Growth Capital Project included in a previously approved Budget (or Budget Amendment, Participatory Growth Capital Project Budget or Non-Participatory Growth Capital Project Budget (or amendment thereto)) after giving effect to any variance thereto permitted pursuant to the Operating and Construction Management Agreement, (ii) any Emergency Expenditure, Long Term Response Expenditures or any Non-Growth Integrity Project, (iii) additional tankage facilities to be constructed at Enbridge Energy, Limited Partnership’s terminal located in Superior, Wisconsin, (iv) any project related to the transportation of crude oil by means other than pipeline, and (v) any projects related to the Lakehead System (the projects identified in clauses (iii), (iv) and (v), the “Non-Company Projects”).

“Growth Capital Project Expenditures” means with respect to any Reimbursed Growth Capital Project, the total capital expenditures made by the Company or by Enbridge or any of its Affiliates on behalf of the Company, EP Bakken GP or EP Bakken LP in respect of such Reimbursed Growth Capital Project prior to the Sandpiper Project In-Service Date.

“Growth Capital Project Expenditures Amount” means an aggregate amount equal to the amount of all Growth Capital Project Expenditures.

“Growth Capital Project Reimbursement Amount” means an aggregate amount equal to the amount of all Growth Capital Project Reimbursement Contributions.

“Growth Capital Project Reimbursement Contribution” has the meaning set forth in Section 14.01(c).

“Growth Capital Project Request” has the meaning set forth in Section 14.01(a).

“Independent Appraiser” has the meaning set forth in Section 17.09(d)(ii).

“Impasse” has the meaning set forth in Section 17.09(b).

“Impasse Notice” has the meaning set forth in Section 17.09(b).

“Initial Capital Account Balance” has the meaning set forth in Section 5.06(b).

“Initial Election Period” has the meaning set forth in Section 14.01(a).

“Initial Offer Price” has the meaning set forth in Section 17.09(e)(i).

“Initiating Holder” has the meaning set forth in Section 13.07(a).

“Interest Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect plus 3%. Each change in the rate of interest shall be effective from and including the date such change is publicly announced as being effective (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law).

“Lakehead System” has the meaning set forth in the Transaction Agreement.

“Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, arbitral award, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Liabilities” means any and all Claims, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise.

“Liquidating Trustee” has the meaning set forth in Section 16.03(a).

“Long Term Response Expenditures” means the costs (other than Emergency Expenditures), required in Operator’s reasonable discretion, to (i) restore the Assets or re-obtain compliance with applicable Laws following, and directly resulting from, an Emergency and (ii) to address or mitigate the effects of such Emergency in accordance with the ordinary course standards, policies and procedures of Operator and its Affiliates in relation to similar Emergencies with respect to assets of a similar nature as those affected by such Emergency. For the avoidance of doubt, costs associated with Non-Growth Integrity Projects shall not be Long Term Response Expenditures.

“Management Committee” has the meaning set forth in Section 8.01(a).

“Management Committee Alternate” has the meaning set forth in Section 8.02(a).

“Management Committee Approval” has the meaning set forth in Section 8.01(b).

“Management Fee” has the meaning set forth in the Operating and Construction Management Agreement.

“Manager” has the meaning set forth in Section 8.01(a).

“Marathon Shipper” means Marathon Petroleum Company LP, a Delaware limited partnership and an Affiliate of Williston.

“Marathon Shipper Reimbursement Payment” has the meaning set forth in Section 16.06(c).

“Marathon TSA” means that certain Transportation Services Agreement between the Company and Marathon Shipper.

“Mediation Date” has the meaning set forth in Section 17.09(c).

“Mediation Drop Dead Date” has the meaning set forth in Section 17.09(c).

“Member” means any Person executing this Agreement as of the date hereof as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member of the Company.

“Member Covered Person” means, with respect to each Member, (a) such Member in its capacity as a Member (including in its capacity as Tax Matters Member, if applicable), (b) each of such Member’s officers, directors, liquidators, partners, equityholders, managers and members in their capacity as such, (c) each of such Member’s Affiliates (other than the Company and its Subsidiaries) and (d) each of their respective officers, directors, liquidators, partners, equity holders, managers and members in their capacity as such and any representatives, agents or employees of any Person identified in clauses (a)-(c) of this definition whom the Management Committee expressly designates as a Member Covered Person with Super-Majority Management Committee Approval (and, if prior to the Sandpiper Project In-Service Date, the consent of a Williston Manager); provided, that, Member Covered Person shall not include any of the foregoing Persons to the extent that they are acting in the capacity of the Operator (or a director, manager, officer, employee or representative thereof).

“Member Indemnitees” has the meaning set forth in Section 10.07.

“Member Indemnitors” has the meaning set forth in Section 10.07.

“Member Schedule” has the meaning set forth in Section 3.01(g).

“MPLX LP” means MPLX LP, a Delaware limited partnership.

“Negotiation Period” has the meaning set forth in Section 17.03(c).

“Net Earnings” means, for a period, the net sum of the aggregate amount of (a) all cash or cash equivalents (other than contributions and loans) received by the Company during such period minus (b) the amount of operating cost and expenses paid during such period (or if the Company, for such period, does not have any operating costs or expenses, expenses paid during such period which are similar in nature to operating costs and expenses).

“Net Profits” or “Net Losses” means, for any Fiscal Year, an amount equal to the Company’s taxable income or taxable loss for such Fiscal Year, as determined under Section 703(a) of the Code (including all items required to be separately stated under Section 703(a)(1) of the Code) and Section 1.703-1 of the Treasury Regulations, but with the following adjustments:

(a) any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company and not otherwise taken into account in this subsection shall be added to such taxable income or taxable loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Fiscal Year or treated as being so described in Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations and not otherwise taken into account in this subsection shall be subtracted from such taxable income or taxable loss;

(c) in the event the Gross Asset Value of any Asset is adjusted pursuant to subsection (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(d) any item of income, gain, loss or deduction that is required to be specially allocated to a Member under Section 6.02 or Section 6.03, shall not be taken into account in computing such taxable income or taxable loss;

(e) the amount of any gain or loss required to be recognized by the Company during such Fiscal Year by reason of a sale or other disposition of any Asset, shall be computed as if the Company’s adjusted basis in such Asset for Tax Purposes were equal to the Gross Asset Value (net of Depreciation) of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Gross Asset Value;

(f) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for the Fiscal Year or other applicable period;

(g) to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the Asset and shall be taken into account for purposes of computing such taxable income or taxable loss; and

(h) Special Net Profits and Special Net Losses (and items thereof) and items allocable with respect to a Non-Participatory Growth Capital Project that are described in Section 6.02(i) or Section 6.03 shall not be taken into account in computing Net Profits and Net Losses.

If the Company’s taxable income or taxable loss for such Fiscal Year, as adjusted in the manner provided above in subsections (a) through (g) of this definition, is (i) a positive amount, such amount shall be the Net Profits for such Fiscal Year or (ii) a negative amount, such amount shall be the Net Losses for such Fiscal Year.

“Non-Company Projects” has the meaning set forth in the definition of “Growth Capital Project.”

“Non-Conflicted Member” means, in the context of a Conflict Activity, any Member that is not the Conflicted Member with respect to such Conflict Activity.

“Non-Growth Integrity Project” means any capital project (excluding any Long Term Response Expenditures) that Operator determines in its reasonable discretion is necessary, except in the case of or resulting from an Emergency, (a) in order for the Facilities to comply with applicable Laws or (b) in order to maintain or restore the integrity and safe operation of the Facilities and to prevent damage to any portion of the Facilities or personal injury of any person beyond that which Operator is required to do in order to meet the Standard of Care under the Operating and Construction Management Agreement.

“Non-Participating Member” means, with respect to any Non-Participatory Growth Capital Project, the Member that elects not to participate in such Non-Participatory Growth Capital Project.

“Non-Participatory Growth Capital Project” has the meaning set forth in Section 14.01(d).

“Non-Participatory Growth Capital Project Amount” means, at any time of determination and with respect to any Member with respect to any Non-Participatory Growth Capital Project, three times the amount of the Non-Participatory Growth Capital Project Contributions made by such Member with respect to such Non-Participatory Growth Capital Project, less all distributions made to such Member prior to such time of determination on account of such Non-Participatory Growth Capital Project pursuant to Section 7.01(b)(i).

“Non-Participatory Growth Capital Project Budget” has the meaning set forth in Section 14.01(d)(i).

“Non-Participatory Growth Capital Project Contribution” has the meaning set forth in Section 5.02(f).

“Non-Proposing Member” has the meaning set forth in Section 14.01(a).

“Officers” has the meaning set forth in Section 8.09(a).

“Open Season” has the meaning set forth in the Marathon TSA.

“Operating and Construction Management Agreement” means that certain Operating and Construction Management Agreement, dated as of the Effective Date, between the Company and the Operator, attached hereto as Exhibit B (or, if applicable, any subsequent agreement entered into pursuant to Section 9.01).

“Operator” means Enbridge (U.S.) Inc., or such other entity providing services to the Company pursuant to the Operating and Construction Management Agreement.

“Opt Out Sandpiper Call Notice” has the meaning set forth in Section 5.02(b).

“Original Agreement” has the meaning set forth in the recitals of this Agreement.

“Other Investments” has the meaning set forth in Section 3.03(a)(i).

“Participatory Growth Capital Project Budget” has the meaning set forth in Section 14.01(c).

“Payout Date” has the meaning set forth in Section 14.01(a).

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Pipeline Operations” means, collectively, the ownership, operation, maintenance, repair, start-up, commissioning and decommissioning of the Facilities.

“Precedent Agreement” means that Precedent Agreement, dated as of the Effective Date, between the Company and Marathon Shipper.

“Procurement” and its derivatives mean all activities relating to the procurement and handling of all services, materials, equipment and construction equipment necessary for any Design and Construction of the Facilities.

“Project Sandpiper Liquidating Trustee” has the meaning set forth in Section 16.06(a).

“Projected In-Service Date” has the meaning set forth in Section 14.01(a).

“Proposing Member” has the meaning set forth in Section 14.01(a).

“Purchasing Member” has the meaning set forth in Section 17.09(d)(iii).

“Records” has the meaning set forth in Section 4.01(a).

“Recovery Claim” has the meaning set forth in the Operating and Construction Management Agreement.

“Regulatory Allocations” has the meaning set forth in Section 6.03.

“Reimbursed Growth Capital Project” has the meaning set forth in Section 14.01(c).

“Renounced Business Opportunity” has the meaning set forth in Section 3.03(c).

“Revolver” has the meaning set forth in Section 15.01(d).

“Sale Notice” has the meaning set forth in Section 13.07(a).

“Sandpiper Facilities” means the crude oil pipeline system and related facilities and equipment described in Schedule II.

“Sandpiper Project” means the Design, Construction and Procurement of the Sandpiper Facilities.

“Sandpiper Project In-Service Date” means the date on which the Sandpiper Facilities are placed into commercial service.

“Sandpiper Project Spend Profile” has the meaning set forth in Section 17.08.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder as in effect from time to time.

“Seller Appraiser” has the meaning set forth in Section 17.09(d)(ii).

“Selling Member” has the meaning set forth in Section 17.09(d)(iii).

“Senior Vice President Impasse” has the meaning set forth in Section 17.09(b).

“Senior Vice president Impasse Notice” has the meaning set forth in Section 17.09(b).

“Special Available Cash” means, with respect to any Non-Participatory Growth Capital Project for any period, the net of the cash proceeds received by the Company that are fairly attributable to such Non-Participatory Growth Capital Project (including cash proceeds from the sale of the Non-Participatory Growth Capital Project or insurance proceeds from the damage or destruction of the Non-Participatory Growth Capital Project) less all expenses (including loans) paid with respect to such Non-Participatory Growth Capital Project and any amounts applied to any reserves necessary to account for the usual and ordinary expenses to be incurred by the Company in connection with the development, operation and maintenance of such Non-Participatory Growth Capital Project, including (a) all operating and capital costs and expenses (including, for the avoidance of doubt, construction costs) that are fairly attributable to such Non-Participatory Growth Capital Project; (b) the portion of the Management Fee that is fairly attributable to such Non-Participatory Growth Capital Project and the Construction G&A Fee paid with respect to such Non-Participatory Growth Capital Project; (c) ad valorem taxes and assessments on real and personal property of the Company and its Subsidiaries that are fairly attributable to such Non-Participatory Growth Capital Project; and (d) capital costs and expenses (including, for the avoidance of doubt, construction costs) for Non-Growth Integrity Projects, Long Term Response Expenditures or Emergency Expenditures with respect to such Non-Participatory Growth Capital Project.

“Special Capital Account” has the meaning set forth in Section 5.06(d).

“Special Net Losses” means, with respect to any Non-Participatory Growth Capital Project, a computation with respect to such Non-Participatory Growth Capital Project calculated in the same manner as Net Losses are computed, but taking into account only items relating to such Non-Participatory Growth Capital Project.

“Special Net Profits” means, with respect to any Non-Participatory Growth Capital Project, a computation with respect to such Non-Participatory Growth Capital Project calculated in the same manner as Net Profits are computed, but taking into account only items relating to such Non-Participatory Growth Capital Project.

“Special Target Amount” means, with respect to any Member with respect to any Non-Participatory Growth Capital Project for any taxable year of the Company, an amount (which may be either a positive or negative balance) equal to the hypothetical distribution (or contribution) such Member would receive (or contribute) if the Non-Participatory Growth Capital Project, including cash reserves attributable thereto, was sold for cash equal to its Gross Asset Value (taking into account any adjustments to Gross Asset Value for the taxable year), all liabilities allocable to the assets were then satisfied according to their terms (limited, with respect to each nonrecourse liability, to the Gross Asset Value securing such liability) and all remaining proceeds from the disposition of the Non-Participatory Growth Capital Project were distributed pursuant to Section 7.01(b), reduced by the amount of partnership minimum gain and partner nonrecourse debt minimum gain (as defined in Section 1.704-2 of the Treasury Regulations) that would be charged back to the Member from the disposition of the Non-Participatory Growth Capital Project as determined pursuant to Section 1.704-2 of the Treasury Regulations or any successor provisions immediately prior to the sale.

“Subject Units” has the meaning set forth in Section 17.09(d)(i).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the capital stock, general partner interests, limited partner interests, managing member interests or other Equity Interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Substitute Member” means any Person who acquires from a Member any or all of the Units held by such Member and is admitted to the Company as a Member pursuant to the provisions of Section 13.03.

“Super-Majority Management Committee Approval” has the meaning set forth in Section 8.01(c).

“Tag-Along Seller” has the meaning set forth in Section 13.07(a).

“Tax” means any taxes, charges, fees and other assessments imposed by any Governmental Authority, including income, margin, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property, personal property, value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, or other tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Matters Member” has the meaning set forth in Section 4.05(a).

“Tax Purposes” means for purposes of Federal income taxation and for purposes of certain State income tax laws that incorporate or follow Federal income tax principles.

“Third Party” means any Person other than (a) the Company, (b) any direct or indirect Subsidiary of the Company and (c) any Member or any Affiliate of any such Member.

“Topping Purchase Price” has the meaning set forth in Section 17.09(e).

“Topping Purchasing Member” has the meaning set forth in Section 17.09(e).

“Topping Selling Member” has the meaning set forth in Section 17.09(e).

“Topping Unit Price” has the meaning set forth in Section 17.09(e).

“Total Votes” has the meaning set forth in Section 8.03(a).

“Transaction Agreement” means that certain Transaction Agreement, dated as of the date hereof, between Enbridge and Williston.

“Transfer” means the sale, assignment, pledge, hypothecation, conveyance, transfer or other voluntary or involuntary disposition (by gift or otherwise, and whether as security or otherwise) by a Member of all or a portion of his, her or its Units. “Transferor,” “Transferee,” “Transferred” and “Transferring” have meanings corresponding to the foregoing.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code, as they may be amended from time to time. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Unit” means a membership interest in the Company of a Member representing a fractional part of the membership interests of all the Members (including the Class A Units and the Class B Units); provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement.

“Wholly-Owned Affiliate” means, with respect to any Member, an Affiliate of such Member that is wholly owned, directly or indirectly, by the ultimate parent of such Member.

“Williston” means Williston Basin Pipe Line LLC, a Delaware limited liability company.

“Williston Class A Units” has the meaning set forth in Section 3.01(h)(i).

“Williston Effective Date Capital Contribution” has the meaning set forth in Section 3.01(c).

“Williston Group” means Williston and any permitted Transferee of Williston who is a Member.

“Williston Managers” is defined in Section 8.02(a).

Section 1.02 Other Definitions. Other terms defined herein have the meanings so given them.

Section 1.03 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. Whenever the context requires, words imparting the singular number shall include the plural, and words imparting the plural number shall include the singular. All references to Articles and Sections refer to articles and sections of this Agreement, all references to “employed by the Company” shall be construed as meaning “employed by the Company or any direct or indirect wholly-owned Subsidiary of the

Company,” all references to “including” shall be construed as meaning “including without limitation” and all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive. The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any rule of construction to the effect that any ambiguities are to be resolved against the drafting Member, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

ORGANIZATIONAL AND OTHER MATTERS

Section 2.01 Formation. The Company was formed as a Delaware limited liability company pursuant to and in accordance with the provisions of the Act upon the filing of a Certificate conforming to the Act in the office of the Secretary of State of the State of Delaware. The rights and obligations of the Members and the administration and termination of the Company shall be governed by this Agreement and the Act. This Agreement is the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act. To the extent that this Agreement is inconsistent in any respect with the Act, this Agreement shall control, unless otherwise provided under the Act.

Section 2.02 Name. The name of the Company is “North Dakota Pipeline Company LLC” and the business of the Company shall be conducted under that name, or under any other name adopted by the Management Committee in accordance with the Act.

Section 2.03 Limited Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and a Member shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member.

Section 2.04 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company in the State of Delaware shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Management Committee may designate from time to time in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person or Persons as the Management Committee may designate from time to time in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Management Committee may designate from time to time. The Company may have such other offices as the Management Committee may determine appropriate.

Section 2.05 Purposes. The purposes of the Company are to engage, directly or indirectly through its Subsidiaries, in the acquisition, design, development, construction, operation, and management of traditional crude oil pipeline facilities to or from the Williston Basin in Montana and North Dakota and to engage in such other activities and services as are directly related thereto.

Section 2.06 Foreign Qualification. Prior to conducting business in any jurisdiction other than the State of Delaware, the Management Committee shall cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. Each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.07 Term. The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware and shall continue in existence until it is liquidated or dissolved in accordance with this Agreement and the Act.

ARTICLE III

MEMBERS; REPRESENTATIONS

Section 3.01 Units; Members.

(a) Unit Designations. The Units shall initially be divided into two classes of Units referred to as “Class A Units” and “Class B Units.” The Company is initially authorized to issue an unlimited number of Class A Units and Class B Units.

(b) Issuance of Initial Class A Units. On the Effective Date, (i) all of the membership interests held by Enbridge immediately prior to the Effective Date will be converted into the right to receive from the Company 1,000 Class A Units, and (ii) the Company will issue to Enbridge such Class A Units, as set forth opposite its name on Schedule III under the heading “Initial Class A Units.”

(c) Issuance of Initial Class B Units. On the Effective Date, (i) the Company will issue to Enbridge the number of Class B Units set forth opposite its name on Schedule III under the heading “Initial Class B Units” (which number of Class B Units equals 62.5% of the Aggregate Pre-Effective Date SP Capital Expenditures divided by $1.00) and (ii) Williston will contribute to the Company cash in the amount set forth opposite its name on Schedule III under the heading “Effective Date Capital Contribution Amount” (which contribution amount equals 37.5% of the Aggregate Pre-Effective Date SP Capital Expenditures (the “Williston Effective Date Capital Contribution”)), and, in exchange for such contribution, the Company will issue to Williston the number of Class B Units set forth opposite its name on Schedule III under the heading “Initial Class B Units” (which number of Class B Units equals the Williston Effective Date Capital Contribution divided by $1.00).

(d) Tax Treatment. The Members acknowledge and agree that the foregoing contributions and Unit issuances shall be treated for U.S. federal income tax purposes, in accordance with Revenue Ruling 99-5 (Situation 2), as a contribution by Enbridge of all of the assets of the Company, EP Bakken GP and EP Bakken LP to a partnership in exchange for an interest in the partnership and as a contribution by Williston of the Williston Effective Date Capital Contribution to a partnership in exchange for Class B Units in the partnership.

(e) UCC Securities. Units shall constitute “securities” governed by Article 8 of the applicable version of the Uniform Commercial Code, as amended from time to time after the Effective Date.

(f) Fractional Units. Any fractional Units that would otherwise be issued pursuant to this Agreement shall be rounded to the nearest whole Unit (with any one-half Unit being rounded up to the nearest whole Unit).

(g) Member Schedule. The Company shall maintain one or more schedules of all of the Members from time to time, including their respective mailing addresses, number of Units held, and Class A Percentage Interests and Class B Percentage Interests (such schedules, as the same may be amended, modified or supplemented from time to time, collectively the “Member Schedule”). A copy of the Member Schedule with respect to the Members holding Class A Units and Class B Units as of the Effective Date is attached as Schedule III.

(h) Conversion of Class B Units. On the Sandpiper Project In-Service Date, all of the outstanding Class B Units held by Enbridge and Williston will convert into an aggregate number of Class A Units (such number, the “Aggregate Converted Class A Units”) equal to (x) the product of (a) the Aggregate ISD Capital Expenditures, divided by (b) $1.00, minus (y) the number of Class A Units then held by Enbridge and its Affiliates; provided, however, that if any Member is a Defaulting Member at the time of the Sandpiper Project In-Service Date, such conversion shall be delayed until the earlier of (i) such time as such Member is no longer in Default or (ii) the expiration of all applicable Cure Periods.

(i) In connection with such conversion, if Williston and its Wholly-Owned Affiliates then own Class B Units, Williston and any of its Wholly-Owned Affiliates to which Williston has transferred any Class B Units in accordance with Article XIII will receive an aggregate number of Class A Units (the “Williston Class A Units”) equal to (x) the sum of (A) the aggregate amount of all capital contributions made by Williston to the Company in respect of the Sandpiper Project (including, for the avoidance of doubt, the Williston Effective Date Capital Contribution_but subject to Section 5.04(d)(i)(B)), plus (B) the Growth Capital Project Reimbursement Amount, minus (C) the Cure Amount (if applicable), divided by (y) $1.00.

(ii) In connection with such conversion, Enbridge and any of its Wholly-Owned Affiliates to which Enbridge has transferred any Class B Units in accordance with Article XIII will receive an aggregate number of Class A Units (the “Enbridge Class A Units”) equal to the Aggregate Converted Class A Units, minus the number of Williston Class A Units.

(i) Adjustments. If, at any time after the Sandpiper Project In-Service Date, any of the Aggregate Interim SP Capital Expenditures is determined to have been incorrect at the time such Contribution Amount was made to the Company, then:

(i) the Company shall recalculate the number of Williston Class A Units and Enbridge Class A Units in accordance with Section 3.01(h)(i) and Section 3.01(h)(ii) using such amounts as adjusted to reflect the accurate Aggregate Interim SP Capital Expenditures, and the Member Schedules (and the number of Class A Units and the Class A Percentage Interests of the Class A Members) shall be updated to reflect the adjusted number of Williston Class A Units and Enbridge Class A Units resulting from such recalculation;

(ii) in the event the Class A Members have made capital contributions in respect of any Call Notices subsequent to the Sandpiper Project In-Service Date but prior to (x) the adjustment contemplated by clause (ii) above or (y) the issuance of any Class A Units pursuant to Section 5.02(c)(z) and the resulting adjustment to the Class A Units and Class A Percentage Interests of the Class A Members, then in connection with any Call Notice issued to the Class A Members subsequent to any such adjustment, the Class A Member whose Class A Percentage Interest was increased in such adjustment shall fund all or such portion of such subsequent Capital Call(s) as is necessary to result in such Class A Member having made aggregate capital contributions to the Company in the amount that such Class A Member would have made pursuant to such earlier Call Notices had the adjusted Class A Percentage Interest been known at the Sandpiper Project In-Service Date; and

(iii) in the event the Company has made distributions to the Class A Members subsequent to the Sandpiper Project In-Service Date but prior to (x) the adjustment contemplated by clause (ii) above or (y) the issuance of any Class A Units pursuant to Section 5.02(c)(z) and the resulting adjustment to the Class A Units and Class A Percentage Interests of the Class A Members, then in connection with any distribution made to the Class A Members subsequent to any such adjustment the Class A Member whose Class A Percentage Interest was increased in such adjustment shall receive all or such portion of such subsequent distributions as is necessary to result in such Class A Member having received aggregate distributions pursuant to this Agreement in the amount that such Class A Member would have received pursuant to such earlier distributions had the adjusted Class A Percentage Interest been known at the Sandpiper Project In-Service Date.

Section 3.02 Unit Certificates. Units may be (but need not be) represented by certificates in such form as the Management Committee shall from time to time approve, but shall be recorded in a register thereof maintained by the Company, and shall be subject to such rules for the issuance thereof as the Management Committee may from time to time determine. If the Management Committee elects to certificate the Units and a mutilated certificate is surrendered to the Company, or if a Member claims and submits an affidavit or other evidence satisfactory to the Company to the effect that its certificate has been lost, destroyed or wrongfully taken, the Company shall issue a replacement certificate if the Company’s requirements are met. If required by the Management Committee, such Member must provide an indemnity bond, or other form of indemnity, sufficient in the judgment of the Management Committee to protect the Company against any loss which may be suffered by the Company. The Company may charge such Member for its reasonable out-of-pocket expenses in replacing a certificate which has been mutilated, lost, destroyed or wrongfully taken.

Section 3.03 Conflicts of Interest.

(a) Generally. Each of the Company and the Members acknowledges and affirms that each of the Members and their respective Affiliates:

(i) (A) have participated (directly or indirectly) and/or will participate (directly or indirectly) in investments in corporations, joint ventures, general partnerships, limited liability companies, limited partnerships and other entities, including those engaged in various aspects of businesses that may be, are or will be competitive with the Business or that could be suitable for the Company or its Subsidiaries (“Other Investments”), (B) have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of, Other Investments, and (C) may develop or become aware of business opportunities for Other Investments; and

(ii) may or will, as a result of or arising from the matters referenced in clause (i) above, the nature of the Members’ and their respective Affiliates’ respective businesses and other factors, have conflicts of interest or potential conflicts of interest.

(b) Waiver of Conflicts. Except with respect to Growth Capital Projects, which the Members hereby acknowledge and agree must be pursued through the Company or its Subsidiaries and offered by the Proposing Member to the other Member for its participation, in each case in accordance with Section 14.01, and without limiting in any respect the Operator’s duties under the Operating and Construction Management Agreement, each of the Company and the Members (in its own name and in the name and on behalf of its Subsidiaries) expressly (x) waives any such conflicts of interest and agrees that none of the Members or their respective Affiliates shall have any liability to any Person, including any Member or Affiliate thereof or the Company or its Affiliates with respect to such conflicts of interest or potential conflicts of interest and (y) acknowledges and agrees that none of the Members or their respective Affiliates or any of their respective representatives shall have any duty to disclose to the Company, any other Member or the Management Committee any business opportunities, whether or not competitive with the Business and whether or not the Company or any of its Subsidiaries might be interested in such business opportunities for itself. Each of the Company and the Members (in its own name and in the name and on behalf of its Subsidiaries) also acknowledges that the Members, their respective Affiliates and their representatives have a duty not to disclose confidential information of or related to the Other Investments. Each of the Company and the Members (in its own name and in the name and on behalf of its Subsidiaries) hereby:

(i) agrees that (A) the terms of this Section 3.03 to the extent that they modify or limit a duty or other obligation, if any, that any of the foregoing may have to the Company or another Member under the Act or other applicable Law, rule or regulation, are reasonable in form, scope and content; and (B) the terms of this Section 3.03 shall control to the fullest extent possible if such terms conflict with a duty, if any, that any of the foregoing may have to the Company or another Member under the Act or any other applicable Law, rule or regulation; and

(ii) waives any duty or other obligation, if any, that any Member or any of their respective Affiliates may have to the Company or any Member, pursuant to the Act or any other applicable Law, rule or regulation, to the extent necessary to give effect to the terms of this Section 3.03.

(c) Business Opportunities. Subject to Section 17.06 and without limiting in any respect the Operator’s duties under the Operating and Construction Management Agreement and except with respect to Growth Capital Projects, which the Members hereby acknowledge and agree must be pursued through the Company or its Subsidiaries and offered by the Proposing Member to the other Member for its participation, in each case in accordance with Section 14.01, but otherwise to the fullest extent permitted by Law, each of the Company and the Members (in its own name and in the name and on behalf of its Subsidiaries) hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which either Member or their respective Affiliates participate or desire to participate and that involves any aspect related to the Business of the Company or its Subsidiaries, other than any such business opportunity that is presented to a Manager solely in such individual’s capacity as a Manager (whether at a meeting of the Management Committee or otherwise) and with respect to which neither the Member that designated such Manager nor any of its Affiliates had independently received notice of such business opportunity prior to disclosure to the Manager in its capacity as Manager (each such business opportunity, a “Renounced Business Opportunity”). None of the Members or their respective Affiliates shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or its Subsidiaries or the other Member and may pursue any Renounced Business Opportunity solely for its own account.

(d) Acknowledgement. Each of the Company and the Members (in its own name and in the name and on behalf of its Subsidiaries) acknowledges, affirms and agrees that (i) the execution and delivery of this Agreement by each Member is of material benefit to the Company and its Subsidiaries and the other Member, and that neither Member would be willing to (A) execute and deliver this Agreement and (B) make its agreed respective capital contributions to the Company, without the benefit of this Section 3.03 and the agreement of the parties thereto; and (ii) it has reviewed and understands the provisions of §§ 18-1101(b) and (c) of the Act.

Section 3.04 Representations, Warranties and Covenants.

(a) Each Member, severally and not jointly, hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the date hereof:

(i) (A) such Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Laws of the jurisdiction of its incorporation, organization or formation; and (B) such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by its board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other applicable Persons necessary for the due authorization, execution, delivery and performance of this Agreement by such Member have been duly taken;

(ii) such Member has duly executed and delivered this Agreement and the other documents contemplated herein, and, assuming due execution by the other parties hereto and thereto, each of this Agreement and such other documents constitutes the legal, valid and binding obligation of such Member enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(iii) such Member’s authorization, execution, delivery, and performance of this Agreement does not and shall not (A) conflict with, or result in a breach, default or violation of, (1) the organizational documents of such Member, (2) any contract, obligation or agreement to which such Member is a party or is otherwise subject, or (3) any Law, order, judgment, decree, writ, injunction or arbitral award to which such Member is subject; or (B) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied;

(iv) the Units to be acquired by such Member pursuant to this Agreement will be acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of applicable securities Laws;

(v) such Member is an experienced investor in securities and acknowledges that it can bear the economic risk of its investment in the Units acquired pursuant to this Agreement and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Units;

(vi) such Member is an Accredited Investor;

(vii) such Member understands that the Units issued hereunder have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Member’s representations as expressed herein; such Member further understands that the Units acquired by it hereunder are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Member must hold the Units acquired by it hereunder indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available; and

(viii) such Member understands that no public market now exists for the Units or any other securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Units or any other securities issued by the Company.

(b) Williston hereby covenants to the Company and Enbridge that it shall maintain a guaranty, in the form attached hereto as Exhibit C, from Marathon Petroleum Corporation in favor of the Company of all of its contribution obligations under Section 5.02(b) and Section 5.02(c)(z). For the avoidance of doubt, such guaranty shall only apply to the first $1,220,000,000 contributed by Williston pursuant to Section 5.02(b) and Section 5.02(c)(z).

ARTICLE IV

BOOKS AND RECORDS

Section 4.01 Books, Records, Access.

(a) The Company shall keep and maintain accurate, proper and complete books and records of accounts, taxes, financial information and all matters pertaining to the Company and its Subsidiaries in accordance with GAAP, showing all costs, expenditures, sales, receipts, assets and liabilities and profits and losses and all other records necessary, convenient or incidental to recording the Business (the “Records”). The Members shall have the right (i) to inspect (at such inspecting Member’s expense) the Records, (ii) to consult from time to time with the Officers and the supervisors or independent accountants of the Company (and its direct or indirect Subsidiaries) at their respective place of business regarding operating and financial matters and (iii) to visit and inspect any of the properties of the Company (and any of its direct or indirect Subsidiaries), in each case, so long as the exercise of such rights does not interfere with the Business. A Member may, at its option and its own expense upon ten (10) days’ advance written notice to the Company, conduct internal audits during reasonable business hours of the Records; provided, however, that such audit rights may not be exercised more than once in any calendar year. Audits may be conducted by employees of the Member, or an Affiliate of the Member, or by independent auditors retained by the Member.

(b) The Members shall have reasonable access to the Management Committee, Officers and facilities of the Company and its Subsidiaries. The Management Committee shall prepare, or cause to be prepared, and cause the Company to provide to the Members the following reports:

(i) as soon as practicable after the Company’s Fiscal Year-end, audited consolidated financial statements of the Company (consisting of an income statement, balance sheet, statement of Members’ equity and a statement of cash flows), prepared in accordance with GAAP, for the previous Fiscal Year and a schedule showing any variance between actual and budgeted figures; provided, however, that for the Fiscal Year ended December 31, 2013, such consolidated financial statements of the Company may be unaudited;

(ii) as soon as practicable after any Calendar Month, unaudited consolidated financial statements of the Company (consisting of an income statement and balance sheet), prepared in accordance with GAAP, for the previous Calendar Month and a schedule showing any variance between actual and budgeted figures;

(iii) as soon as practicable after any Calendar Quarter, unaudited consolidated financial statements of the Company (consisting of an income statement, balance sheet, statement of Members’ equity and a statement of cash flows), prepared in accordance with GAAP, for the previous Calendar Quarter and a schedule showing any variance between actual and budgeted figures;

(iv) promptly upon request, copies of any Budget;

(v) prompt notice of any event that would reasonably be expected to have a material effect on the Business or the Company’s financial condition; and

(vi) such other reports and information (in any form, electronic or otherwise) as either Member may reasonably request or as the Management Committee may determine.

Section 4.02 Tax Returns. The Company shall prepare, or cause to be prepared, and timely file all U.S. federal, state and local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall deliver to each Member as soon as practicable after the end of each calendar year a Schedule K-1 together with such additional information as may be required by the Members (or their owners) in order to file their individual returns reflecting the Company’s operations; provided, however, that, in any event, the Company shall deliver a draft Schedule K-1 to each Member no later than June 15 of the year following such calendar year. The Company shall bear the costs of the preparation and filing of its tax returns.

Section 4.03 Tax Partnership. It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Unless otherwise approved by each Member, neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

Section 4.04 Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(b) to adopt the accrual method of accounting for U.S. federal income tax purposes;

(c) to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);

(d) if a distribution of the Company’s property as described in Code Section 734 occurs or a transfer of Units as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties so long as the Tax Matters Member determines that the Code Section 754 election is in the best interests of the Company and the other Members; and

(e) any other election the Management Committee may deem appropriate and in the best interests of the Company.

Section 4.05 Tax Matters Member.

(a) The tax matters partner of the Company pursuant to Code Section 6231(a)(7) shall be a Member designated from time to time by the Management Committee subject to replacement by the Management Committee. (Any Member who is designated as the tax matters partner is referred to herein as the “Tax Matters Member”). The initial Tax Matters Member as of the Effective Date shall be Enbridge. The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a notice partner within the meaning of Code Section 6231(a)(8). The Tax Matters Member shall inform each other Member of all material tax matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the twentieth (20th) day after (or if applicable, such shorter period as may be required by the appropriate statutory or regulation provisions) becoming aware thereof, and, within that time, shall forward to each other Member copies of all material written communications it may receive in its capacity as Tax Matters Member. In addition to the foregoing, each Member shall provide the other Members with copies of all correspondence or summaries of other communications with the Internal Revenue Service or any state, local or foreign taxing authority (other than routine correspondence and communications) regarding tax treatment of the Company’s operations.

(b) The Tax Matters Member shall take no action without the authorization of the Management Committee, other than such action as may be required by Law. Any reasonable, documented cost or expense incurred by the Tax Matters Member in connection with the performance of its duties as Tax Matters Member, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by (or reimbursed by) the Company.

(c) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Management Committee. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (within the meaning of Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within fifteen (15) days from the date of the settlement. Notwithstanding the foregoing, no Member shall enter into settlement negotiations with the Internal Revenue Service or any state, local or foreign taxing authority with respect to any issue concerning the Company’s income, gains, losses, deductions, or credits if the tax adjustment attributable to such issue (assuming the then current aggregate tax rate) would be $1,000,000 or greater, without first giving reasonable advance notice of such intended action to the other Members.

(d) No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Management Committee consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226 or 6228 or any other Code section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

(e) If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

Section 4.06 Entity Level Taxation. If the Company is or becomes subject to taxation as an entity in any jurisdiction, the burden of such tax shall be shared among the Members in proportion to their respective percentage interests. Further, in the event the Company is treated for purposes of any existing or future taxation as a member of a consolidated, combined or unitary group for tax purposes with either Member or an Affiliate thereof, the Members shall enter into a customary tax sharing agreement, pursuant to which the Members shall agree to bear their respective shares of any such taxes in proportion to their respective Percentage Interests, which taxes shall be determined as the greater of zero and the difference between (i) the taxes imposed on the consolidated, combined or unitary group including the Company and any Affiliate owned by the Company that is included in such consolidated, combined or unitary group and (ii) the taxes that would have been imposed on the consolidated, combined or unitary group if the Company and any Affiliate owned by the Company had not been included in such consolidated, combined or unitary group. The Company and any Affiliate owned by the Company shall not be responsible for and shall be indemnified by the other members of the consolidated, combined or unitary group for any tax of any such group that is in excess of the amount determined pursuant to the preceding sentence.

Section 4.07 Bank Accounts. The Company shall establish such bank accounts in the name of the Company as provided in the Operating and Construction Management Agreement or as otherwise determined by the Management Committee.

ARTICLE V

CAPITAL CONTRIBUTIONS

Section 5.01 Initial Capital Contribution of Members; Unit Issuances. On the Effective Date, each of the Members listed on Schedule III shall receive the number of Units as provided in Section 3.01(b) and Section 3.01(c) and as set forth opposite its name on Schedule III under the heading “Initial Class A Units” or “Initial Class B Units,” and within ten (10) days after the Effective Date, (a) Enbridge shall contribute all of the outstanding Equity Interests in each of EP Bakken GP and EP Bakken LP as a capital contribution and (b) Williston shall make the

Williston Effective Date Capital Contribution to the Company in the amount set forth opposite its name on Schedule III under the heading “Effective Date Capital Contribution Amount.” The amount set forth on Schedule III under the heading “Aggregate Capital Contribution Amount” represents the amount of cash, together with the initial Gross Asset Value of any Assets (including, with respect to Enbridge, the Equity Interests in each of EP Bakken GP and EP Bakken LP), that each Member has contributed, or been deemed to have contributed, to the Company as of the date the contributions contemplated by this Section 5.01 have been made.

Section 5.02 Further Capital Contributions.

(a) Subject to Section 5.02(f), from time to time after the Effective Date but prior to the Sandpiper Project In-Service Date, and following the issuance of a Call Notice, the Class A Members shall make additional cash contributions to the Company (i) in amounts and at such times as shall be determined by the Management Committee in accordance with the terms and provisions of this Agreement (including, without limitation, the provisions of Section 8.01(d)) and (ii) in an amount equal to the amount that the Company is required to pay to the Operator (or otherwise) pursuant to (and in accordance with) the terms and provisions of the Operating and Construction Management Agreement (in each case other than any amounts as may be necessary for the Design, Construction and Procurement of the Sandpiper Facilities and all other capital and operating expenses (including, for the avoidance of doubt, construction costs) attributable to the Sandpiper Facilities, which amounts shall be subject to capital calls pursuant to Section 5.02(b) below). All such capital contributions shall be made by the Class A Members to the Company in proportion to their respective Class A Percentage Interests. The Class A Members shall not be issued any Units in exchange for any capital contributions made in accordance with this Section 5.02(a).

(b) Subject to Section 5.02(f) and Section 5.02(g), from time to time after the Effective Date but prior to the Sandpiper Project In-Service Date, and following the issuance of a Call Notice, which shall be consistent with the Sandpiper Project Spend Profile, the Class B Members shall make additional cash contributions to the Company (i) in amounts and at such times as shall be determined by the Management Committee in accordance with the terms and provisions of this Agreement and (ii) in an amount equal to the amount that the Company is required to pay to the Operator (or otherwise) pursuant to (and in accordance with) the terms and provisions of the Operating and Construction Management Agreement, in each case, in respect of the Design, Construction and Procurement of the Sandpiper Facilities and all other capital and operating expenses (including, for the avoidance of doubt, construction costs) attributable to the Sandpiper Facilities. All such capital contributions shall be made by the Class B Members to the Company in proportion to their respective Class B Percentage Interests; provided that such capital contributions in respect of an Opt Out Sandpiper Call Notice (as defined below) shall be made 100% by Enbridge. Upon receipt by the Company of any such capital contributions from or on behalf of existing Class B Members, the Company shall issue to each contributing Class B Member additional Class B Units at a price of $1.00 per Class B Unit in the amount of such Class B Member’s capital contribution. Notwithstanding anything to the contrary in this Agreement, Williston shall be entitled to elect not to make capital contributions in accordance with this Section 5.02(b) in respect of any Call Notice delivered pursuant to this Section 5.02(b) to the extent such Call Notice, together with all previous Call Notices delivered pursuant to this Section 5.02(b), requests capital contributions from Williston in excess of an aggregate of

$1,220,000,000. If Williston desires to elect not to make capital contributions pursuant to any such Call Notice, Williston shall deliver written notice to the Company and Enbridge of such election within 10 days of its receipt of such Call Notice (an “Opt Out Sandpiper Call Notice”). If Williston does not deliver such notice within such 10 day period, Williston shall be deemed to have agreed to make the capital contributions required pursuant to such Call Notice. Williston shall not be deemed to be in default under this Agreement in connection with its election not to make capital contributions in accordance with any Opt Out Sandpiper Call Notice.

(c) Subject to Section 5.02(f), Section 5.02(g), Section 14.02 and Section 14.03, from time to time from and after the Sandpiper Project In-Service Date and following the issuance of a Call Notice, the Class A Members shall make additional cash contributions to the Company (i) in amounts and at such times as shall be determined by the Management Committee in accordance with the terms and provisions of this Agreement (including, without limitation, the provisions of Section 8.01(c)) and (ii) in an amount equal to the amount that the Company is required to pay to the Operator (or otherwise) pursuant to (and in accordance with) the terms and provisions of the Operating and Construction Management Agreement, but, subject to Section 5.02(f), solely to the extent such amount cannot be paid with cash flows from the Company’s operations. Except as otherwise provided herein, including Section 14.02 and Section 14.03, all such capital contributions shall be made (x) 50% by Williston and 50% by Enbridge until such time as Williston shall have made (or be deemed to have made) capital contributions to the Company in an aggregate amount equal to $1,180,000,000, (y) following such time, by the Class A Members to the Company in proportion to their respective Class A Percentage Interests and (z) notwithstanding the foregoing clauses (x) and (y), 37.5% by Williston and 62.5% by Enbridge to the extent such capital contributions relate to Aggregate Interim SP Capital Expenditures or other capital expenditures (excluding, for the avoidance of doubt, capital expenditures related to Growth Capital Projects) necessary to complete the Sandpiper Facilities that were placed into service on the Sandpiper Project In-Service Date. Upon receipt by the Company of any such capital contributions from or on behalf of existing Class A Members, the Company shall issue to each contributing Class A Member additional Class A Units at a price of $1.00 per Unit (unless otherwise agreed by the contributing Class A Members at the time of such issuance) in the amount of such Class A Member’s capital contribution.

(d) On the Sandpiper Project In-Service Date, Williston shall make a cash contribution to the Company in an amount equal to the Growth Capital Project Reimbursement Amount.

(e) Prior to 300% Payout with respect to any Non-Participatory Growth Capital Project, the Management Committee shall issue Call Notices to the Proposing Member with respect to such Non-Participatory Growth Capital Project at such times and for such amounts as may be necessary for the Design, Construction and Procurement of the Non-Participatory Growth Capital Project and all other capital and operating expenses (including, for the avoidance of doubt, construction costs) attributable to such Non-Participatory Growth Capital Project. Following the issuance of any such Call Notice, the Proposing Member shall make a cash capital contribution to the Company equal to the full amount specified in such Call Notice (each, a “Non-Participatory Growth Capital Project Contribution”). The Proposing Member shall not be issued any Units in exchange for Non-Participatory Growth Capital Project Contributions. Following 300% Payout with respect to any Non-Participatory Growth Capital Project, the Class A Members shall make cash contributions to the Company to fund the ongoing operation and maintenance of such Non-Participatory Growth Capital Project in accordance with the provisions of Section 5.02(c).

(f) Except as otherwise provided in this Section 5.02, in no event shall any of the Members be required to make any capital contributions to the Company after the date hereof, and no third party shall have the right to cause the Company to require any capital contributions of the Members. The Members hereby acknowledge and agree that Long-Term Response Expenditures, Non-Growth Integrity Projects and Growth Capital Projects will be funded solely with Cash On Hand From Capital Transactions.

(g) Notwithstanding anything to the contrary in Section 5.02(b) and Section 5.02(c), in the event the Company determines that the amount of any invoice previously paid by the Company or any of its Subsidiaries was improperly included or excluded from the capital contribution obligation in respect of which Enbridge or Williston made any previous capital contribution to the Company, the Company shall adjust any subsequent Call Notices made pursuant to Section 5.02(b) or Section 5.02(c) to allocate to Enbridge or Williston, as applicable, an appropriate corrective adjustment amount.

(h) Each capital call made by the Management Committee pursuant to this Section 5.02 shall be made pursuant to a Call Notice delivered to all of the Class A Members (in the case of a capital call made pursuant to Section 5.02(a) or Section 5.02(c)), all of the Class B Members (in the case of a capital call made pursuant to Section 5.02(b)), or the Proposing Member (in the case of a capital call pursuant to Section 5.02(e)). Each Member that receives a Call Notice shall, subject to the other provisions of this Section 5.02, have 20 Business Days from the issuance of a Call Notice pursuant to this Section 5.02 to make such Member’s required capital contribution pursuant to this Section 5.02.

Section 5.03 Failure to Fund Capital Contributions.

(a) Except as otherwise provided in Section 5.02, if any Member fails to pay in full when due (any such date, a “Due Date”) any undisputed amount owed to the Company under a Call Notice issued pursuant to this Article V, and if such failure is not cured within 20 days of such Due Date, then such Member shall be deemed to be in default under this Agreement (a “Default”), and shall be referred to herein as a “Defaulting Member.” The Company shall give notice of such default (a “Default Notice”) to the Defaulting Member and the Affected Member. A Default Notice shall include a statement of the amount the Defaulting Member has failed to pay. If such Member cures such failure within such 20 day period, the Company shall issue Class A Units or Class B Units to the Defaulting Member in accordance with Section 5.02 (as applicable based on the subsection of Section 5.02 pursuant to which such Call Notice was issued) as if such capital contributions were timely made thereunder.

(b) Any amount in Default and not paid when due under this Agreement shall bear interest at the Interest Rate from the applicable Due Date to the date of payment.

Section 5.04 Certain Consequences of Default.

(a) Notwithstanding any other provision in this Agreement to the contrary, in addition to any remedies available to the Company at law or in equity:

(i) if Williston is in Default on the Sandpiper Project In-Service Date and such Default is not cured prior to expiration of all applicable Cure Periods, the Company shall apply the Cure Amount to the conversion formula relating to Class A Units to be issued to Williston and Enbridge upon conversion of their Class B Units as contemplated by Section 3.01(h), and upon such conversion, Williston shall be deemed not to be in Default; and

(ii) during the Default Period (whether before or after the Sandpiper Project In-Service Date) a Defaulting Member shall have no right to, and shall cause its Affiliates and the Managers designated by such Defaulting Member, not to (in each case as applicable at such time):

(A) make any proposal under this Agreement;

(B) (1) be counted for purposes of determining a quorum for any vote of the Management Committee or (2) vote on any matter with respect to which Member approval, Management Committee Approval or Super-Majority Management Committee Approval is required under the express terms of this Agreement and, in each case, the vote of the Managers designated by the Defaulting Member shall be deemed held by Managers designated by the other Member (in the case of any required approval of the Managers) and the Units held by the Defaulting Member shall not be counted as outstanding (in the case of any required approval of any Members);

(C) request or call any meetings of the Management Committee;

(D) access any data or information relating to the Business (except to the extent such Member or an Affiliate of such Member or an employee of such Member or Affiliate of such Member is the Operator, and such data or information is necessary for such Member or Affiliate to perform its responsibilities in such capacity);

(E) Transfer all or any part of its Units, except for any Transfer (in accordance with the terms of this Agreement) of all of its Units to a Person who simultaneously with such Transfer satisfies or causes to be satisfied in full the amount in Default;

(F) propose, participate or elect to participate in any proposed Growth Capital Projects under Section 14.01;

(G) in the event of a Transfer by any other Member, exercise its right to be a Tag-Along Seller under Section 13.07 or its right of first refusal under Section 13.08; or

(H) exercise its rights under Section 13.04(b).

For the avoidance of doubt, a Defaulting Member shall continue to be bound by all of its obligations under this Agreement during the Default Period, including the obligation to make additional capital contributions.

(b) Upon the commencement of a Default Period, the Company shall send the Affected Member a statement of the amount that the Defaulting Member failed to contribute to the Company pursuant to this Agreement, and the Affected Member may contribute to the Company such amount within 15 days following receipt of such statement. If the Affected Member contributes such amount to the Company, the Company shall issue Class A Units or Class B Units to the Affected Member in accordance with Section 5.02 (as applicable based on the subsection of Section 5.02 pursuant to which the capital call related to such Default was issued) as if such contribution were made by the Affected Member thereunder. If the Affected Member does not contribute such amount within such 15-day period, then (i) the Members and the Management Committee shall be deemed to have unanimously determined not to make the expenditure to which such defaulted capital call relates (notwithstanding any prior authorization to make such expenditure in any Budget), (ii) the Defaulting Member shall no longer be deemed to be in Default with respect to such contribution, and (iii) any amount previously contributed to the Company by the Affected Member pursuant to this Section 5.04(b) (and the Defaulting Member in the case of a partial Default) with respect to such capital call shall promptly be returned by the Company to the Affected Member (and the Defaulting Member if applicable) and such amounts shall not be considered to have been contributed by the Affected Member (or the Defaulting Member, if applicable) to the Company and any Units issued in respect of such amounts shall be cancelled.

(c) Within 30 days after the Affected Member makes any contribution under Section 5.04(b) (the “Cure Period”), the Defaulting Member shall be entitled to cure the applicable Default by reimbursing the Affected Member for the entire amount of such contribution made by the Affected Member, together with interest thereon at the Interest Rate. Any such contributions made by the Affected Member, to the extent so reimbursed by the Defaulting Member, shall be treated as advances made by the Affected Member on behalf of the Defaulting Member and shall, for purposes of this Agreement, constitute loans made by the Affected Member to the Defaulting Member rather than contributions by the Affected Member to the Company (and any Units issued to the Affected Member in accordance with Section 5.04(b) shall be cancelled). Any such reimbursement payments (except to the extent made in respect of accrued interest on any defaulted contributions) made by the Defaulting Member to the Affected Member shall be treated as capital contributions by the Defaulting Member, and the Company shall issue Class A Units or Class B Units to the Defaulting Member in accordance with Section 5.02 (as applicable based on the subsection of Section 5.02 pursuant to which the capital call related to such Default was issued) as if such capital contributions were timely made thereunder.

(d) Unless the applicable Default is cured in full by the Defaulting Member pursuant to Section 5.04(c) within the Cure Period, (i) the Defaulting Member shall have no right to receive distributions from the Company pursuant to Section 7.01, and such distributions shall instead be made to the Affected Member, until the Affected Member shall have received an amount of such distributions sufficient to reimburse the Affected Member for any such contributions made by the Affected Member (less any reimbursement payments made to the Affected Member by the Defaulting Member pursuant to Section 5.04(c)), together with interest thereon at the Interest Rate (less any interest payments made to the Affected Member by the Defaulting Member pursuant to Section 5.04(c)), and (ii) the Defaulting Member shall remain a Defaulting Member unless and until the Defaulting Member makes a cash payment to the Affected Member equal to the amount of any defaulted contributions funded by the Affected Member plus interest thereon at the Interest Rate (the “Cure Amount”) (less any reimbursement payments made to the Affected Member by the Defaulting Member pursuant to Section 5.04(c)). Notwithstanding the foregoing, with respect to any Default occurring prior to the Sandpiper Project In-Service Date, a Defaulting Member will be entitled, at any time prior to the fifth Business Day before the Sandpiper Project In-Service Date, to make a cash payment to the Affected Member equal to the Cure Amount (less any reimbursement payments made to the Affected Member by the Defaulting Member pursuant to Section 5.04(c)), and to thereby no longer be considered a Defaulting Member. In the event the Defaulting Member makes any such payment of the Cure Amount to the Affected Member after the expiration of the Cure Period, the Affected Member, in its sole discretion, shall be entitled to elect to either (i) forfeit, for no consideration, any portion of the Units issued to the Affected Member pursuant to Section 5.04(b) and not be credited for making any capital contribution to the Company with respect to the contributions funded pursuant to Section 5.04(b) to the extent such contributions were made in exchange for any Units that the Affected Member elects to forfeit, in which case (A) such amounts that are not treated as capital contributions by the Affected Member pursuant to this clause (i) shall be treated as advances made by the Affected Member on behalf of the Defaulting Member (such amounts, in the aggregate, the “Defaulting Member Deemed Contribution Amount”) and shall constitute loans made by the Affected Member to the Defaulting Member rather than contributions by the Affected Member to the Company, (B) the Defaulting Member shall be deemed to have timely made a capital contribution to the Company in an amount equal to the Defaulting Member Deemed Contribution Amount (except with respect to any portion of the Defaulting Member Deemed Contribution Amount that is comprised of interest on the contributions made by the Affected Member pursuant to Section 5.04(b)) for all purposes under this Agreement (other than Section 3.01(h)(i)), and (C) the Company shall issue Class B units to the Defaulting Member in accordance with Section 5.02(b) in respect of such portion of the Defaulting Member Deemed Contribution Amount that is treated as a capital contribution hereunder, and/or (ii) retain any portion of the Units issued to the Affected Member pursuant to Section 5.04(b) and be credited as having made capital contributions to the Company in the amount of the contributions made by the Affected Member pursuant to Section 5.04(b) to the extent such contributions were made in exchange for any Units that the Affected Member elects to retain, in which case the payment of the Cure Amount by the Defaulting Member shall not be treated as a capital contribution to the Company by the Defaulting Member for any purposes under this Agreement and the Defaulting Member shall not be issued any Class B Units in respect of such payment, to the extent any amount of such payment is treated as a capital contribution by the Affected Member pursuant to this clause (ii).

Section 5.05 Withdrawal of Capital. No Member shall have the right to withdraw any capital from the Company or to have its Units redeemed by the Company; provided, however, that the Management Committee may, in its sole discretion, determine to distribute capital to the Members from time to time in accordance with the terms hereof and, with the consent of the affected Member, cause the Company to redeem all or a portion of the Units of such Member.

Section 5.06 Capital Accounts.

(a) “Capital Account” means, with respect to any Member, an account that is maintained for such Member in accordance with the provisions of Section 1.704-1(b)(2)(iv) of the Treasury Regulations and to the extent consistent with such Treasury Regulations has, as of any given date on or after the Effective Date, a balance calculated as follows:

(i) a balance equal to such Member’s Initial Capital Account Balance; plus

(ii) the aggregate amount of cash that has been contributed to the capital of the Company as of such date by or on behalf of such Member (without duplication of the amount of any cash included in a Member’s Initial Capital Account Balance); plus

(iii) the Gross Asset Value of any property other than cash that has been contributed to the capital of the Company as of such date by such Member and the amount of liabilities assumed by any such Member under Section 752 of the Code or which are secured by any Assets distributed to such Member; plus

(iv) the aggregate amount of the Net Profits that has been allocated to such Member as of such date pursuant to the provisions of Section 6.01 or Section 16.03, any items of income or gain which are specially allocated to such Member pursuant to Section 6.02 or Section 6.03 and any other positive adjustments required by the Treasury Regulations and that have not been previously taken into account in determining such Member’s Capital Account; minus

(v) the aggregate amount of the Net Losses that have been allocated to such Member as of such date pursuant to Section 6.01 or Section 16.03, the amount of any item of expense, deduction or loss which is specially allocated to such Member pursuant to Section 6.02 or Section 6.03 and any other negative adjustments required by the Treasury Regulations and that have not been previously taken into account in determining such Member’s Capital Account; minus

(vi) the aggregate amount of cash that has been distributed to or on behalf of such Member; and minus

(vii) the Gross Asset Value of any property other than cash that has been distributed to or on behalf of such Member as of such date and the amount of any liabilities of such Member assumed by the Company under Section 752 of the Code and the Treasury Regulations or which are secured by any property contributed by such Member to the Company.

Notwithstanding the foregoing, Capital Accounts shall not be adjusted for any items that constitute an adjustment to Special Capital Accounts.

(b) Each Member’s initial Capital Account balance shall be equal to the amount set forth opposite such Member’s name on Schedule III under the heading “Initial Capital Account Balance” (with respect to each Member, its “Initial Capital Account Balance”).

(c) A Member that has more than one class of Units shall have a single Capital Account that reflects all such Units; provided, however, that the Capital Accounts shall be maintained in such manner as will facilitate a determination of the portion of each Capital Account attributable to each class of Units (the portion of the Capital Account attributable to Class A Units, the “Class A Unit Sub Capital Account,” and the portion of the Capital Account attributable to Class B Units, the “Class B Unit Sub Capital Account”).

(d) “Special Capital Account” means, with respect to any Member, an account to be created at the inception of a Non-Participatory Growth Capital Project and thereafter to be maintained for such Member relating solely to such Non-Participatory Growth Capital Project in the manner specified for Capital Accounts in Section 5.06(a). Any Special Capital Account shall only take into account allocations of Special Net Profits and Special Net Losses (and items thereof) attributable to such Non-Participatory Growth Capital Project, Non-Participatory Growth Capital Project Contributions made with respect to such Non-Participatory Growth Capital Project, distributions of Special Available Cash with respect to such Non-Participatory Growth Capital Project and any other items that adjust Capital Accounts that are properly attributable to such Non-Participatory Growth Capital Project, in each case as though such Non-Participatory Growth Capital Project were the sole asset, and its ownership and operation were the sole activity, of the Company. Prior to 300% Payout for a Non-Participatory Growth Capital Project, the Special Capital Account of the Non-Participating Member shall be zero.

Section 5.07 Advances by Members. If the Company does not have sufficient cash to pay its obligations, then any or all of the Members may (but will have no obligation to) advance all or part of the needed funds to or on behalf of the Company, which advances will constitute a loan from such Member or Members to the Company, will bear interest and be subject to such other terms and conditions as agreed between such Member or Members and the Company and will not be deemed to be contribution to the capital of the Company.

ARTICLE VI

ALLOCATIONS

Section 6.01 Allocations of Net Profits, Net Losses, Special Net Profits and Special Net Losses.

(a) Prior to the Sandpiper Project In-Service Date:

(i) except as provided in Section 6.01(a)(iii) and Section 16.03(c)(ii), after giving effect to the special allocations set forth in Section 6.02 (other than Section 6.02(i)) or Section 6.03, Net Profits and Net Losses for any Fiscal Year attributable to the Assets or Facilities of the Company other than the Sandpiper Facilities shall be allocated between the Members holding Class A Units in accordance with their respective Class A Percentage Interests;

(ii) except as provided in Section 6.01(a)(iii), Section 16.03(c)(iii) and Section 16.06, after giving effect to the special allocations set forth in Section 6.02 (other than Section 6.02(i)) or Section 6.03, Net Profits and Net Losses for any Fiscal Year attributable to the Sandpiper Facilities shall be allocated between the Members holding Class B Units in accordance with their respective Class B Percentage Interests; and

(iii) after giving effect to the special allocations set forth in Section 6.02(i) or Section 6.03 that relate to each Non-Participatory Growth Capital Project, Special Net Profits and Special Net Losses attributable to such Non-Participatory Growth Capital Project shall be allocated between the Members in such a manner as to result in, as nearly as possible, the Special Capital Accounts of the Members with respect to such Non-Participatory Growth Capital Project being equal to their respective Special Target Amounts with respect to such Non-Participatory Growth Capital Project.

(b) After the Sandpiper Project In-Service Date:

(i) except as provided in Section 6.01(b)(ii) and Section 16.03(b)(ii), after giving effect to the special allocations set forth in Section 6.02 (other than Section 6.02(i)) or Section 6.03, Net Profits and Net Losses for any Fiscal Year shall be allocated between the Members holding Class A Units in accordance with their respective Class A Percentage Interests; and

(ii) after giving effect to the special allocations set forth in Section 6.02(i) or Section 6.03 that relate to each Non-Participatory Growth Capital Project, Special Net Profits and Special Net Losses attributable to such Non-Participatory Growth Capital Project shall be allocated between the Members in such a manner as to result in, as nearly as possible, the Special Capital Accounts of the Members with respect to such Non-Participatory Growth Capital Project being equal to their respective Special Target Amounts with respect to such Non-Participatory Growth Capital Project.

Section 6.02 Regulatory Allocations. The following allocations shall be made in the following order:

(a) To the extent required by Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in “partnership minimum gain” (within the meaning of Section 1.704-2(b)(2) of the Treasury Regulations) in a Fiscal Year, then each Member shall be specially allocated items of income and gain (including gross income) arising during that Fiscal Year (and if necessary subsequent Fiscal Years), equal to such Member’s share of the net decrease in partnership minimum gain. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. If, in any Fiscal Year that has such a net decrease, the minimum gain chargeback requirement would cause a distortion in the economic arrangement between the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Management Committee may in its reasonable discretion seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Section 1.704-2(f)(4) of the Treasury Regulations. This Section 6.02(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b) If there is a net decrease in “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704 2(i)(4) of the Treasury Regulations) in any Fiscal Year, then each Member that has a share of the “partner nonrecourse debt minimum gain” as of the beginning of the Fiscal Year shall be specially allocated items of income and gain arising during that Fiscal Year (and if necessary subsequent Fiscal Years) to the extent required by Section 1.704-2(i)(4) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. A Member shall not be subject to this provision to the extent that an exception is provided by Section 1.704-2(i)(4) of the Treasury Regulations and any administrative guidance issued by the Internal Revenue Service with respect thereto. Any “partner nonrecourse debt minimum gain” allocated pursuant to this provision shall consist of first, gains recognized from the disposition of Assets subject to “partner nonrecourse debt” (within the meaning of Section 1.704-2(b)(4) of the Treasury Regulations), and, second, if necessary, a pro rata portion of the Company’s other items of income or gain (including gross income) for that Fiscal Year (and if necessary subsequent Fiscal Years). This Section 6.02(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(c) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, which creates a negative Adjusted Capital Account Balance for its Capital Account, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for such Fiscal Year and, if necessary, for subsequent Fiscal Years) from Business conducted by the Company shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the negative Adjusted Capital Account Balance so created as quickly as possible; provided that an allocation pursuant to this Section 6.02(c) shall be made if and only to the extent that such Member would have a negative Adjusted Capital Account Balance after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.02(c) were not in the Agreement. It is the intent that this Section 6.02(c) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(d) If there are any “nonrecourse deductions” (within the meaning of Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations) in a Fiscal Year, then each Member shall be allocated an amount of such nonrecourse deductions as determined by the Management Committee to be consistent with the allocations of related or similar items under this Article VI and with Section 1.704-2 of the Treasury Regulations.

(e) If there are any “partner nonrecourse deductions” (within the meaning of Section 1.704-2(i)(1) of the Treasury Regulations) in a Fiscal Year, then such deductions shall be allocated to the Member that bears the economic risk of loss for the “partner nonrecourse liability” (within the meaning of Section 1.704-2(b)(4) of the Treasury Regulations) to which the deductions are attributable. If more than one Member bears the economic risk of loss for such “partner nonrecourse liability,” the “partner nonrecourse deductions” attributable to such “partner nonrecourse liability” shall be allocated between the Members according to the proportion in which they bear such economic risk of loss.

(f) To the extent an adjustment to the adjusted Tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustments to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) and such gain or loss shall be specially allocated between the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations.

(g) The Net Losses allocated pursuant to Section 6.01 shall not exceed the maximum amount of Net Losses, losses or deductions that can be so allocated without causing any Member to have a negative Adjusted Capital Account Balance at the end of any Fiscal Year. If some, but not all, of the Members would have a negative Adjusted Capital Account Balance as a consequence of such allocations, the limitation set forth in the preceding sentence shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Net Losses and items of loss and deduction to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. All Net Losses in excess of the limitation set forth in this Section 6.02(g) shall be allocated to the Members in proportion to their respective positive Adjusted Capital Account Balances, if any, and thereafter to the Members in accordance with their interests as determined by the Management Committee in its reasonable discretion. If any Member would have a negative Adjusted Capital Account Balance at the end of any Fiscal Year, the Capital Account of such Member shall be specially credited with items of Company income (including gross income) and gain from Business conducted by the Company in the amount of such excess as quickly as possible.

(h) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account or Special Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

(i) Allocations corresponding to those set forth in the foregoing subsections of this Section 6.02 shall be made with respect to each Member’s Special Capital Account prior to the allocation pursuant to Section 6.01(a)(iii) or Section 6.01(b)(ii) of Special Net Profits and Special Net Losses attributable to each Non-Participatory Growth Capital Project to which the allocation relates.

Section 6.03 Curative Allocations. The allocations set forth in Section 6.02 (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2(b) of the Treasury Regulations. Notwithstanding any other provisions of this Agreement other than the Regulatory Allocations, the Regulatory Allocations shall be taken into account in allocating Net Profits or Net Losses (or Special Net Profits or Special Net Losses in

the case of any Non-Participatory Growth Capital Project) or other items of income, gain, loss and deduction between the Members (or to the Proposing Member with respect to such Non-Participatory Growth Capital Project) so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member (or such Proposing Member) shall be equal to the net amount that would have been allocated to such Member (or such Proposing Member) if the Regulatory Allocations had not been part of this Agreement. The Management Committee shall reasonably determine, with respect to each Fiscal Year, how to apply the provisions of this Section 6.03 in a manner that is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations.

Section 6.04 Tax Allocations. Except as otherwise provided in this Section 6.04, for Tax Purposes, the income, gain, loss or deduction (or any item thereof) for each Fiscal Year shall be allocated to and between the Members in the same manner as the correlative items are allocated pursuant to the provisions of Section 6.01, Section 6.02 and Section 6.03 for such Fiscal Year. Notwithstanding any other provision of this Agreement to the contrary, any income, gain, loss or deduction recognized by the Company for Tax Purposes in any Fiscal Year with respect to all or any part of an Asset that (a) is required to be allocated between the Members in accordance with Section 704(c) of the Code and the Treasury Regulations so as to take into account the variation, if any, between the adjusted tax basis of such Asset and the initial Gross Asset Value of such Asset at the time of its contribution, or (b) is required to be allocated between the Members in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations following the adjustment to the Gross Asset Value of an Asset pursuant to this Agreement, shall be allocated to the Members in the manner so required. The Company shall elect to use the remedial allocation method pursuant to Section 1.704-3(d) of the Treasury Regulations or such other method or methods as determined by the Management Committee to be appropriate and in accordance with the applicable Treasury Regulations. Any (i) recapture of Depreciation or any other item of deduction shall be allocated, in accordance with Section 1.1245-1(e) of the Treasury Regulations, to the Members that received the benefit of such deductions, and (ii) recapture of tax credits shall be allocated to the Members in accordance with applicable Law. Tax credits of the Company shall be allocated between the Members as provided in Sections 1.704-(b)(4)(ii) and 1.704-1(b)(4)(viii) of the Treasury Regulations. The income tax allocations made pursuant to this Section 6.04 shall not be reflected in any Member’s Capital Account.

ARTICLE VII

DISTRIBUTIONS

Section 7.01 Distributions.

(a) Subject to the other provisions of this Agreement, all Available Cash shall be distributed to the Class A Members of record in proportion to their respective Class A Percentage Interests. All distributions made pursuant to this Section 7.01(a) shall be made to the holders of record of the applicable Class A Units as set forth on the Member Schedule on the last day of the Calendar Quarter with respect to which a distribution is made. Subject to the other provisions of this Article VII and other than upon a liquidation of the Company pursuant to Section 16.03 or of the Sandpiper Facilities prior to the Sandpiper Project In-Service Date pursuant to Section 16.06, all Available Cash shall be distributed to the Class A Members

(i) prior to the Sandpiper Project In-Service Date, at such time as the Management Committee determines in its sole discretion, and (ii) after the Sandpiper Project In-Service Date, at such time or times as the Management Committee determines in its sole discretion, but in any event at least once per Calendar Quarter.

(b) Subject to the other provisions of this Article VII and other than upon a liquidation of the Company pursuant to Section 16.03, Special Available Cash attributable to each Non-Participatory Growth Capital Project shall be distributed at such times as is determined by the Proposing Member or the Management Committee, as the case may be, in accordance with Section 7.01(c). Special Available Cash attributable to each Non-Participatory Growth Capital Project shall be distributed to the Class A Members at such times in the following order of priority:

(i) first, to the Proposing Member with respect to such Non-Participatory Growth Capital Project until such time as the positive balance in its Non-Participatory Growth Capital Project Amount with respect to such Non-Participatory Growth Capital Project has been reduced to zero; and

(ii) thereafter, to the Class A Members in proportion to their respective Class A Percentage Interests.

(c) For so long as a Proposing Member has a positive balance in its Non-Participatory Growth Capital Project Amount with respect to any Non-Participatory Growth Capital Project, Special Available Cash with respect to such Non-Participatory Growth Capital Project shall be distributed at such times as is determined by the Proposing Member of such Non-Participatory Growth Capital Project in its sole discretion. At any time that a Proposing Member does not have a positive balance in its Non-Participatory Growth Capital Project Amount with respect to any Non-Participatory Growth Capital Project, Special Available Cash with respect to such Non-Participatory Growth Capital Project shall be distributed at such times as is determined by the Management Committee in its sole discretion, but in any event at least once per Calendar Quarter.

(d) Notwithstanding anything in this Section 7.01 to the contrary, on the Effective Date, the Company shall distribute to Enbridge an amount equal to the Williston Effective Date Capital Contribution and such distribution shall be treated, to the maximum extent possible, as a reimbursement of capital expenditures incurred by the Company, EP Bakken GP or EP Bakken LP, or by Enbridge (or any of its Affiliates) on behalf of the Company, EP Bakken GP or EP Bakken LP in respect of the assets of the Company, EP Bakken GP or EP Bakken LP in the two years prior to the Effective Date in accordance with Treasury Regulation Section 1.707-4(d).

(e) Notwithstanding anything in this Section 7.01 to the contrary, on the Sandpiper Project In-Service Date, the Company shall distribute to Enbridge an amount equal to the Growth Capital Project Reimbursement Amount and such distribution shall be treated, to the maximum extent possible, as a reimbursement of capital expenditures incurred by the Company, EP Bakken GP or EP Bakken LP, or by Enbridge (or any of its Affiliates) on behalf of the Company, EP Bakken GP or EP Bakken LP, in respect of the assets of the Company, EP Bakken GP or EP Bakken LP in the two years prior to the Effective Date, in each case, in accordance with Treasury Regulation Section 1.707-4(d).

Section 7.02 Withholding. Any amount withheld pursuant to the Code or any foreign, State or local tax Law or treaty with respect to any payment, distribution or allocation to the Members shall be treated for all purposes of this Agreement as distributed to the Members pursuant to Section 7.01. The Management Committee is authorized to withhold from distributions to a Member and to pay over to any Governmental Authority any amount required to be so withheld pursuant to the Code or any other Federal, foreign, State or local Law, and shall treat any withheld amount as having been distributed to such Member with respect to which such amounts were withheld for all purposes of this Agreement.

ARTICLE VIII

MANAGEMENT OF THE COMPANY

Section 8.01 Management under Direction of Management Committee.

(a) Except as may be required under the Act, the Business shall be managed and controlled by a board of “managers” (as such term is used in the Delaware Act) (the “Management Committee” and each member of the Management Committee, a “Manager”). Subject to the following sentence, the Management Committee shall have full and complete authority, power and discretion to manage and control the Business and to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of the Company and its Subsidiaries. Approval of the Management Committee shall be required for any action proposed to be taken by or on behalf of the Company or any of its Subsidiaries (i) by the Officers, if such action is not expressly delegated by the Management Committee to the Officers in accordance with Section 8.09, (ii) by the Operator, if such action is not expressly delegated to the Operator by the Management Committee or requires the approval of the Company pursuant to the Operating and Construction Management Agreement, and (iii) by a Proposing Member, if such action is not otherwise permitted to be taken by such Proposing Member pursuant to the terms and provisions of this Agreement, including Section 14.01.

(b) Except as otherwise expressly delegated by the Management Committee and subject to Section 8.01(c) and Section 8.01(d), all actions proposed to be taken by or on behalf of the Company or any of its Subsidiaries, and all actions that pursuant to this Agreement require action by, the approval of, or a determination by the Management Committee, shall require the affirmative vote or consent of the Managers representing more than 50% of the Total Votes eligible to vote or consent on such matter acting in accordance with Section 8.03 (“Management Committee Approval”).

(c) Subject to Section 8.01(f), the following actions proposed to be taken by or on behalf of the Company or any of its Subsidiaries shall require the affirmative vote or consent of the Managers representing at least 85% of the Total Votes eligible to vote or consent on such matter acting in accordance with Section 8.03 (“Super-Majority Management Committee Approval”):

(i) approving any Budget (other than, for the avoidance of doubt, (A) a Default Budget, (B) any line item in any Budget related to Emergency Expenditures or Long-Term Response Expenditures, (C) any Non-Growth Integrity Project Budget that is consistent with the limitations set forth in Section 14.03(a), (E) any Participatory Growth Capital Project Budget or (F) any Non-Participatory Growth Capital Project Budget, which, in the cases of clauses (B) through (D), is included in any Budget) or changing the amount of the Cash Reserves Contingency Cap;

(ii) approving any amendment or modification (A) that is beyond the variance permitted pursuant to the Operating and Construction Management Agreement to (1) any Budget (other than, for the avoidance of doubt, (x) a Default Budget, (y) any line item in any Budget related to Emergency Expenditures or Long-Term Response Expenditures or (z) any Non-Growth Integrity Project Budget except as set forth in clause (B) below) previously approved in accordance with Section 8.01(c)(i), (2) any Participatory Growth Capital Project Budget, or (3) any Non-Participatory Growth Capital Project Budget; provided that from time to time prior to 300% Payout with respect to any Non-Participatory Growth Capital Project, the Proposing Member may in good faith, without the approval of any other Person, approve any amendments or modifications to the Non-Participatory Growth Capital Project Budget for such Non-Participatory Growth Capital Project as are reasonably required, or (B) to any Non-Growth Integrity Project Budget to increase the total amount of expenditures approved to be included in any such Non-Growth Integrity Project Budget pursuant to Section 14.03(a);

(iii) approving any Call Notice; provided, however, that Call Notices requesting contributions to the Company from the Members shall be permitted without Super-Majority Management Committee Approval for the following:

(A) expenditures included in any then-current Budget (but, subject to Section 5.02(f), solely to the extent that such budget’s expenditures cannot be paid with cash flows from the Company’s operations), any then-current Participatory Growth Capital Project Budget or any then-current Non-Participatory Growth Capital Project Budget, in each case, after giving effect to the variance thereto permitted pursuant to the Operating and Construction Management Agreement, that has been approved or deemed approved in accordance with the terms of this Agreement and the Operation and Construction Management Agreement;

(B) Emergency Expenditures;

(C) Long Term Response Expenditures;

(D) capital expenditures for Non-Growth Integrity Projects included in any then-current Non-Growth Integrity Project Budget; or

(E) expenditures required or permitted to be made without the approval of the Company or the Management Committee pursuant to the Operating and Construction Management Agreement;

(iv) any amendment, extension, or termination of the Operating and Construction Management Agreement;

(v) entering into any operating leases or the incurrence of indebtedness (or any guaranty of indebtedness or obligations of any other Person) in excess of $10,000,000 in the aggregate, other than current liabilities incurred in the ordinary course of business or borrowings in the ordinary course of business under the Revolver or any other revolving credit facility approved by the Management Committee;

(vi) any Encumbrance of the Company’s Assets that would cause (at the time such Encumbrance is made) the aggregate of all Encumbrances of the Company’s Assets to exceed $10,000,000;

(vii) the commencement by the Company of any proceeding or the filing of any petition seeking relief under any bankruptcy or insolvency Law with respect to the Company, or the consent to the institution of, or the failure to contest in a timely and appropriate manner, any such proceeding or filing; the application for or consent to the appointment of a receiver, trustee, custodian, sequestrate, conservator or similar official with respect to the Company; the making of a general assignment for the benefit of creditors of the Company; the admitting in writing of the Company’s inability to pay its debts as they become due; or the taking of any action by the Company for the purpose of effecting any of the foregoing;

(viii) the purchase, exchange or acquisition of any Equity Interests of another Person (other than any wholly-owned Subsidiary), including through merger, consolidation or other extraordinary business combination with any other Person, where the consideration represents more than $10,000,000;

(ix) the purchase, sale, disposition, assignment, conveyance, transfer, lease, exchange or acquisition of assets (including another business or line of business) by the Company, where the consideration represents more than $10,000,000;

(x) the registration of any Equity Interests in the Company under the Securities Act or any foreign securities Laws or any public offering of Equity Interests in the Company;

(xi) authorizing or issuing any additional Equity Interests of the Company, including Units (other than Units issued to Members in exchange for such Members’ capital contributions pursuant to Section 5.02), and admitting as an Additional Member the Person to whom such Units are issued;

(xii) the creation or authorization of any additional class or category of Members;

(xiii) public representations, announcements, press releases, or press briefings concerning the Facilities that specifically name a Member; except that a Member shall have the right to report material events as required by applicable securities exchange rules and regulations;

(xiv) (A) the entering into of any agreement, transaction, commitment or arrangement (except to the extent (i) it is solely in connection with any Non-Participatory Growth Capital Project prior to 300% Payout with respect to such Non-Participatory Growth Capital Project, (ii) it will not, directly or indirectly, adversely affect the non-participating Member’s interest in the Company and (iii) all of its terms, obligations and liabilities will be performed or will expire prior to such 300% Payout) with any Member or any Member’s Affiliates or with any entity in which any such Person owns a beneficial interest and (B) the entering into or amendment, modification or supplementation (or waiver of any rights under) of any agreement, transaction, commitment or arrangement (except to the extent (i) it is solely in connection with any Non-Participatory Growth Capital Project prior to 300% Payout with respect to such Non-Participatory Growth Capital Project, (ii) it will not, directly or indirectly, adversely affect the non-participating Member’s interest in the Company, and (iii) all of its terms, obligations and liabilities will be performed or will expire prior to such 300% Payout) with any of the Company’s officers, employees or agents or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest;

(xv) any change of the Company’s name or, except with respect to amendments to the Member Schedule permitted pursuant to this Agreement without any Management Committee approval, any amendment or restatement of the Certificate or this Agreement;

(xvi) a change in the purpose of the Company from that contemplated by Section 2.05;

(xvii) agreements and approvals for connections in or out of the Facilities (other than with respect to any Non-Participatory Growth Capital Project prior to 300% Payout with respect to such Non-Participatory Growth Capital Project);

(xviii) the permanent shutdown of the Facilities;

(xix) the entering into, modification or termination of any joint tariff and other tariff agreements, tariff settlement agreements, tariff filings and shipper charges involving the Facilities, or the setting or changing of published tariff rates on the Facilities;

(xx) the liquidation, dissolution or other recapitalization or reorganization of the Company;

(xxi) a Company Sale;

(xxii) the conversion of the Company from a limited liability company to another business entity or structure;

(xxiii) entering into any joint venture with any Person;

(xxiv) the designation of the registered agent of the Company;

(xxv) the execution, amendment, or termination of any Contract that (A) has a value of greater than $10,000,000 in any Calendar Year, or (B) is for a term of at least two years (in each case except to the extent (i) such Contract is solely in connection with any Non-Participatory Growth Capital Project prior to 300% Payout with respect to such Non-Participatory Growth Capital Project, (ii) such Contract will not, directly or indirectly, adversely affect the non-participating Member’s interest in the Company, and (iii) all of such Contract’s terms, obligations and liabilities will be performed or will expire prior to such 300% Payout);

(xxvi) any change to the Sandpiper Project involving changes to the diameter of the pipe, recipient or delivery points, expansion of the design or capacity of the Sandpiper Facilities, or any other material change to the scope of the Sandpiper Project; and

(xxvii) the release, compromise or settlement of any Claim against EPND where the damages or economic effect of such Claim is reasonably estimated to exceed $10,000,000; and

(xxviii) the (A) release, compromise or settlement of or the instigation of any Recovery Claim where the damages or economic effect of such Recovery Claim are reasonably estimated to exceed $10,000,000 or (B) the institution of any Recovery Claim (other than a Recovery Claim where the primary relief sought by such Recovery Claim is specific performance, injunctive relieve or a temporary restraining order); and

(xxix) entering into any Contract providing for or otherwise committing to take any of the foregoing actions in this Section 8.01(c), or delegating authority to any Person to approve any such actions.

(d) Except as otherwise expressly permitted to be taken without approval of the Management Committee pursuant to Section 8.01(a), prior to the Sandpiper Project In-Service Date all of the actions set forth in Section 8.01(c) proposed to be taken by or on behalf of the Company or any of its Subsidiaries shall require Super-Majority Management Committee Approval and the consent of one Williston Manager, provided that:

(i) the consent of a Williston Manager shall not be so required for:

(A) the approval of any Call Notice (including any Opt Out Sandpiper Call Notice) under Section 8.01(c)(iii) in respect of capital contributions required under Section 5.02(b);

(B) subject to Section 8.01(d)(i)(C), the actions set forth in Section 8.01(c)(xxv), except with respect to the execution, amendment, or termination of any Contract that has a term of at least two years (except to the extent such Contract is solely in connection with any Non-Participatory Growth Capital Project prior to 300% Payout with respect to such Non-Participatory Growth Capital Project and all of such Contract’s terms, obligations and liabilities will be performed or will expire prior to such 300% Payout);

(C) the actions set forth in Sections 8.01(c)(i), 8.01(c)(ii), 8.01(c)(iii), 8.01(c)(ix) (other than sales outside the ordinary course of business), and 8.01(c)(xxv) to the extent they are to be taken solely in connection with the Sandpiper Project or otherwise relate to the Sandpiper Facilities; or

(D) any of such actions at any time that Williston is a Defaulting Member;

(ii) for the purposes of this Section 8.01(d), the language in Section 8.01(c)(i) shall be replaced in its entirety with the following:

“approving any Budget (other than, for the avoidance of doubt, (A) a Default Budget, (B) the Budget attached to Exhibit B of the Operating and Construction Management Agreement, which the Members hereby agree is deemed to be approved, (C) any line item in any Budget related to Emergency Expenditures or Long-Term Response Expenditures, (D) any Non-Growth Integrity Project Budget that is consistent with the limitations set forth in Section 14.03(a), (E) any Participatory Growth Capital Project Budget or (F) any Non-Participatory Growth Capital Project Budget, which, in the cases of clauses (C) through (E), is included in any Budget) or changing the amount of the Cash Reserves Contingency Cap;”

(iii) for the purposes of this Section 8.01(d), the language in Section 8.01(c)(xvii) shall be replaced in its entirety with the following:

“agreements and approvals for trunkline connections in or out of the Facilities (other than (A) with respect to any Non-Participatory Growth Capital Project prior to 300% Payout with respect to such Non-Participatory Growth Capital Project and (B) those negotiated by the Company in the ordinary course pursuant to common carrier requirements under applicable Law);”

(iv) for the purposes of this Section 8.01(d), the language in Section 8.01(c)(xix) shall be replaced in its entirety with the following:

“the entering into, modification or termination of any joint tariff and other tariff agreements, tariff settlement agreements, tariff filings and shipper charges involving the Facilities, or the setting or changing of published tariff rates on the Facilities, other than: (A) routine annual filings of FERC indexing adjustments of tolls; (B) the routine filing of costs and volumes pursuant to the annual cost of service parameters as defined in any Contracts to which the Company is a party; and (C) the filing of uncommitted rates for the Sandpiper Project;”

(e) Notwithstanding anything to the contrary herein, the Management Committee and a Williston Manager (as applicable) shall be deemed to have approved any of the actions, decisions and/or other matters set forth in Section 8.01(b), Section 8.01(c) and Section 8.01(d) if such actions, decisions and/or other matters are (i) undertaken or performed as reasonably necessary for any Emergency Expenditure (to the extent such Emergency Expenditure is authorized to be incurred by the Operator pursuant to the Operating and Construction Management Agreement) or (ii) included in any Budget (including, for the avoidance of doubt, any Default Budget, any Non-Growth Integrity Project Budget, any Participatory Growth Capital Project Budget and any Non-Participatory Growth Capital Project Budget included in any Budget), taking into account the variance thereto permitted by the terms and provisions of the Operating and Construction Management Agreement or any Growth Capital Project Request related to a Participatory Growth Capital Project.

(f) Notwithstanding anything to the contrary herein:

(i) (A) any Conflict Activity shall be subject to the sole approval of the Managers that have been designated by the Non-Conflicted Member, (B) neither the Conflicted Member nor the Managers designated by the Conflicted Member shall have the right to vote on or consent to any approval in connection with any action by the Management Committee in respect of such Conflict Activity, (C) the presence of any Managers designated by the Conflicted Member shall not be required for purposes of determining the presence of a quorum in connection with any such action, and (D) the Non-Conflicted Member or the Managers designated by such Non-Conflicted Member may conduct or cause to be conducted any Conflict Activity on behalf of the Company.

(ii) this Section 8.01(f) shall not apply at any time that a Non-Conflicted Member is a Defaulting Member.

(g) All decisions taken by the Management Committee pursuant to this Section 8.01 shall be conclusive and binding on all Members.

(h) Notwithstanding anything to the contrary in Section 8.01, any Growth Capital Projects shall be approved in accordance with Section 14.01.

Section 8.02 Number, Tenure and Qualification.

(a) The Management Committee initially shall consist of four Managers. Prior to the Sandpiper Project In-Service Date, Enbridge shall be entitled to designate two individuals to serve on the Management Committee as Managers and, so long as Williston continues to hold 10% of the Class B Units, Williston shall be entitled to designate two individuals to serve on the Management Committee as Managers (the “Williston Managers”). From and after the Sandpiper Project In-Service Date, Enbridge shall be entitled to designate two individuals to serve on the Management Committee as Managers, for so long as any member of the Enbridge Group holds any Class A Units, and Williston shall be entitled to designate two individuals to serve on the Management Committee as Managers, for so long as any member of the Williston Group holds any Class A Units. Each of Enbridge and Williston, for so long as it is entitled to designate any individuals to serve on the Management Committee as a Manager, shall also be entitled to designate one Person (each, a “Management Committee Alternate”) to act as such Member’s alternate Manager in the absence of such Member’s designated Manager(s). Each Manager may bring to any Management Committee meetings such observers and advisors as it may deem appropriate. The initial Managers designated by Enbridge and the initial Williston Managers designated by Williston are set forth on Exhibit D.

(b) Each Member shall have the right to change its Manager(s) or its Management Committee Alternate at any time by giving notice of such change to the Company and the other Member.

(c) Any Manager (and any Management Committee Alternate) designated in accordance with this Section 8.02 shall be immediately removed from the Management Committee (or its position as a Management Committee Alternate, as applicable) at such time that the Member that designated such Manager (or Management Committee Alternate) is no longer entitled to designate any Managers under Section 8.02(a).

(d) Neither the Managers nor the Management Committee Alternates need be residents of the State of Delaware. Each Manager and Management Committee Alternate shall be an employee of the Member or an Affiliate of the Member that designated such Manager or Management Committee Alternate and shall hold office until such Manager’s or Management Committee Alternate’s, as applicable, successor shall be duly designated or until the earlier of such Manager’s or Management Committee Alternate’s, as applicable, death, removal or resignation.

(e) A Person that serves as a Manager or Management Committee Alternate shall not be required to be a Manager or Management Committee Alternate, as applicable, as his sole and exclusive occupation, and Managers and Management Committee Alternates may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company.

(f) (i) If any of a Member’s Managers is absent or unavailable or there is a vacancy in any of such Member’s Managers, then the other Manager(s) designated by such Member shall be entitled to cast the entire number of Total Votes attributable to the Class A Percentage Interest (at the time of the applicable Management Committee vote) of the Member that designated such Managers and (ii) if a Member provides notice to the other Member, then such Member’s Management Committee Alternate shall be authorized to act as a “Manager” for all purposes hereunder for the duration of such designated Manager’s absence.

Section 8.03 Voting Proxies; Quorum; Meetings of Management Committee.

(a) Any Manager may vote at a meeting by a written proxy executed by that Manager and delivered to the Management Committee. Subject to Section 5.04(a)(iii)(B), attendance (either in person, by remote communication pursuant to Section 8.03(g) or by proxy) of a Manager representing each Member that is then entitled to designate any individuals to serve as Managers shall constitute a quorum for the transaction of business at a meeting of the

Management Committee; provided, however, that, at any time that both Enbridge and Williston are entitled to designate individuals to serve as Managers, (i) any Managers that recuse themselves from a meeting or vote shall be counted as present for quorum purposes and (ii) if a quorum is not present at two consecutive meetings due to the absence of a Manager representing the same Member (and, if such Member has provided notice to the other Member that such Member’s Management Committee Alternate is authorized to act as a “Manager” pursuant to Section 8.02(f)(ii), then the absence of such Management Committee Alternate), then, until a meeting is attended by a Manager representing such Member (or such Management Committee Alternate), there shall be deemed to be a quorum if a Manager representing the other Member is in attendance (either in person, by remote communication pursuant to Section 8.03(g) or by proxy) at any meetings thereafter. On any action by the Management Committee (whether at a meeting or by written consent), the Managers shall collectively have 100 votes to cast on, or consent to, such action. The collective votes of each Member’s Managers shall, for purposes of Management Committee Approval and Super-Majority Management Committee Approval, be deemed to be equivalent to (A) the Class A Percentage Interest (at the time of such vote) of the Member that designated such Managers multiplied by (B) 100; provided, however, that (1) if either of Enbridge or Williston Transfers any Class A Units to any Person that is not an Affiliate of Enbridge or Williston, as the case may be, the collective votes of each Member’s Managers shall be deemed to be equivalent to (x) the total number of Class A Units held by the Member that designated such Managers, divided by the total number of Class A Units held by the Enbridge Group and the Williston Group, multiplied by (y) 100; and (2) prior to the Sandpiper Project In-Service Date, the Managers designated by Enbridge shall be entitled to collectively exercise 100 votes and the Williston Managers shall not be entitled to any votes (but, for the avoidance of doubt, a Williston Manager’s consent shall be required for any action set forth in Section 8.01(d)). The sum of the collective votes of each Member’s Managers shall be referred to herein as the “Total Votes.” Except as otherwise expressly provided in this Agreement, any action or event relating to business conducted at a Management Committee meeting shall be deemed approved by the Management Committee only if such action or event receives the required approval of the Management Committee and consent of a Williston Manager (as applicable) at a meeting at which a quorum is present or is approved by written consent as provided in Section 8.03(f).

(b) The Management Committee may establish such subcommittees as it may deem appropriate, together with the rules governing the activities of such subcommittees. The functions of such subcommittees shall be to serve in an advisory capacity only. Each Member that is entitled to designate any individuals to serve as Managers shall have the right to designate an agreed upon number of representatives to serve on each subcommittee.

(c) The Management Committee may hold its meetings in such place or places, within or without the State of Delaware, as the Management Committee may from time to time determine by resolution. At all meetings of the Management Committee, business shall be transacted in such order as shall from time to time be determined by resolution of the Management Committee.

(d) Regular meetings of the Management Committee shall be held at such times and places as shall be designated from time to time by resolution of the Management Committee. Notice of such regular meetings shall not be required if held at the times and places set forth in the relevant resolution and such resolution has been provided to each Manager.

(e) Special meetings of the Management Committee may be called by (i) any Manager or Managers having at least 15 Total Votes and (ii) if prior to the Sandpiper Project In-Service Date, by a Williston Manager, in each case, on at least 48 hours personal, written, telegraphic, telephonic, wireless or electronic notice to each Manager, which notice must include appropriate dial-in information to permit each Manager to participate in such meeting by means of telephone conference. Such notice need not state the purpose or purposes of such meeting, except as may otherwise be required by the Act.

(f) Notwithstanding any other provision herein to the contrary, any action required or permitted to be taken at any meeting of the Management Committee with Management Committee Approval, Super-Majority Management Committee Approval or consent of a Williston Manager may be taken without a meeting if a consent in writing (whether evidenced by a signed hard copy, electronic mail or otherwise), setting forth the action so taken, shall be provided by the number of Managers having the number of Total Votes and the consent of a Williston Manager (as applicable) that would be required to take the applicable action at a meeting of the Management Committee and, when so provided, such written consent shall constitute Management Committee Approval or Super-Majority Management Committee Approval of such action and the consent of a Williston Manager (as applicable), as the case may be, and notice of any such action taken shall be provided to those Managers who have not consented in writing promptly following the taking of such action; provided, however, that no such consent (and none of the actions taken by the Company pursuant thereto) will be authorized or valid unless such consent is provided to all of the Managers and the Members at least two (2) days prior to the effective date on which the actions proposed in such consent are taken or become effective.

(g) Subject to the requirement for notice of meetings, members of the Management Committee may participate in a meeting by means of a conference telephone, similar communications equipment, or other electronic means by which all Managers participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a Manager participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(h) Attendance of a Manager at any meeting of the Management Committee (including by telephone) shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.

Section 8.04 Resignation of Managers and Management Committee Alternates. A Manager or Management Committee Alternate may resign from the position of Manager or Management Committee Alternate, as applicable, at any time by giving written notice to the Members and each Manager. The resignation of a Manager or Management Committee Alternate shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 8.05 Removal of Managers and Management Committee Alternates. Subject to the automatic removal provisions of Section 8.02(c), a Manager or Management Committee Alternate may only be removed by the consent of the Member then entitled to designate such Manager or Management Committee Alternate in accordance with Section 8.02(a).

Section 8.06 Vacancies. Any vacancy in the position of a Manager or Management Committee Alternate that is created by the death, removal or resignation of a Manager or Management Committee Alternate, as applicable, shall be filled by the Member then entitled to designate such Manager or Management Committee Alternate in accordance with Section 8.02(a); provided, however, that any vacancy created on the Management Committee pursuant to Section 8.02(c) as a result of a Member and its Affiliates ceasing to hold any Units shall automatically cause the number of Managers constituting the Management Committee to be reduced by the number of such vacancies. A Manager or Management Committee Alternate designated to fill a vacancy shall hold office until a successor shall be designated, or until such Manager’s or Management Committee Alternate’s, as applicable, earlier death, removal or resignation.

Section 8.07 Fees and Expenses of Managers and Management Committee Alternates. A Manager or Management Committee Alternate shall not be entitled to any fees for serving as a Manager or Management Committee Alternate. Each Member shall be responsible for all out-of-pocket costs and expenses incurred by its Managers and Management Committee Alternate in their respective capacities as Managers or Management Committee Alternate, as applicable.

Section 8.08 Members. Subject to the terms of the Operating and Construction Management Agreement and the rights, authorities, duties and obligations of the Operator thereunder, and except for the right to (a) consent to or approve certain matters as expressly provided in this Agreement or (b) cause the Company to undertake Growth Capital Projects pursuant to Section 14.01, no Member in its capacity as a Member shall have any power or authority to manage or control the Business, to bind the Company or any of its Subsidiaries in any way, to pledge the Company’s or any of its Subsidiaries’ Assets, to enter into agreements on behalf of the Company or any of its Subsidiaries or to otherwise render the Company or any of its Subsidiaries liable for any purpose. Except as otherwise expressly provided in this Agreement, the Members shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company and any references in this Agreement to any of the foregoing terms shall be deemed to include each other term. Any matter requiring the consent or approval of any of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the holders of not less than the number of outstanding Units necessary to consent to or approve such action. Prompt notice of such consent or approval shall be given by the Company to the Member that has not joined in such consent or approval.

Section 8.09 Delegation of Authority to Officers.

(a) The Management Committee may appoint such officers of the Company as the Management Committee may deem necessary or advisable (collectively, the “Officers”), and such Officers shall have the power, authority and duties delegated herein or otherwise by resolution of the Management Committee, in each case, to the extent the same have not previously been delegated to the Operator (pursuant to the Operating and Construction Management Agreement or otherwise); provided, however, that prior to appointing any such Officers, the Company shall notify Williston of its intent to make such appoint and provide Williston a reasonable opportunity to consult the Company with respect thereto. Officers may be given titles or may be designated as “authorized persons.” Subject to the first sentence of this Section 8.09(a), to the extent authorized by the Management Committee, any Officer may have responsibility for the management of the normal and customary day-to-day operations of the Company, provided that any delegation of authority to an Officer to take any action must be approved in the same manner as would be required for the Management Committee to approve such action directly. The Officers of the Company as of the Effective Date are set forth on Exhibit D hereto. The Officers of the Company are required to promptly notify the Management Committee of any material occurrences or incidents relating to the Business. Subject to Section 8.01(c)(xxiv), and notwithstanding anything to the contrary in this Agreement, the Management Committee may, in its sole discretion, remove any Officer with or without cause at any time.

(b) Officers of the Company shall not be entitled to any fees for serving in such capacity. Each Member shall be responsible for all out-of-pocket costs and expenses incurred by its or its Affiliates’ employees that are Officers of the Company in their capacity as Officers. The Company shall not hire, nor shall it be permitted to have, any employees.

(c) No Member shall be liable to the Company or the other Member for any action taken or not taken by an employee of such Member that is taken in such employee’s capacity as an Officer of the Company.

(d) None of the Officers of the Company shall be “managers” of the Company under Section 18-401 of the Delaware Act.

ARTICLE IX

OPERATING AND CONSTRUCTION MANAGEMENT AGREEMENT

Section 9.01 Operating and Construction Management Agreement. Except as otherwise provided herein, the Business, the Pipeline Operations of the Company and its Subsidiaries, the management of the Design, Procurement and Construction of the Facilities, any Emergency Expenditures, any Long Term Response Expenditures and any Non-Growth Integrity Projects, in all cases, shall be conducted by the Operator pursuant to the terms of the Operating and Construction Management Agreement. In the event the Operator is removed or resigns, in each case in accordance with the terms and provisions of this Agreement and the Operating and Construction Management Agreement, the Management Committee, with Super-Majority Management Committee Approval and, if prior to the Sandpiper Project In-Service Date, the consent of a Williston Manager, shall have the right to either (A) assign the Operating and Construction Management Agreement to any Member or any Affiliate of a Member as the new Operator thereunder or (B) enter into a new operating and construction management agreement in such form as the Management Committee, with Super-Majority Management Committee Approval and, if prior to the Sandpiper Project In-Service Date, the consent of a Williston Manager, may approve with any Person that is not a Member or an Affiliate of any Member. Any such new operating and construction management agreement entered into by the Company shall then constitute an “Operating and Construction Management Agreement” as such term is used in this Agreement.

ARTICLE X

INDEMNIFICATION; DUTIES

Section 10.01 Power to Indemnify in Actions, Suits or Proceedings. Subject to Section 10.06, the Company shall indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative arising out of or incidental to the Business or by reason of such Person’s status as a Covered Person, against any and all losses, claims, expenses (including reasonable attorneys’ fees), costs, liabilities, damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding; provided, however, that such Covered Person shall not be indemnified by the Company if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Covered Person is seeking indemnification hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person committed bad faith, fraud or willful misconduct or criminal wrongdoing. Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company, as an expense of the Company. No Covered Person shall be subject to personal liability by reason of these indemnification provisions.

Section 10.02 Authorization of Indemnification. Any indemnification under this Article X (unless ordered by a court) shall be made by the Company unless the Management Committee determines in a specific case that indemnification of a Covered Person is improper in the circumstances because such Covered Person has not met the applicable standard of conduct set forth in Section 10.01. Such determination shall be made by Super-Majority Management Committee Approval. To the extent that a Covered Person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 10.01, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by such Covered Person in connection therewith, without the necessity of authorization in the specific case.

Section 10.03 Expenses Payable in Advance. Reasonable expenses incurred or reasonably expected to be incurred by a Covered Person in defending or investigating a threatened or pending action, suit or proceeding referred to in Section 10.01 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon written request by such Covered Person and receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Article X.

Section 10.04 Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article X shall not be deemed exclusive of any other rights to which a Covered Person seeking indemnification or advancement of expenses may be entitled under any agreement, contract, vote of Members or Management Committee or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in such Covered Person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the Persons specified in Section 10.01 shall be made to the fullest extent permitted by Law. The provisions of this Article X shall not be deemed to preclude the indemnification of any Person who is not specified in Section 10.01, but whom the Company has the power or obligation to indemnify under the provisions of the Act or otherwise.

Section 10.05 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall, unless otherwise provided when authorized or ratified, inure to the benefit of the heirs, executors and administrators of a Covered Person. Any amendment, modification or repeal of this Article X or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the Covered Persons, or terminate, reduce or impair the right of any past, present or future Covered Person, under and in accordance with the provisions of this Article X as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 10.06 Limitation on Indemnification. Notwithstanding anything contained in this Article X to the contrary, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person on behalf of such Covered Person unless such proceeding (or part thereof) was authorized or consented to by the Management Committee, with Super-Majority Management Committee Approval. Nothing in this Article X shall be deemed to apply to any action, suit, proceeding or dispute with respect to a Covered Person’s employment relationship with the Company or any Affiliate of the Company, and no Covered Person shall be indemnified by the Company for any acts or omissions by such Person that constitute a breach of the terms of any such employment relationship.

Section 10.07 Indemnitor of First Resort. The Company and each Member hereby acknowledge that certain of the Covered Persons (the “Member Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by a Member or certain of its Affiliates (collectively, the “Member Indemnitors”). The Company hereby agrees, and the Members hereby acknowledge, that: (a) to the extent legally permitted and as required by the terms of this Agreement and the Certificate (or by the terms of any other agreement between the Company and a Member Indemnitee), (i) the Company is the indemnitor of first resort (i.e., its obligations to each Member Indemnitee are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Member Indemnitee are secondary), and (ii) the Company shall be required to advance the full amount of expenses incurred by a Member Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that a Member Indemnitee may have against the Member Indemnitors, and (b) the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (a) of this sentence for which any Member Indemnitee has received indemnification or advancement from the Company. The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of any Member Indemnitee with respect to any claim for which a Member Indemnitee has sought indemnification from the Company shall affect the foregoing and that the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Member Indemnitee against the Company.

Section 10.08 Insurance. The Company may cause to be maintained directors’ and officers’ insurance, at its expense to protect itself and each Manager and Officer, and any Covered Person in accordance with this Article X.

Section 10.09 Severability. The provisions of this Article X are intended to comply with the Act. To the extent that any provision of this Article X authorizes or requires indemnification or the advancement of expenses contrary to the Act or the Certificate, the Company’s power or obligation to indemnify or advance expenses under such provision shall be limited to that permitted by the Act and the Certificate, and any limitation required by the Act or the Certificate shall not affect the validity of any other provision of this Article X.

ARTICLE XI

DUTIES OF MEMBERS, MANAGERS AND OFFICERS

Section 11.01 Fiduciary Duties; Limitation of Liability.

(a) Except with respect to Growth Capital Projects, which the Members hereby acknowledge and agree must be pursued through the Company or its Subsidiaries and offered by the Proposing Member to the other Member for its participation, in each case, in accordance with Section 14.01, and without limiting in any respect the Operator’s duties under the Operating and Construction Management Agreement, to the maximum extent permitted by applicable Law and notwithstanding any provision of this Agreement to the contrary:

(i) No Member, in its capacity as a Member, shall have any fiduciary or other duty (and each Member and the Company hereby waive any and all such duties) to the Company, any other Member, any Manager or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing.

(ii) To the maximum extent permitted by applicable Law, whenever a Member, in its capacity as a Member, is permitted or required to make a decision or take an action or omit to take an action (including wherever in this Agreement that any Member is permitted or required to make, grant or take a determination, a decision, consent, vote, judgment or action at its “discretion,” “sole discretion” or under a grant of similar authority or latitude), such Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever. To the maximum extent permitted by applicable Law, no Member shall be liable to the Company or to any other Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Member, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member engaged in bad faith, fraud, willful misconduct or criminal wrongdoing.

(iii) No Manager or Management Committee Alternate (in such Person’s capacity as a Manager or Management Committee Alternate) shall have any fiduciary or other duty (and each Member and the Company hereby waive any and all such duties) to the Company, any Member, any other Manager or Management Committee Alternate or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing. To the maximum extent permitted by applicable Law, no Manager or Management Committee Alternate (in such Person’s capacity as a Manager or Management Committee Alternate) shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Manager or Management Committee Alternate (in such Person’s capacity as a Manager or Management Committee Alternate), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Manager or Management Committee Alternate (in such Person’s capacity as a Manager or Management Committee Alternate) engaged in bad faith, fraud, willful misconduct or criminal wrongdoing. Each Member acknowledges and agrees that any Manager or Management Committee Alternate designated by a Member pursuant to Section 8.02(a) shall serve in such capacity to represent the interests of the Member that designated such Manager or Management Committee Alternate and shall be entitled to consider only such interests (including the interests of the Member that designated such Manager or Management Committee Alternate) and factors specified by the Member that designated such Manager or Management Committee Alternate. To the maximum extent permitted by applicable Law, a Manager or Management Committee Alternate, in performing his or her duties and obligations as a Manager or Management Committee Alternate under this Agreement, shall be entitled to act or omit to act at the direction of the Member that appointed such Manager or Management Committee Alternate, considering only such factors, including the separate interests of such appointing Member, as such Manager, Management Committee Alternate or Member chooses to consider, and any action of a Manager or Management Committee Alternate or failure to act, taken or omitted in good faith reliance on the foregoing provision shall not, as between the Company and the other Member, on the one hand, and such Manager or Management Committee Alternate and the appointing Member, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such duty exists under the Act or any other applicable Law, rule or regulation) on the part of such Manager, Management Committee Alternate or appointing Member, or any other Manager, Management Committee Alternate or Member.

(iv) No Officer (in such Person’s capacity as an Officer) shall have any fiduciary or other duty (and each Member and the Company hereby waive any and all such duties) to the Company, any Member, any Manager, any Officer or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing. To the maximum extent permitted by applicable Law, no Officer (in such Person’s capacity as an Officer) shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Officer (in such Person’s capacity as an Officer), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Officer (in such Person’s capacity as an Officer) engaged in bad faith, fraud, willful misconduct or criminal wrongdoing.

(b) Each Member Covered Person may rely on (i) any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, (ii) any certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and (iii) the provisions of this Agreement and the advice of counsel, accountants and other professionals that is provided to the Company or such Member Covered Person and, in each case, such Member Covered Person shall not be liable to the Company or to any other Member for such reliance, provided that, there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member Covered Person engaged in bad faith, fraud, willful misconduct or criminal wrongdoing.

(c) Each Manager and Management Committee Alternate (in such Person’s capacity as a Manager or Management Committee Alternate) may rely on (i) any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, (ii) any certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and (iii) the provisions of this Agreement and the advice of counsel, accountants and other professionals that is provided to the Company or such Manager or Management Committee Alternate and, in each case, such Manager or Management Committee Alternate shall not be liable to the Company or to any Member for such reliance, provided that, there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, and taking into account the acknowledgments and agreements set forth in this Agreement, such Manager or Management Committee Alternate engaged in bad faith, fraud, willful misconduct or criminal wrongdoing.

(d) Each Officer (in such Person’s capacity as an Officer) may rely on (i) any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, (ii) any certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and (iii) the provisions of this Agreement and the advice of counsel, accountants and other professionals that is provided to the Company or such Officer and, in each case, such Officer shall not be liable to the Company or to any Member for such reliance, provided that, there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, and taking into account the acknowledgments and agreements set forth in this Agreement, such Officer engaged in bad faith, fraud or willful misconduct or criminal wrongdoing.

(e) Notwithstanding anything in this Agreement to contrary, nothing in this Section 11.01 shall limit or waive any claims against, actions, rights to sue, other remedies or other recourse the Company, any Member or any other Person may have against any Member, Manager or Officer for a breach of contract claim relating to any binding agreement.

ARTICLE XII

INSURANCE

Section 12.01 Operator Insurance. The Company acknowledges that, pursuant to the Operating and Construction Management Agreement, the Operator is required to obtain, at the Company’s sole cost and expense, the kinds of insurance and amounts of coverage set forth in the Operating and Construction Management Agreement.

Section 12.02 Company Insurance. The Operator shall, as directed by the Company in writing, administer the Company’s insurance in accordance with Article X hereunder and the Operating and Construction Management Agreement, including (i) procuring and maintaining, at the Company’s expense, any and all insurance policies required to be maintained by the Company, (ii) monitoring compliance with the terms and conditions of all such insurance policies, (iii) administering claims and obtaining recoveries for and on behalf of the Company under such insurance policies, and (iv) facilitating reimbursement of reasonable Member insurance premium expenses for such insurance procured in accordance with Section 12.03.

Section 12.03 Member Insurance. A Member may, purchase or arrange for insurance or a self-funded or self-insurance program to provide insurance coverage for the value of its Units in excess of or not covered by the insurance mandated pursuant to the Operating and Construction Management Agreement, the benefit of which may accrue to such Member with respect to such Units. If such insurance is purchased, each Member shall cooperate with the Operator to obtain reimbursement for insurance premium expenses incurred and directly resulting from this Section 12.03. The Management Committee shall annually review and approve the Company’s reimbursement of each Member’s incurred reasonable insurance premium expenses in accordance with Section 5.1 of the Operating and Construction Management Agreement. For purchased insurance or any other type of insurance or self-insurance arranged to cover such loss, each Member shall waive rights of recovery and shall cause its insurers to waive rights of subrogation in favor of the Company and its Subsidiaries, the

Members and the Operator, as applicable, but only to the extent of the indemnification obligations herein or in the Operating and Construction Management Agreement. All insurance deductibles, retentions, self-insured fronting arrangements, self-insurance or similar program cost and expense applicable to such coverage shall be the sole responsibility of the Member obtaining such insurance. Each Member hereby agrees to make cash contributions to the Company pursuant to Section 5.02 in order to fund the costs of any claim or liability for which insurance proceeds are reasonably expected to be received from any such insurance policies maintained by a Member under this Section 12.03. Subject to the foregoing sentence, each Member also hereby agrees to contribute to the Company the proceeds of any such insurance policies upon receipt of such proceeds, to the extent such Member has not already made cash contributions to the Company pursuant to Section 5.02 in order to fund the costs of any claim or liability for which such insurance proceeds are received.

ARTICLE XIII

LIMITATIONS ON TRANSFERS

Section 13.01 Transfer of Units.

(a) Subject to the other provisions set forth in this Agreement, any Member may Transfer its Units; provided that prior to the Sandpiper Project In-Service Date, no Member shall Transfer any of its Units without the consent of the other Member unless such Transfer is (i) to a Wholly-Owned Affiliate of such Member or (ii) in connection with a Company Sale; and provided further, if such Member does not Transfer all of its Units pursuant to such Transfer, it must Transfer 10% or more of the outstanding class of Units being transferred pursuant to such Transfer. Any attempted Transfer of Units other than in compliance with this Agreement (including a Transfer not in compliance with the foregoing provisos) shall be null and void and of no force or effect. Any Member that Transfers any of its Units shall promptly provide written notice thereof to the Company and to the other Member. Notwithstanding anything to the contrary in this Agreement, a Member and its Affiliates to which any Units have been Transferred shall collectively be entitled to the rights and subject to the obligations of such Member pursuant to this Agreement and, for all purposes of this Agreement (including the determination of such Member’s applicable Class A Percentage Interest or Class B Percentage Interest (as applicable) and its entitlement to designate Managers pursuant to Section 8.02(a) and the determination of the Total Votes of such Member and its Affiliates pursuant to Section 8.03(a)), such Member and such Affiliates shall be deemed to be, and shall be treated as, one and the same Member.

(b) A transferring Member shall, notwithstanding the Transfer, be liable to the Company and the other Member for its obligation to fund in accordance with Section 5.02 its portion of any contributions required to be made pursuant to any Call Notice delivered pursuant to Section 5.02, in each case, accrued under this Agreement on or prior to the effective date of such Transfer, but shall be released from any other obligations thereafter accruing under this Agreement with respect to its Units being Transferred, except in the case where the Transfer at issue is made to an Affiliate, in which case the transferring Member shall remain liable for all such obligations. In addition to the foregoing, each transferring Member shall, notwithstanding the Transfer, be entitled to any distributions made by the Company pursuant to this Agreement to the extent the same were accrued on or prior to the effective date of such Transfer.

(c) If, following any Transfer of Units by a Member, neither such Member nor any of its Affiliates holds any Units, then any Affiliate of such Member (or such Member, as applicable) then serving as Operator under the Operating and Construction Management Agreement shall be subject to removal from such position pursuant to the terms of Section 2.3.2(d) thereof.

(d) Each Member that is an entity that was formed for the sole or principal purpose of directly or indirectly acquiring Units or an entity whose principal asset is its Units, or direct or indirect interests in Units, agrees that it will not permit dispositions of Equity Interests in such Member in a single transaction or series of related transactions if such dispositions collectively would result in Equity Interests in such Member being owned or Controlled by a Person or Persons that do not own or Control Equity Interests in such Member as of the date that such Member became a Member; provided, however, that, notwithstanding anything to the contrary in this Agreement, (i) the Equity Interests of Williston may be Transferred to any of its Wholly-Owned Affiliates or any Subsidiary of MPLX LP without restriction and without any breach or violation of this Agreement and (ii) in furtherance of the foregoing, the Company and the Members acknowledge and agree that none of the rights and obligations set forth in this Article XIII shall apply to any such Transfer.

Section 13.02 Conditions Precedent to a Transfer of Units. Each Transfer of Units shall be subject to the terms hereof, and, as a condition precedent to the Company recognizing such Transfer, each transferor must satisfy all of the requirements (including the proportionate Transfer of its funding obligations) and not violate any of the Transfer restrictions set forth in Section 13.01, and each Transfer must meet the following conditions to the reasonable satisfaction of the Managers designated by the non-transferring Member:

(a) Except in the case of a Transfer involuntarily by operation of Law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be reasonably necessary or appropriate to affect such Transfer. In the case of a Transfer involuntarily by operation of Law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor or transferee for all reasonable costs and expenses that it incurs in connection with such Transfer.

(b) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

(c) Such Transfer shall be exempt from all applicable registration requirements and such Transfer may not violate any applicable Laws regulating the transfer of securities, including the Securities Act.

(d) Such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

(e) Such Transfer, together with all other Transfers within the preceding 12 Calendar Months, will not cause the Company to be treated as having been terminated under Section 708(b)(1)(B) of the Code.

(f) Subject to Section 8.01(c)(xv), Section 8.01(d), and Section 17.05, the transferor, the transferee and the non-transferring Member shall, if necessary, have amended, restated, modified or waived, as applicable, any provision of this Agreement that they may have determined in good faith to be necessary or desirable in order to facilitate such Transfer, reflect terms and conditions with respect to the ongoing regulation and management of the Company and provide for the relative rights and obligations of such transferor, such transferee and such Member with respect to the Company, in each case, including any such amendments, restatements, modifications or waivers as may be necessary in order to provide for the circumstance that, following such Transfer, there shall be more than two Members; provided, however, that the Members hereby acknowledge and agree that this Section 13.02(g) shall in no event be deemed to limit or otherwise affect the rights of a Member with respect to any Transfer of its Units in accordance with the express terms and conditions of this Agreement.

Section 13.03 Admission of Substitute Members. Upon compliance with all of the provisions of this Agreement regarding Transfers and the delivery to the Company by a transferee of an executed addendum agreement in the form attached as Exhibit E (an “Addendum Agreement”), (a) such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement, and shall be deemed to be a Substitute Member and (b) the applicable transferor shall thereafter cease to be a Member to the extent of the Member Interest and associated Units so transferred.

Section 13.04 Issuance of Units; Issuance of Additional Units; Admission of Additional Members.

(a) Subject to Section 8.01(c)(xi), Section 8.01(c)(xii), and Section 8.01(d), the Company may admit an Additional Member by issuing to such Additional Member Class A Units or any other class of Units as may be determined by the Management Committee. Such Additional Member shall be admitted to the Company with all the rights and obligations of a Member if such Additional Member shall have executed and delivered to the Company (i) an Addendum Agreement and (ii) such other documents or instruments as may be required in the Management Committee’s reasonable judgment to effect the admission. No issuance of Units otherwise permitted or required by this Agreement shall be effective, and no purchaser of any such issued Units from the Company shall be deemed to be a Member, if the foregoing conditions are not satisfied. Subject to Section 8.01(c)(xv), Section 8.01(d), and Section 17.05, the Members shall, if necessary, amend, restate, modify or waive, as applicable, any provision of this Agreement that they may determine in good faith to be necessary or desirable in order to facilitate such admission, reflect terms and conditions with respect to the ongoing regulation and management of the Company and provide for the relative rights and obligations of such Additional Member and such continuing Members with respect to the Company.

(b) In the event the Company issues additional Units pursuant to Section 13.04(a) each Class A Member shall be entitled to purchase its pro rata share (based upon its Class A Percentage Interest) of such Units, other than (i) issuances of Units pursuant to Capital Notices as contemplated hereby, or (ii) issuances of Equity Interests as consideration in an acquisition or other strategic transaction. If fewer than all Class A Members so elect to purchase such additional Units, each Class A Member that desires to purchase such additional Units shall be entitled to purchase a number of such additional Units equal to the product of (A) the number of such additional Units, multiplied by (B) a fraction, the numerator of which is the number of Class A Units held by such Class A Member, and the denominator of which is the aggregate number of Class A Units held by all Class A Members that desire to purchase such additional Units.

Section 13.05 Rights and Obligations of Additional Members and Substitute Members.

(a) A transferee of Units that has been admitted as a Substitute Member or a purchaser of any newly issued Units from the Company that has been admitted as an Additional Member in accordance with Section 13.03 or Section 13.04, as applicable, shall have all the rights and powers and be subject to all the restrictions and Liabilities under this Agreement relating to a Member holding the same class of Units held by such Additional Member or Substitute Member, including the obligation to fund such Additional Member’s or Substituted Member’s proportion of any contributions pursuant to Section 5.02.

(b) Admission of an Additional Member or Substitute Member shall become effective on the date such Person’s name is recorded in the Member Schedule and on the other books and records of the Company, which shall occur no later than the date such Person has satisfied the requirements for becoming a Substitute Member or Additional Member set forth in Section 13.03 or 13.04, as applicable. Upon the admission of an Additional Member or Substitute Member, the Company shall, without the consent of any other Person, revise the Member Schedule to (i) reflect the name and address of, and Units held by, such Additional Member or Substitute Member, (ii) eliminate or adjust, if necessary, the name, address, and Units of the predecessor of such Substitute Member, and (iii) adjust the applicable Class A Percentage Interest and Class B Percentage Interest (as applicable) of each Member.

Section 13.06 No Other Persons Deemed Members. Unless admitted to the Company as a Substitute Member or Additional Member as provided in this Agreement, no Person (including an assignee of rights with respect to Units or a transferee of Units, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member. The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives). Any distribution by the Company to the Person shown on the Member Schedule as a Member, or to its legal representatives, shall relieve the Company of all Liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.

Section 13.07 Tag-Along Transactions. The provisions of this Section 13.07 shall apply to any proposed Transfer of Class A Units by a holder thereof from and after the Sandpiper Project In-Service Date:

(a) In the event that any Class A Member (the “Initiating Holder”) determines to effect, approve or otherwise take any action that would cause the occurrence of a sale, disposition, or other Transfer of such Class A Member’s Class A Units (other than to an Affiliate of such Member), and if such Transfer is otherwise permitted by this Agreement, the Initiating Holder shall deliver written notice (a “Sale Notice”) to any other Class A Member (the “Tag-Along Seller”) and the Company, in accordance with Section 17.01, at least 10 Business Days prior to the consummation of such transaction, offering the Tag-Along Seller the opportunity to participate in such transaction to the extent provided in this Section 13.07. The Sale Notice shall contain a description of the material terms and conditions of the transaction between a Third Party purchaser and the Initiating Holder, including the names of the parties to the proposed transaction, the proposed amount and form of consideration and the terms of any representations, warranties, covenants and indemnification to be provided by the Initiating Holder.

(b) The Tag-Along Seller may, by written notice to the Initiating Holder delivered within five Business Days after delivery of the Sale Notice to the Tag-Along Seller, elect to sell its pro rata portion (based upon its Class A Percentage Interest) of the Class A Units proposed to be sold by the Initiating Holder in such transaction and, upon delivery of such notice, the Tag-Along Seller shall be obligated to Transfer to the Third Party purchaser (subject to the other terms of this Section 13.07), at the closing of such transaction, its pro rata portion (based upon its Class A Percentage Interest) of such Class A Units and the Class A Units to be sold by the Initiating Holder shall be correspondingly reduced. A Tag-Along Seller so electing to participate in the sale of Class A Units pursuant to this Section 13.07 shall be required to provide such representations, warranties and indemnities that the Initiating Holder has agreed to provide to such Third Party purchaser, and shall otherwise sell its Class A Units on the same terms as those upon which the Initiating Holder is selling its Class A Units to such Third Party purchaser.

(c) In connection with any transaction in which the Tag-Along Seller elects to participate pursuant to this Section 13.07, the Tag-Along Seller will take all necessary or desirable actions reasonably requested by the Initiating Holder and/or the Company in connection with the consummation of such transaction, including executing and delivering the applicable transaction documents.

(d) The Tag-Along Seller shall not, except as required by applicable Law, disclose to any Person any information related to such transaction (including, without limitation, the fact that discussions or negotiations are taking place concerning such transaction, or any of the terms, conditions or other facts with respect to such transaction).

(e) At the closing of any such transaction in which the Tag-Along Seller has exercised its rights under this Section 13.07, the Tag-Along Seller shall deliver at such closing certificates or other documentation (or other evidence thereof reasonably acceptable to the Transferee) representing such Tag-Along Seller’s Class A Units to be sold, duly endorsed for transfer or accompanied by duly endorsed instruments of transfer, and such other documents as are deemed reasonably necessary by the Initiating Holder, the Transferee and/or the Company for the proper transfer of such Class A Units on the books of the Company.

(f) If any such transaction is consummated, the Initiating Holder and the Tag-Along Seller will receive that portion of the aggregate consideration paid by the Third Party purchaser in respect of all Class A Units involved in such transaction to which such Person would be entitled if an amount equal to the aggregate consideration were distributed to such Persons in accordance with the provisions of Article VII, and shall bear its pro rata share (based upon the aggregate consideration to be paid to such Member) of the costs and expenses of any such transaction to the extent such costs and expenses are incurred for the benefit of all such Members and are not otherwise paid by the Company or the Transferee. Costs and expenses incurred by any such Member on its own behalf will not be considered costs of such transaction and will be borne solely by such Member.

(g) Subject to the provisions of this Section 13.07, the Initiating Holder shall have complete discretion over the terms and conditions of any such transaction, including price, payment terms, conditions to closing, representations, warranties, affirmative covenants, negative covenants, indemnification, holdbacks and escrows. The Initiating Holder shall not have any liability hereunder if any such transaction is not consummated for any reason.

(h) Enbridge shall have the right in connection with a prospective transaction subject to this Section 13.07 to require the Company to cooperate fully with potential acquirers in such prospective transaction by taking all customary and other actions reasonably requested by Enbridge or such potential acquirers, including making the Company’s properties, books and records, and other assets reasonably available for inspection by such potential acquirers, establishing a physical or electronic data room including materials customarily made available to potential acquirers in connection with such processes and making its employees reasonably available for presentations, interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions. Notwithstanding anything to the contrary in this Agreement, no Management Committee Approval or Super-Majority Management Committee Approval shall be required in connection with any action taken by the Company pursuant to this Section 13.07(h).

(i) If the Tag-Along Seller elects to participate in such a transaction and such Tag-Along Seller breaches in any material respect any of its obligations under this Section 13.07 or under any of the applicable transaction documents, then such Tag-Along Seller will not, without the consent of the Initiating Holder (which may be withheld in its sole discretion), be permitted to participate in such transaction, and the Initiating Holder can proceed to close such transaction excluding the sale of such Tag-Along Seller’s Class A Units therefrom.

Section 13.08 Right of First Refusal. The provisions of this Section 13.08 shall apply to any proposed Transfer of Class A Units by a holder thereof from and after the Sandpiper Project In-Service Date. Except in connection with a Transfer of Class A Units by a Class A Member to a Wholly-Owned Affiliate of such Class A Member, any Transfer of Class A Units by a Class A Member shall be subject to the following procedure. Once the final terms and conditions of a Transfer have been fully negotiated and are binding on the parties thereto (subject only to the rights of the non-transferring Class A Members pursuant to this Section 13.08 and other customary conditions precedent to the consummation of such Transfer), the Transferor shall promptly disclose all such final terms and conditions as are relevant to the sale of its Class A Units in a notice to the other Class A Member, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Such other Class A Member shall have the right to, collectively, acquire all but not less than all of the Class A Units subject to the proposed Transfer from the Transferor on the terms and conditions disclosed by the Transferor pursuant to this Section 13.08, if, within 30 days of delivery by the Transferor of such notice, one or more of the other Class A Members delivers to the Transferor a counter-notification that it accepts such terms and conditions without reservations or conditions. If the non-Transferring Class A Member does not deliver such counter-notification within such time, such Transfer to the proposed Transferee may proceed without further notice, subject to the other provisions of this Agreement, under terms and conditions no more favorable to the Transferee than those set forth in the notice to the non-Transferring Class A Members; provided that such Transfer shall be concluded within 120 days from the date of the notice. If such Transfer is not concluded within such period and the parties thereto desire thereafter to proceed with such proposed Transfer, the Transferor shall be required to re-offer the subject Units to the other Class A Member in accordance with the terms and conditions of this Section 13.08. No Class A Member shall have a right under this Section 13.08 to acquire any asset other than Units, and no Class A Member shall be required to acquire any asset other than Units regardless of whether other properties are included in the subject Transfer.

Section 13.09 Transfer and Exchange. When Units are presented to the Company with a request to register the Transfer of such Units or to exchange such Units for Units of other authorized denominations, the Company shall register the Transfer or make the exchange as requested if the requirements of this Agreement for such transaction are met; provided, however, that the Units surrendered for Transfer or exchange shall be duly endorsed or accompanied by a written instrument of Transfer in form satisfactory to the Company, duly executed by the holder thereof or its attorney in fact and duly authorized in writing. No service charge shall be made for any registration of Transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Section 13.10 No Publicly Traded Company. No Member shall Transfer all or any part of its Units in such a manner that, after the Transfer, the Company would become taxable as a corporation for U.S. federal income tax purposes.

Section 13.11 Amendments to this Agreement. Subject to Section 8.01(c)(xv), Section 8.01(d), and Section 17.05 the Members shall, if necessary, amend, restate, modify or waive, as applicable, any provision of this Agreement that they may determine in good faith to be necessary or desirable in order to facilitate an admission of a Member in accordance with the terms of this Agreement, to reflect terms and conditions with respect to the ongoing regulation and management of the Company, and to provide for the relative rights and obligations of any additional Member and the continuing Members with respect to the Company.

Section 13.12 No Encumbrances by Members. Except with respect to Encumbrances in connection with indebtedness for borrowed money, no Member shall be permitted to Encumber its Units.

ARTICLE XIV

GROWTH CAPITAL PROJECTS; EMERGENCY EXPENDITURES; LONG TERM RESPONSE EXPENDITURES; AND NON-GROWTH INTEGRITY PROJECTS

Section 14.01 Growth Capital Projects.

(a) At any time prior to the Sandpiper Project In-Service Date, Enbridge may cause the Company to undertake a Growth Capital Project in accordance with this Section 14.01, and at any time from and after the Sandpiper Project In-Service Date, either Member may cause the Company to undertake a Growth Capital Project in accordance with this Section 14.01; provided, however, that notwithstanding the foregoing, in no event will the Company be required to undertake any Growth Capital Project that would (a) give rise to any right of any Third Party shipper pursuant to a “most favored nations” or similar preferential rights provision or (b) alter the rates and other terms of service on file with FERC in respect of the Company. The Member that causes the Company to so undertake a Growth Capital Project is referred to herein as the “Proposing Member.” Any such Proposing Member may propose a Growth Capital Project (and, to the extent the Company has commenced any Growth Capital Project prior to the Effective Date, Enbridge shall propose such Growth Capital Project) by delivering a written request (each, a “Growth Capital Project Request”) to the Company and the non-Proposing Member (the “Non-Proposing Member”). Subject to Section 14.01(c), if applicable, the Non-Proposing Member shall have the right, but not the obligation, to participate in the Growth Capital Project pursuant to this Section 14.01. Any Growth Capital Project Request shall contain a reasonably detailed explanation of all material aspects of the proposed Growth Capital Project, including (i) a good faith estimate of the costs and expenses of developing, operating and maintaining such proposed Growth Capital Project (including any incremental increase to the Management Fee payable to the Operator), (ii) the projected incremental revenues to be derived from the Growth Capital Project, (iii) the projected unlevered, pre-tax internal rate of return to the Company (calculated using the “XIRR” function of Microsoft Excel) based on the incremental revenues and all operating and capital costs and expenses (including any incremental increase in the Management Fee payable to the Operator) that are attributable to the proposed Growth Capital Project, (iv) the estimated date on which the initial capital costs and expenses for the proposed Growth Capital Project would be incurred (which date shall be not more than 12 months from the date on which the Growth Capital Project Request is delivered to the Company and such Non-Proposing Member) (the “Commencement Date”), (v) the estimated date on which the proposed Growth Capital Project would commence commercial service (the “Projected In-Service Date”), (vi) the estimated date on which 300% Payout would, if applicable, be expected to be achieved (the “Payout Date”), (vii) the estimated schedule of all capital costs and expenses and the timing and amounts of any related Call Notices, (viii) a description of all material provisions of any proposed Contracts (including any transportation, throughput or similar commercial Contracts) in respect of the proposed Growth Capital Project and to which the Company and any other Person may be a party, (ix) the projected overall effects (positive and negative) of the proposed Growth Capital Project on the Company, the Business and the Assets, and (x) design and construction details with respect to the proposed Growth Capital Project, to the extent not otherwise described in such Growth Capital Project Request. Such Non-Proposing Member shall have 60 days from receipt of the Growth Capital Project Request to elect to participate in such proposed Growth Capital Project as set forth in this Section 14.01 (such 60-day period, the “Initial Election Period”). Failure of such Non-

Proposing Member to give timely notice of its election within the Initial Election Period shall be deemed an election by such Non-Proposing Member not to participate in such proposed Growth Capital Project. Notwithstanding anything to the contrary in this Agreement, no Proposing Member may cause the Company to undertake a proposed Growth Capital Project in which the Non-Proposing Member elects not to participate unless such proposed Growth Capital Project would not reasonably be expected to have an adverse financial or operational effect that is material to the Company, the Business or the Assets.

(b) Unless otherwise determined by the Management Committee with Super Majority Management Committee Approval and, if prior to the Sandpiper Project In-Service Date, the consent of a Williston Manager, the Operating and Construction Management Agreement shall, subject to the terms of this Agreement, govern the Design, Construction and Procurement and operation of any Growth Capital Project.

(c) All Members shall be deemed to have agreed and elected to participate in any Growth Capital Project that has a total capital cost of less than $10,000,000; provided, however, that no Non-Proposing Member shall be deemed to have agreed and elected to participate in any further Growth Capital Project if the aggregate total capital costs of Growth Capital Projects for which such Non-Proposing Member has been previously deemed to participate pursuant to the foregoing is in excess of $100,000,000. If the Non-Proposing Member elects to participate or is deemed to have elected to participate in any Growth Capital Project: (A) the Design, Procurement and Construction of such Growth Capital Project shall be managed by the Operator in accordance with the Operating and Construction Management Agreement, (B) such Growth Capital Project shall be operated and maintained by the Operator in accordance with the Operating and Construction Management Agreement, and (C) if applicable, such Growth Capital Project and the capital costs and expenses thereof set forth in the applicable Growth Capital Project Request shall be deemed approved under the Operating and Construction Management Agreement and automatically included in the Budget. The Proposing Member shall prepare a multi-year budget for such proposed Growth Capital Project, which budget shall be in substantial accordance with such Growth Capital Project Request and include all items of capital cost, expense and revenue in reasonable detail, as well as the permitted variance to be applicable to such capital costs and expenses and a schedule of contributions projected to be required in order to fund the capital costs of such Growth Capital Project and any proposed changes to the Commencement Date or the Projected In-Service Date (such budget, the “Participatory Growth Capital Project Budget”) and, within 60 days after the expiration of the Initial Election Period, deliver a copy of such Participatory Growth Capital Project Budget to the Company and the other Member. If the aggregate amount of contributions projected to be required in order to fund the capital costs of such Growth Capital Project pursuant to such Participatory Growth Capital Project Budget exceed the aggregate amount set forth in such Growth Capital Project Request, then such other Member shall have the right to approve or reject such Participatory Growth Capital Project Budget within 15 days from receipt of such Participatory Growth Capital Project Budget, such approval not to be unreasonably withheld, conditioned or delayed. Failure of such other Member to timely approve such Participatory Growth Capital Project Budget shall be deemed an election not to participate in such proposed Growth Capital Project. If Williston elects or is deemed to elect to participate in any Growth Capital Project proposed by Enbridge prior to the Sandpiper Project In-Service Date (a “Reimbursed Growth Capital Project”), then (x) on the Sandpiper Project In-Service Date,

Williston shall contribute to the Company an amount equal to 50% of the Growth Capital Project Expenditures in respect of such Reimbursed Growth Capital Project prior to the Sandpiper Project In-Service Date (a “Growth Capital Project Reimbursement Contribution”) and (y) from and after the Sandpiper Project In-Service Date, to the extent such Reimbursed Growth Capital Project is still under development or construction as of the Sandpiper Project In-Service Date, Enbridge and Williston shall make capital contributions in respect of such Reimbursed Growth Capital Project as required by Section 5.02(c). If the Non-Proposing Member elects or is deemed to elect to participate in any Growth Capital Project proposed by the Proposing Member from and after the Sandpiper Project In-Service Date, the Proposing Member and the Non-Proposing Member shall make capital contributions in respect of such Growth Capital Project as required by Section 5.02(c).

(d) If the Non-Proposing Member elects or is deemed to elect not to participate in the proposed Growth Capital Project (each such Growth Capital Project, a “Non-Participatory Growth Capital Project”), then, upon the termination of the Initial Election Period (or, if applicable, upon the date that such Non-Proposing Member is deemed to have elected not to participate in such Non-Participatory Growth Capital Project as a result of its failure to approve a Participatory Growth Capital Project Budget pursuant to Section 14.01(c)), the Proposing Member shall proceed as follows:

(i) Unless the Non-Proposing Member is deemed to have elected not to participate in such Non-Participatory Growth Capital Project as a result of its failure to approve a Participatory Growth Capital Project Budget pursuant to Section 14.01(c), the Proposing Member shall prepare a multi-year budget for the proposed Non-Participatory Growth Capital Project, which budget shall be in substantial accordance with the applicable Growth Capital Project Request and include all items of capital cost, operating and maintenance and other expense and revenue in reasonable detail, as well as the permitted variance to be applicable to such capital costs and expenses and a schedule of contributions projected to be required in order to fund the capital costs of such Non-Participatory Growth Capital Project and any proposed changes to the Commencement Date, the Projected In-Service Date or the Payout Date (such budget, the “Non-Participatory Growth Capital Project Budget”) and, within 60 days after the expiration of the Initial Election Period (or, if applicable, within 60 days after the date that the Non-Proposing Member is deemed to have elected not to participate in such Non-Participatory Growth Capital Project as a result of its failure to approve a Participatory Growth Capital Project Budget pursuant to Section 14.01(c)), deliver a copy of such Non-Participatory Growth Capital Project Budget to the Company and the Non-Participating Member.

(ii) With respect to each Non-Participatory Growth Capital Project, the Non-Participating Member shall receive distributions of Special Available Cash attributable to such Non-Participatory Growth Capital Project in accordance with Section 7.01(b).

(iii) The Proposing Member with respect to any Non-Participatory Growth Capital Project shall manage the Operator’s Design, Procurement and Construction of such Non-Participatory Growth Capital Project in strict accordance with, and all aspects of such Non-Participatory Growth Capital Project shall be subject to, the Non-Participatory Growth Capital Project Budget (which, for the avoidance of doubt, shall be included in the Budget and subject to the variance thereto permitted by the Operating and Construction Management Agreement) and the following provisions:

(A) the Non-Participatory Growth Capital Project shall be conducted by the Operator pursuant to the Operating and Construction Management Agreement at the Proposing Member’s sole direction, cost and expense and the Proposing Member shall fund the applicable Non-Participatory Growth Capital Project Budget to the Company in accordance with Section 5.02(f). Prior to the Sandpiper Project In-Service Date, no capital contributions made by the Class B Members pursuant to Section 5.02(b) shall be used towards the Non-Participatory Growth Capital Project. From and after the Sandpiper Project In-Service Date, other than Non-Participatory Growth Capital Project Contributions, no funds of the Company shall be used towards the Non-Participatory Growth Capital Project, and neither the Company nor the Non-Participating Member shall bear any costs or expenses (whether operating or capital in nature) with respect to any Non-Participatory Growth Capital Project prior to 300% Payout. Notwithstanding the foregoing two sentences, if requested by the Operator, an Officer designated by the Proposing Member shall participate in such Non-Participatory Growth Capital Project in an administrative capacity to the extent necessary to facilitate Call Notices in accordance with the Non-Participatory Growth Capital Project Budget, collection, segregation and disbursement of Non-Participatory Growth Capital Project Contributions, payments of expenses, execution of Contracts necessary to the development and operation of the Non-Participatory Growth Capital Project, communications with Governmental Authorities and other Third Parties and other similar administrative functions reasonably related to the Growth Capital Project;

(B) all assets purchased with Non-Participatory Growth Capital Project Contributions or otherwise integral to the Non-Participatory Growth Capital Project shall be the sole property of the Company for all purposes and, except as otherwise expressly provided in this Agreement or the Operating and Construction Management Agreement with respect to control by or responsibility of the Proposing Member, all such assets and all aspects of the Non-Participatory Growth Capital Project shall be subject to the authority and control of the Operator;

(C) at all times prior to 300% Payout, all Liabilities arising from or attributable to such Non-Participatory Growth Capital Project shall be borne solely by the Proposing Member, including Defaults by the Proposing Member, abandonment of the Non-Participatory Growth Capital Project by the Proposing Member and Third Party Claims or Claims of the Company or the Non-Participating Member. At all times prior to 300% Payout, the Proposing Member shall not be entitled to indemnification under Article X with respect to any Liability arising from or attributable to such Non-Participatory Growth Capital Project, including any Third Party Claims or Claims asserted by the Company or the Non-Participating Member, and the Proposing Member shall indemnify the Company and the Non-Participating Member with respect to any such Liabilities to the fullest extent permitted by applicable Law;

(D) at all times prior to 300% Payout, (1) costs or expenses (whether operating or capital in nature) with respect to such Non-Participatory Growth Capital Project shall be borne solely by the Proposing Member, (2) the Company shall require the Operator to establish and maintain, to the satisfaction of the Non-Participating Member, the accounts and accounting methodology necessary to reasonably and adequately account for the revenues, costs or expenses (whether operating or capital in nature), distributions and any other items necessary to determine when 300% Payout has been achieved, (3) the Company shall cause the Operator to furnish quarterly statements of such accounts to the Members, and (4) the Proposing Member shall be exclusively entitled to receive all Net Earnings resulting from the Non-Participatory Growth Capital Project through distributions of Special Available Cash in accordance with Section 7.01(b); and

(E) from and after 300% Payout, (1) all Net Earnings attributable to such Non-Participatory Growth Capital Project shall become part of the aggregate Net Earnings of the Company and all Class A Members shall share in such Net Earnings through distributions of Special Available Cash in accordance with Section 7.01(b)(ii), (2) costs or expenses (whether operating or capital in nature) attributable to such Non-Participatory Growth Capital Project shall become part of the aggregate costs or expenses (whether operating or capital in nature) of the Company, and (3) at such time as balances of the Members’ Special Capital Accounts related to such Non-Participatory Growth Capital Project are in the same proportion as their Class A Percentage Interests, each Member’s Special Capital Account related to such Non-Participatory Growth Capital Project shall be terminated, with its balance transferred to such Member’s Capital Account.

Section 14.02 Emergency Expenditures and Long Term Response Expenditures. Notwithstanding anything to the contrary in this Agreement, if the Company delivers any Call Notice for Emergency Expenditures or Long Term Response Expenditures in accordance with Section 5.02(c), Williston shall be entitled to elect not to make any capital contributions with respect to such Call Notice to the extent that such Call Notice was approved without Super-Majority Management Committee Approval pursuant to Section 8.01(c)(iii)(C). Williston may elect not to make such capital contributions by delivering written notice thereof to the Company and Enbridge within 10 days of receipt of such Call Notice, and if Williston so elects, (i) it shall not be deemed to be in Default in connection with any failure to make such capital contributions, (ii) such capital contributions shall be made 100% by Enbridge and (iii) the Company shall issue to Enbridge additional Class A Units at a price of $1.00 per Unit in the amount of Enbridge’s capital contributions with respect to such Emergency Expenditures or Long Term Response Expenditures (as applicable) in accordance with Section 5.02(c). If Williston does not deliver such notice within such 10 day period, Williston shall be deemed to have agreed to make the capital contributions required for such Emergency Expenditures or Long Term Response Expenditures (as applicable) pursuant to such Call Notice.

Section 14.03 Non-Growth Integrity Projects.

(a) The Members hereby agree that expenditures for Non-Growth Integrity Projects for the three-year period ended December 31, 2016 and for each subsequent three-year period thereafter shall not exceed $150,000,000; provided that each such budget for any three-year period beginning on or after January 1, 2017 shall be increased by 10% relative to such budget for the prior three-year period (each budget for any such three-year period, a “Non-Growth Integrity Project Budget”). For the avoidance of doubt, the Company shall be entitled to amend, by Super-Majority Management Committee Approval pursuant to Section 8.01(c)(ii)(B)), any Non-Growth Integrity Project Budget to provide for expenditures in excess of the limitations set forth in the immediately preceding sentence; provided, however, that if any Non-Growth Integrity Project Budget is so amended, the 10% increase of each subsequent Non-Growth Integrity Project Budget that is required pursuant to the immediately preceding sentence shall be applied without giving effect to such amendment.

(b) Notwithstanding anything to the contrary in this Agreement, if the Company delivers any Call Notice for expenditures related to any Non-Growth Integrity Project consistent with the Non-Growth Integrity Project Budget and in accordance with Section 5.02(c), Williston shall be entitled to elect not to make any capital contributions with respect to such Call Notice to the extent that such Call Notice was approved without Super-Majority Management Committee Approval pursuant to Section 8.01(c)(iii)(D). Williston may elect not to make such capital contributions by delivering written notice thereof to the Company and Enbridge within 10 days of receipt of such Call Notice, and if Williston so elects, (i) it shall not be deemed to be in Default in connection with any failure to make such capital contributions, (ii) such capital contributions shall be made 100% by Enbridge and (iii) the Company shall issue to Enbridge additional Class A Units at a price of $1.00 per Unit in the amount of Enbridge’s capital contributions with respect to such Non-Growth Integrity Project in accordance with Section 5.02(c). If Williston does not deliver such notice within such 10 day period, Williston shall be deemed to have agreed to make the capital contributions required for such Non-Growth Integrity Project pursuant to such Call Notice.

ARTICLE XV

SANDPIPER PROJECT IN-SERVICE DATE TRANSACTIONS

Section 15.01 Sandpiper Project In-Service Date Transactions. On the Sandpiper Project In-Service Date, the Company and the Members (as applicable) shall take such actions as are necessary to effect the following transactions:

(a) All of the outstanding Class B Units held by Enbridge and Williston will be converted into Class A Units, as contemplated by Section 3.01(h).

(b) Williston shall make a cash contribution to the Company in an amount equal to the Growth Capital Project Reimbursement Amount, as contemplated by Section 5.02(d) (and, for the avoidance of doubt, Williston shall not be issued any Units in respect of such contribution).

(c) The Company shall distribute to Enbridge an amount equal to the Growth Capital Project Reimbursement Amount, as contemplated by Section 7.01(e).

(d) Unless otherwise determined with Super-Majority Management Committee Approval, the Company shall use commercially reasonable efforts to maintain a revolving credit facility of a size and upon terms as are commercially advisable in the discretion of the Management Committee (with Super-Majority Management Committee Approval) (the “Revolver”), which shall become effective on the Sandpiper Project In-Service Date; provided, however, that each of the Members shall be entitled, in lieu of seeking funds from any third-party lender, to fund its proportionate share (based on such Member’s Class A Percentage Interest on the Sandpiper Project In-Service Date) of the Revolver on terms that are commercially reasonable and consistent with market terms at the time the Revolver is to become effective. The Company shall be responsible for all costs, expenses, and fees associated with the establishment and maintenance of the Revolver. Each Member shall use commercially reasonable efforts to cooperate, and shall use commercially reasonable efforts to cause its respective officers, employees and advisors, including legal and accounting personnel, to cooperate, with the Company and the other Member and their respective representatives in connection with the arrangement of the Revolver. Notwithstanding the foregoing, in no event shall either Member be required to (i) collateralize or secure the Revolver with any assets or businesses owned by such Member (other than the Assets and businesses of the Company and such Member’s Equity Interests in the Company) or (ii) provide a guaranty with respect to any obligations or liabilities under the Revolver.

Section 15.02 Allocation of Revenues and Expenses. Each of Enbridge and Williston acknowledges and agrees that all revenues, trade payables and other similar expenses of the Company and its Subsidiaries prior to the Sandpiper Project In-Service Date (other than with respect to the Sandpiper Project or the Sandpiper Facilities) shall belong to and shall be borne by Enbridge. In furtherance of the foregoing, Enbridge and Williston acknowledge and agree that notwithstanding anything to the contrary herein:

(a) all Available Cash that is attributable to revenues of the Company and its Subsidiaries prior to the Sandpiper Project In-Service Date (other than any revenues attributable to the Sandpiper Project or the Sandpiper Facilities), to the extent distributable pursuant to the terms hereof, shall be distributed 100% to Enbridge; and

(b) any and all expenses that are paid by the Company or any of its Subsidiaries prior to the Sandpiper Project In-Service Date (other than any expenses attributable to the Sandpiper Project or the Sandpiper Facilities), to the extent that such expenses relate to services or other items to be acquired after Sandpiper Project In-Service Date, will be resubmitted to the Company and the Company shall make a distribution to Enbridge equal to such expenses relating to the post-Sandpiper Project In-Service Date period multiplied by Williston’s Class A Percentage Interest as of the date such expenses accrue or become payable; and

(c) Enbridge shall be solely responsible for all Liabilities attributable to trade payables or other similar expenses of the Company incurred prior to the Sandpiper Project In-Service Date (other than any trade payables or other similar expenses attributable to the Sandpiper Project, the Sandpiper Facilities or any Participatory Growth Capital Project), and, to the extent that the Company issues any Call Notice for any such Liabilities, Enbridge shall be responsible for 100% of the capital contributions under such Call Notice and no Units will be issued to Enbridge in exchange for such capital contributions.

ARTICLE XVI

DISSOLUTION AND LIQUIDATION

Section 16.01 Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of one or more of the following events:

(a) a dissolution of the Company is approved pursuant to Section 8.01(c)(xix);

(b) the sale or other final disposition by the Company of all or substantially all of the Assets and the collection of all amounts derived from such sale or disposition (including all amounts payable to the Company under any promissory notes or other evidences of indebtedness); or

(c) the entry of a decree of judicial dissolution under the Act.

For the avoidance of doubt, the bankruptcy or dissolution of any Member or Affiliate of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

Section 16.02 Notice of Dissolution. Upon the dissolution of the Company, the Management Committee shall promptly notify the Members of such dissolution.

Section 16.03 Liquidation Upon Dissolution.

(a) Upon dissolution of the Company, the Management Committee (in such capacity, the “Liquidating Trustee”) shall carry out the winding up of the Company and shall immediately commence to wind up such affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the Assets and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The proceeds of liquidation shall be applied first to payment of all expenses and debts of the Company and setting up of such reserves as the Management Committee reasonably deems necessary to wind up the Company’s affairs and to provide for any contingent liabilities or obligations of the Company.

(b) The Company shall be liquidated in accordance with this Section 16.03(b) upon dissolution of the Company after the Sandpiper Project In-Service Date:

(i) Any remaining proceeds following the application of Section 16.03(a) shall be distributed to the Members in accordance with their respective Capital Account balances (and, in the case of current or former Non-Participatory Growth Capital Projects for which Special Capital Accounts are then being maintained, the Members’ respective Special Capital Account balances) after giving effect to the allocations required by Section 6.02 and Section 6.03 and the allocations of Net Profits and Net Losses pursuant to Section 16.03(b)(ii) and the allocations of Special Net Profits and Special Net Losses pursuant to Section 16.03(b)(iii).

(ii) The Net Profits and Net Losses and other items of income, gain, loss and deduction attributable to the Company shall be allocated between the Class A Members so that, to the maximum extent possible, each Member’s Capital Account balance equals the amount of cash that would be distributed to such Member if liquidating distributions were made in accordance with Section 7.01(a).

(iii) The Special Net Profits and Special Net Losses and other items of income, gain, loss and deduction arising incident to or from liquidation of any Non-Participatory Growth Capital Project for which Special Capital Accounts are then being maintained shall be allocated between the Members so that, to the maximum extent possible, each Member’s Special Capital Account balance for each Non-Participatory Growth Capital Project equals the amount of cash that would be distributed to such Member if liquidating distributions with respect to the related Non-Participatory Growth Capital Project were made in accordance with Section 7.01(b).

(iv) The Members intend that Section 6.01(b) and this Section 16.01(b) be interpreted, to the fullest extent permitted by applicable Law, so as to ensure that (i) no proceeds arising from the disposition of any Non-Participatory Growth Capital Project are used to satisfy the liabilities of any asset other than the Non-Participatory Growth Capital Project, and (ii) no proceeds arising from the disposition of any asset that is not a Non-Participatory Growth Capital Project are used to satisfy the liabilities of any Non-Participatory Growth Capital Project.

(c) The Company shall be liquidated in accordance with this Section 16.03(c) upon dissolution of the Company prior to the Sandpiper Project In-Service Date:

(i) Any remaining proceeds following the application of Section 16.03(a) shall be distributed to the Members in accordance with their respective Capital Account balances (and, in the case of current or former Non-Participatory Growth Capital Projects for which Special Capital Accounts are then being maintained, the Members’ respective Special Capital Account balances) after giving effect to the allocations required by Section 6.02 and Section 6.03 and the allocations of Net Profits and Net Losses pursuant to Section 16.03(c)(ii) and Section 16.03(c)(iii) and the allocations of Special Net Profits and Special Net Losses pursuant to Section 16.03(c)(iv).

(ii) The Net Profits and Net Losses and other items of income, gain, loss and deduction attributable to the Assets or Facilities of the Company other than the Sandpiper Facilities arising incident to or from liquidation of the Company shall be allocated between the Class A Members so that, to the maximum extent possible, each Member’s Class A Sub Capital Account balance equals the amount of cash that would be distributed to such Member if liquidating distributions with respect to Assets or Facilities of the Company other than the Sandpiper Facilities were made in accordance with Section 7.01(a).

(iii) The Net Profits and Net Losses and other items of income, gain, loss and deduction attributable to the Sandpiper Facilities arising incident to or from liquidation of the Company shall be allocated between the Class B Members so that, to the maximum extent possible, each Member’s Class B Sub Capital Account balance equals the amount of cash that would be distributed to such Member if liquidating distributions with respect to the Sandpiper Facilities were made in accordance with the Members’ relative Class B Percentage Interests.

(iv) The Special Net Profits and Special Net Losses and other items of income, gain, loss and deduction arising incident to or from liquidation of any Non-Participatory Growth Capital Project for which Special Capital Accounts are then being maintained shall be allocated between the Members so that, to the maximum extent possible, each Member’s Special Capital Account balance for each Non-Participatory Growth Capital Project equals the amount of cash that would be distributed to such Member if liquidating distributions with respect to the related Non-Participatory Growth Capital Project were made in accordance with Section 7.01(b).

(v) The Members intend that Section 6.01(a) and this Section 16.01(c) be interpreted, to the fullest extent permitted by applicable Law, so as to ensure that (i) no proceeds arising from the disposition of any Non-Participatory Growth Capital Project are used to satisfy the liabilities of any asset other than the Non-Participatory Growth Capital Project, and (ii) no proceeds arising from the disposition of any asset that is not a Non-Participatory Growth Capital Project are used to satisfy the liabilities of any Non-Participatory Growth Capital Project.

Section 16.04 Termination. The Company shall terminate when all of the Assets, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article XVI and the Certificate shall have been canceled, or such other documents required under the Act to be executed and filed with the Secretary of State of the State of Delaware have been so executed and filed, in the manner required by the Act.

Section 16.05 No Obligation to Restore Capital Accounts. In the event any Member has a deficit balance in any of its Capital Accounts at the time of the Company’s dissolution and following the application of Section 16.03(b)(ii), Section 16.03(b)(iii), Section 16.03(c)(ii), Section 16.03(c)(iii) and Section 16.03(c)(iv), it shall not be required to restore such account to a positive balance or otherwise make any payments to the Company or its creditors or other Third Parties in respect of such deficiency.

Section 16.06 Liquidation of Sandpiper Facilities.

(a) If the Management Committee determines to terminate the Sandpiper Project prior to the Sandpiper Project In-Service Date, subject to Section 16.06(b), the Management Committee (in such capacity, the “Project Sandpiper Liquidating Trustee”) shall effect the orderly liquidation of the Sandpiper Facilities and the satisfaction of liabilities to creditors related to the Sandpiper Project so as to enable the Class B Members to minimize the normal losses attendant upon a liquidation. The proceeds of liquidation shall be applied first to payment of all expenses and debts of the Company related to the Sandpiper Project and setting up of such reserves as the Management Committee reasonably deems necessary in connection with the termination of the Sandpiper Facilities and to provide for any contingent liabilities or obligations of the Company in connection therewith. Any remaining proceeds shall be distributed to the Class B Members in accordance with their respective Class B Unit Sub Capital Account balances after giving effect to the allocations required by Section 6.02 and Section 6.03 and after allocating Net Profits and Net Losses and other items of income, gain, loss and deduction attributable to the Sandpiper Facilities arising incident to or from liquidation of the Sandpiper Facilities between the Class B Members so that, to the maximum extent possible, each Member’s Class B Sub Capital Account balance equals the amount of cash that would be distributed to such Member if liquidating distributions with respect to the Sandpiper Facilities were made in accordance with the Members’ relative Class B Percentage Interests. Following the distribution of any such proceeds to the Class B Members, the Class B Units shall be canceled for no additional consideration, and the holders thereof shall cease to be Class B Members or to have any rights or obligations under this Agreement (other than the right to receive their respective portion of any reserves that the Management Committee determines to distribute).

(b) Notwithstanding anything to the contrary in this Section 16.06, if the Management Committee determines to terminate the Sandpiper Project prior to the Sandpiper Project In-Service Date, Enbridge shall be entitled to cause the Management Committee not to effect an orderly liquidation of the Sandpiper Facilities and to instead cause the Company to purchase any and all Class B Units then held by Williston or any of its Affiliates for an aggregate amount equal to the amount Williston and such Affiliates would have received pursuant to a liquidation effected pursuant to Section 16.06(a). Following any such purchase, the Class B Units shall be canceled for no additional consideration, and the holders thereof shall cease to be Class B Members or to have any rights or obligations of Class B Members under this Agreement.

(c) The Members acknowledge that Marathon Shipper has certain obligations under the Marathon TSA to reimburse the Company for a portion of the capital expenditures incurred by the Company or by Enbridge or any of its Affiliates on behalf of the Company in connection with the Sandpiper Project in the event the Sandpiper Project is terminated prior to the Sandpiper Project In-Service Date (any such reimbursement amount, the “Marathon Shipper Reimbursement Payment”). Prior to the application of the procedures contemplated by Section 16.06(a) and Section 16.06(b), the Company shall (A) allocate gross income to Enbridge and Williston in an amount equal to the amount such party is to be distributed pursuant to clause (B) of this Section 16.06(c) and (B) make a cash disbursement (i) to Williston such portion of the Marathon Shipper Reimbursement Payment as is equal to the aggregate amount of capital contributions made by Williston to the Company hereunder in connection with the Sandpiper Project (or, if the amount of such capital contributions exceeds the Marathon Shipper Reimbursement Payment, the entire Marathon Shipper Reimbursement Payment) and (ii) to Enbridge the amount (if any) by which the Marathon Shipper Reimbursement Payment exceeds the aggregate amount of capital contributions made by Williston to the Company hereunder in connection with the Sandpiper Project. Notwithstanding anything to the contrary in this Section 16.06, any portion of the Marathon Shipper Reimbursement Payment distributed to Enbridge pursuant to this Section 16.06(c) shall be treated, to the maximum extent possible, as a reimbursement of capital expenditures incurred by the Company, EP Bakken GP or EP Bakken LP, or by Enbridge (or any of its Affiliates) on behalf of the Company, EP Bakken GP or EP Bakken LP, in respect of the assets of the Company, EP Bakken GP or EP Bakken LP in the two years prior to the Effective Date, in each case, in accordance with Treasury Regulation Section 1.707-4(d).

Section 16.07 Distributions in Kind. If any Assets are to be distributed in kind, such Assets shall be distributed to the Members as tenants-in-common in the same proportions as such Members would have been entitled to cash distributions if such Assets had been sold for cash by the Company at the Fair Market Value of such Assets. Notwithstanding the foregoing, the Members shall have the right to assign their interest to such in-kind distribution to any Person.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

Section 17.01 Notices. All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be given or served by (a) depositing the same in the United States mail addressed to the party to be notified, postpaid and certified with return receipt requested, (b) depositing the same with a national overnight delivery service company that tracks deliveries, addressed to the party to be notified, with all charges paid and proof of receipt requested, (c) by delivering such notice in person to such party, or (d) by facsimile or email transmission (with email delivery confirmation). All notices are to be sent to or made at the addresses set forth in Schedule III attached hereto. All notices given in accordance with this Agreement shall be effective upon delivery at the address of the addressee. Each Member shall have the right from time to time to change his, her or its address by written notice to the other Member(s).

Section 17.02 Governing Law. This Agreement and the obligations of the Members hereunder shall be construed and enforced in accordance with the Laws of the State of Delaware, excluding any conflicts of law rule or principle that might refer such construction to the laws of another state or country.

Section 17.03 Dispute Resolution. Claims and controversies arising out of or relating to this Agreement shall be determined and resolved in accordance with the following procedures:

(a) Any Claim arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity (each, a “Dispute”) shall be resolved in accordance with the procedures specified in this Section 17.03, which until the completion of the procedures set forth in Section 17.03(c) shall be the sole and exclusive procedure for the resolution of any such Dispute, except that any party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment that action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action the parties shall continue to participate in good faith in the procedures specified in this Section 17.03.

(b) Any party wishing to initiate the dispute resolution procedures set forth in this Section 17.03 with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other party (a “Dispute Notice”). The Dispute Notice shall include (i) a statement of that party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other Person who will accompany the executive in the negotiations under Section 17.03(c).

(c) If any party has given a Dispute Notice under Section 17.03(b), the parties shall attempt in good faith to resolve the Dispute within 30 days of the delivery of the Dispute Notice (such period, the “Negotiation Period”) by negotiations between executives who have authority to settle the Dispute and who are at a Senior Vice President or higher level of management than the Persons with direct responsibility for administration of this Agreement or the matter in Dispute. Within 15 days after delivery of the Dispute Notice, the receiving party shall submit to the other a written response. The response shall include (i) a statement of that party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that party and of any other Person who will accompany the executive. During the Negotiation Period, such executives of the parties shall meet at least weekly, at a mutually acceptable time and place, and thereafter during the Negotiation Period as more often as they reasonably deem necessary, to attempt to resolve the Dispute.

(d) All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 17.03(c) are pending. The parties shall take any action required to effectuate that tolling. Each party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Section 17.03(c), unless to do so would be impossible or impracticable under the circumstances.

(e) Any Dispute that cannot be resolved during the Negotiation Period may, at the option of any party hereto, be resolved and decided by the Federal or State courts located in Harris County, Texas. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Dispute brought in such courts or any defense of inconvenient forum for the maintenance of such Dispute. Each of the parties hereto agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this subsection (e) by the mailing of a copy thereof in the manner specified by the provisions of Section 17.01. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 17.04 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

Section 17.05 Entire Agreement; Amendments. This Agreement and its Exhibits and the Operating and Construction Management Agreement and the Transaction Agreement and their attachments collectively constitute the entire agreement among the Members relative to the governance of the Company and supersedes all prior contracts or agreements with respect to the Company, including the Original Agreement, whether oral or written. Subject to Section 8.01(c)(xv) and Section 8.01(d), no amendment of this Agreement shall be valid or binding upon the Members, nor shall any waiver of any term of this Agreement be effective, unless such amendment or waiver is in writing and signed by Members holding a total of 85% of the outstanding Class A Units.

Section 17.06 Confidentiality.

(a) Each Member agrees that this Agreement and the terms and conditions contained herein and all proprietary, confidential or other non-public information received from or otherwise relating to, the Company or its Subsidiaries, the other Member, or any Third Party who has entrusted the Company with confidential information with the expectation that such information will be kept confidential, is confidential and that such Member shall not, and shall cause its Affiliates and any Managers appointed by it or its Affiliates not to (i) disclose or otherwise release such information to any other Person or (ii) use such information for anything other than as necessary and appropriate in carrying out the Business, in each case, without the prior consent of the Company or, in the case of proprietary, confidential information about any Member, without the prior consent of such Member; provided, however, that nothing in this Agreement shall restrict any Member (or other Person referred to above) from disclosing information (A) that is already publicly available through no breach by such Member (or other Person referred to above), (B) that was or becomes known to such Person other than as a result of disclosure by or on behalf of the Company or any of its Subsidiaries or a party subject to contractual, fiduciary or other disclosure obligations with respect to such information or is independently developed by such Person without reference to such information, (C) to the extent required by applicable Law or rule or regulation of any Governmental Authority or stock exchange rules, (D) in response to any summons or subpoena or discovery or similar request by or before any court, arbitrator or Governmental Authority or pursuant to a request by a regulatory authority having jurisdiction over the business of such Person; provided that with respect to any disclosure pursuant to this clause (D), such Member or other Person shall use reasonable best efforts to notify the Company and the other Members in advance of such disclosure so as to permit the Company and the other Members, as applicable, to seek a protective order or otherwise contest such disclosure, and such Member or other Person shall use reasonable best efforts to cooperate, at the expense of the Company, with the Company and any Members in pursuing such protective order, or (E) to such Member’s (or its Affiliates’) officers, managers, members, investors, employees, partners, auditors, insurance broker or underwriters, counsel or other representatives, so long as such Persons are informed of the confidential nature of such information and the terms of this Section 17.06 or are subject to an equivalent confidentiality obligation to such Member. The obligations of the parties hereunder do not preclude any Member from disclosing information to its beneficial owners or representatives or as it may reasonably deem to be appropriate in connection with financial reporting.

(b) Notwithstanding the provisions of Section 17.06(a), the Enbridge Group shall have the right to require the Company to cooperate fully with potential acquirors in such prospective transactions by taking all customary and other actions reasonably requested, including making the Company’s properties, books and records, and other assets reasonably available for inspection by such potential acquirors, establishing a physical or electronic data room including materials customarily made available to potential acquirors in connection with such processes and making its employees reasonably available for presentations, interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions. The Company shall provide assistance with respect to these actions as reasonably requested.

(c) Notwithstanding the provisions of Section 17.06(a), the Enbridge Group shall have the right to provide proprietary, confidential or other non-public information it has received from the Company in its capacity as a Member to any proposed Transferee in accordance with this Agreement if (i) prior written notice is provided to the Management Committee of such Transfer to such proposed Transferee, and (ii) such proposed Transferee has executed a confidentiality agreement in form and substance reasonably satisfactory to the Management Committee.

Section 17.07 Termination.

(a) Notwithstanding anything to the contrary herein, if (i) the Company (acting by Management Committee Approval) determines not to proceed with the Open Season or (ii) the Company does not execute the Marathon TSA following the end of the Open Season, in each case following a determination by the Company (acting by Management Committee Approval) not to proceed with the Sandpiper Project, then Williston shall have the right (in its sole discretion), and from and after the one year anniversary of such determination, Enbridge shall also have the right (in its sole discretion), to cause the Company to repurchase all of the Class B Units then held by Williston and any of its Transferees for an aggregate purchase price equal to the aggregate capital contributions made to the Company by Williston, and following such repurchase Williston and such Transferees shall cease to be Class B Members and shall thereafter have no further rights or obligations under this Agreement.

(b) Notwithstanding anything to the contrary herein, if Marathon Shipper does not execute the Marathon TSA at the time contemplated by the Precedent Agreement, Enbridge shall have the right (in its sole discretion) to (i) cause a liquidation pursuant to Section 16.06 or (ii) cause the Company to repurchase all of the Class B Units then held by Williston and any of its Transferees for an aggregate purchase price equal to the aggregate amount Williston and such Transferees would receive if the Company were to effect a liquidation pursuant to Section 16.06, and following such repurchase Williston and such Transferees shall cease to be Class B Members and shall thereafter have no further rights or obligations under this Agreement.

(c) Notwithstanding anything to the contrary herein, if (i) the Company executes the Marathon TSA following the completion of the Open Season but allocates to Marathon Shipper less than the volumes contemplated by the Marathon TSA as executed by Marathon Shipper or (ii) the Company amends the terms of the Marathon TSA and Marathon Shipper does not execute such amended form of Marathon TSA at the time contemplated by the Precedent Agreement for the volumes contemplated by the initial form of the Marathon TSA, Williston shall have the right (in its sole discretion) to cause the Company to repurchase all of the Class B Units then held by Williston and any of its Transferees for an aggregate purchase price equal to the aggregate capital contributions made to the Company by Williston, and following such repurchase Williston and such Transferees shall cease to be Class B Members and shall thereafter have no further rights or obligations under this Agreement.

(d) Notwithstanding anything to the contrary herein, if the Company terminates the Marathon TSA pursuant to Section 4.01(a), Section 4.01(b) or Section 4.01(c) thereof, (i) Williston shall have the right (in its sole discretion) to cause a liquidation pursuant to Section 16.06 and (ii) from and after the one year anniversary of such termination of the Marathon TSA, Enbridge shall have the right (in its sole discretion) to cause a liquidation pursuant to Section 16.06.

(e) Notwithstanding anything to the contrary herein, if Marathon Shipper terminates the Marathon TSA pursuant to Section 4.02(a), Section 4.02(b) or Section 7.03.3 thereof, (i) each of Enbridge and Williston shall have the right (in its sole discretion) to cause the Company to repurchase all of the Class B Units then held by Williston and any of its Transferees for an aggregate purchase price equal to the aggregate amount Williston and such Transferees would receive if the Company were to effect a liquidation pursuant to Section 16.06, and following such repurchase Williston and such Transferees shall cease to be Class B Members and shall thereafter have no further rights or obligations under this Agreement, and (ii) Enbridge shall have the right (in its sole discretion) to cause a liquidation pursuant to Section 16.06.

Section 17.08 Sandpiper Project Spend Profile. Enbridge has provided to Williston a projected spend profile for the Sandpiper Project (the “Sandpiper Project Spend Profile”), which is attached hereto as Exhibit F. Such spend profile sets forth projections of the estimated quarterly capital expenditures to be made by the Company in respect of the Sandpiper Project. The Company shall issue Call Notices under Section 5.02(b) for capital contributions in respect of the Sandpiper Project quarterly in advance (except as may be reasonably required in connection with the development of the Sandpiper Project, in which case the Company shall issue such Call Notices when so required). Subject to Section 8.01(c)(xxvi), Enbridge may amend the Sandpiper Project Spend Profile to the extent reasonably necessary to permit the Company to satisfy, in a timely fashion, the obligations of the Company with respect to the Sandpiper Project.

Section 17.09 Management Committee Deadlocks; Negotiations; Buyout Right.

(a) Management Committee Deadlocks. From and after the Sandpiper Project In-Service Date, if the Management Committee reaches an impasse on resolving a decision presented to the Management Committee for approval, then any Manager who determines that such dispute is of such significance and magnitude that it requires additional extraordinary measures to resolve, by written notice to the other Managers given within three Business Days after the initial vote on such matter or proposal (or, if such matter or proposal is proposed to be approved by written consent in lieu of a meeting of the Management Committee, after it is reasonably evident that such written consent will not receive such required approval), may call a meeting of the Management Committee to reconsider such matter or proposal, such meeting to be held when, where and as reasonably specified in said notice, but not less than three Business Days nor more than seven Business Days after the date of such notice. If such meeting is called and held as herein provided and the matter or proposal is offered at such meeting again and (i) does not receive the required approval of the Management Committee for such matter or proposal or (ii) a quorum is not present at such meeting, then any Manager may within three Business Days thereafter submit the matter to executive negotiations in accordance with Section 17.04(b).

(b) Executive Negotiations. If, at the meeting contemplated in Section 17.09(b), the Managers in good faith are unable to agree on a course of action to address the reason for the meeting, any Manager may declare an impasse (“Impasse”) by giving written notice to the other Managers (an “Impasse Notice”). Within five Business Days after receipt of such Impasse Notice, an executive of each Member (or a parent Affiliate of such Member) who has the authority to settle the Impasse and who is at a Senior Vice President or higher level of management of such Member (or such parent Affiliate) shall enter into good faith discussions to reach an agreement that will end the Impasse. If a decision is not made by common accord that ends the Impasse within 30 days after the date that such executives begin such discussions, then any Manager may declare an impasse of such executives (a “Senior Vice President Impasse”) by giving written notice to the other Managers (a “Senior Vice President Impasse Notice”). Within five Business Days after receipt of such Senior Vice President Impasse Notice, an executive of each Member (or a parent Affiliate of such Member) who has the authority to settle the Senior Vice President Impasse and who is at an Executive Vice President or higher level of management of such Member (or such parent Affiliate) shall enter into good faith discussions to reach an agreement that will end the Senior Vice President Impasse. If a decision is not made by common accord that ends the Senior Vice President Impasse within 30 days after the date that such executives begin such discussions, then any Manager may declare an impasse of such executives (an “Executive Vice President Impasse”) by giving written notice to the other Managers (an “Executive Vice President Impasse Notice”). Within five Business Days after receipt of such Executive Vice President Impasse Notice, the Chief Executive Officer of each Member (or the ultimate parent of such Member) shall enter into good faith discussions to reach an agreement that will end the Executive Vice President Impasse. If a decision is not made by common accord that ends the Executive Vice President Impasse within 30 days after the date that such executives begin such discussions, then any Manager may declare an impasse of such executives (a “Chief Executive Officer Impasse”) by giving written notice to the other Managers (a “Chief Executive Officer Impasse Notice”), and the Chief Executive Officer Impasse shall be submitted to non-binding mediation in accordance with Section 17.09(c).

(c) Non-Binding Mediation. Within 20 Business Days of receipt by the Managers of a Chief Executive Officer Impasse Notice (the “Mediation Date”), the Members shall submit the Chief Executive Officer Impasse to non-binding mediation, using any mediator upon which the Members mutually agree, provided that any such mediator must be qualified by his or her education, training and experience in the crude oil pipeline industry. If the Members are unable to mutually agree upon a mediator within 10 Business Days following the receipt of the Chief Executive Officer Impasse Notice, the Chief Executive Officer Impasse shall be referred to the Houston, Texas office of the American Arbitration Association (“AAA”) for mediation, provided that any mediator of the AAA assigned to mediate the matter giving rise to the Chief Executive Officer Impasse must be qualified by his or her education, training and experience in the crude oil pipeline industry. The mediation shall be conducted in accordance with the Commercial Arbitration Rules and the Mediation Procedures of the AAA, with such changes thereto as may be agreed upon by the Members prior to such mediation. The cost of the mediator will be borne equally by the Members. If such mediation does not result in the resolution of the Chief Executive Officer Impasse within 60 days following the submission thereof to mediation (the “Mediation Drop Dead Date”), each Member will be entitled to exercise the rights set forth in Section 17.09(d).

(d) Buyout Right.

(i) Following completion of the procedures set forth in Sections 17.09(a) through (c), either Member may elect, by delivering written notice (a “Buyout Notice”) to the other Member within 30 Business Days of the Mediation Drop Dead Date, to purchase all, but not less than all, of such other Member’s Units (the “Subject Units”) for an amount equal to the fair market value of the Company as determined in accordance with the provisions of this Section 17.09(d) (the “Deadlock Fair Market Value”) multiplied by 1.30 and multiplied further by the Class A Percentage Interest represented by the Subject Units (the “Buyout Purchase Price”); provided, however, that if both Members have provided a Buyout Notice in accordance with the foregoing, then the provision of Section 17.09(e) shall apply.

(ii) The Deadlock Fair Market Value of any Subject Units shall be determined in accordance with the following procedure. The Buyout Notice will identify a nationally recognized investment banking firm retained by the proposed purchasing member, which firm will be experienced in the valuation of companies operating in the business of crude oil pipelines and facilities similar in nature and scope to that operated by the Company (the “Buyer Appraiser”). On or before the 10th day following receipt by the other Member of the Buyout Notice, the receiving Member will notify the other Member of the nationally recognized investment banking firm experienced in the valuation of companies operating in the business of crude oil pipelines and facilities similar in nature and scope to that operated by the Company that it has retained (the “Seller Appraiser”). Within 10 days of the selling Member’s selection of the Seller Appraiser, the Buyer Appraiser and the Seller Appraiser will select a third, independent, nationally recognized investment banking firm experienced in the valuation of companies operating in the business of crude oil pipelines and facilities similar in nature and scope to that operated by the Company (the “Independent Appraiser”) If the Independent Appraiser so chosen shall resign or otherwise fail or become unable to serve as independent appraiser, a replacement Independent Appraiser shall be chosen by the Buyer Appraiser and the Seller Appraiser in the same manner. The cost of the Independent Appraiser will be borne equally by the Members, and each Member will otherwise bear the cost of the appraiser selected by it. The Company shall, and shall instruct the Operator to, provide the Independent Appraiser with all information and data reasonably necessary to make a determination of Deadlock Fair Market Value of the Company, subject to a customary confidentiality agreement. The Independent Appraiser shall report to the Members its determination of the Deadlock Fair Market Value of the Company within 30 days after appointment, and such determination shall be final and binding on both Members, absent manifest error.

(iii) Within 30 days of the Independent Appraiser’s determination of the Deadlock Fair Market Value, provided that the Chief Executive Officer Impasse has not otherwise been resolved by the Members prior to such determination, the Member that delivered the Buyout Notice (the “Purchasing Member”) shall be required to deliver the Buyout Purchase Price for the Subject Units to the other Member (the “Selling Member”) in exchange for the Subject Units. Unless otherwise agreed to by the Members, the Buyout Purchase Price for the Subject Units shall be payable only in cash, by wire transfer of immediately available funds. The Selling Member shall not be required to provide any representations, warranties or indemnities in connection with such sale of the Subject Units, other than customary (including with respect to qualifications) representations, warranties and indemnities concerning (1) the Selling Member’s valid title to and ownership of the Subject Units, free of all liens, claims and encumbrances (excluding those arising under applicable securities laws), (2) the Selling Member’s authority, power and right to enter into and consummate such sale of the Subject Units, (3) the absence of any violation, default or acceleration of any agreement to which the Selling Member is subject or by which its assets are bound as a result of such sale of the Subject Units, and (4) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by the Selling Member in connection with such sale of the Subject Units. Upon delivery of the Buyout Purchase Price, the Company shall, without the consent of any other Person, revise the Member Schedule to reflect the purchase of the Subject Units by the Purchasing Member.

(e) Topping Procedure.

(i) In the event both Members have provided Buyout Notices within the time frame required by Section 17.04(d)(i), then within 45 Business Days following the Mediation Drop Dead Date each Member will simultaneously provide to the other Member a written notice stating the purchase price (the “Initial Offer Price”) at which it would purchase all, but not less than all, of the other Member’s Subject Units (a “Buyout Offer”); provided that any such Initial Offer Price must equal or exceed the Deadlock Fair Market Value of such Subject Units multiplied by 1.30. The Member who received the Buyout Offer with the highest Initial Offer Price on a per Unit basis will have 30 days from receipt of such Buyout Offer to either (A) accept the Buyout Offer, or (B) acquire the Subject Units of the offering Member at the same per Unit price as set forth in the offering Member’s Buyout Offer (the “Topping Unit Price”). The failure of the receiving Member to respond within the specified time frame will be deemed to automatically constitute an acceptance of the Buyout Offer. The purchase price (the “Topping Purchase Price”) to be paid by the Member (the “Topping Purchasing Member”) that acquires the Subject Units of the other Member (the “Topping Selling Member”) shall be equal to the Topping Unit Price multiplied by the number of Subject Units then held by the Topping Selling Member.

(ii) Within 30 days of the receiving Member’s determination (or deemed determination) to accept the Buyout Offer or to acquire the Subject Units in accordance with Section 17.09(e)(ii), the Topping Purchasing Member shall be required to deliver the Topping Purchase Price for the Subject Units to the Topping Selling Member in exchange for the Subject Units. Unless otherwise agreed to by the Members, the Topping Purchase Price for the Subject Units shall be payable only in cash, by wire transfer of immediately available funds. The Topping Selling Member shall not be required to provide any representations, warranties or indemnities in connection with such sale of the Subject Units, other than customary (including with respect to qualifications) representations, warranties and indemnities concerning (1) the Topping Selling Member’s valid title to and ownership of the Subject Units, free of all liens, claims and encumbrances (excluding those arising under applicable securities laws), (2) the Topping Selling Member’s authority, power and right to enter into and consummate such sale of the Subject Units, (3) the absence of any violation, default or acceleration of any agreement to which the Topping Selling Member is subject or by which its assets are bound as a result of such sale of the Subject Units, and (4) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by the Topping Selling Member in connection with such sale of the Subject Units. Upon delivery of the Topping Purchase Price, the Company shall, without the consent of any other Person, revise the Member Schedule to reflect the purchase of the Subject Units by the Topping Purchasing Member.

Section 17.10 Waiver. No consent or waiver, express or implied, by any Member of any breach or default by any other Member in the performance by the other Member of his, her or its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation hereunder. Failure on the part of any Member to complain of any act or to declare any other Member in default, regardless of how long such failure continues, shall not constitute a waiver of rights hereunder.

Section 17.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 17.12 Ownership of Property and Right of Partition. A Unit in the Company shall be personal property for all purposes. No Member shall have any right to partition the property owned by the Company.

Section 17.13 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted successors and assigns.

Section 17.14 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 17.15 Parties in Interest. This Agreement shall be binding solely upon, be enforceable solely by, and inure solely to the benefit of, each Member and his, her or its permitted successors, assigns, and Transferees, and nothing in this Agreement (express or implied) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that Member Indemnitors are express third party beneficiaries of the terms of Section 10.07, and Member Covered Persons and Covered Persons are express third party beneficiaries of Article X and Article XI.

Section 17.16 Specific Performance. Each Member agrees that the other Members would be damaged irreparably and would have no adequate remedy at law in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Member shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other Members and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedies to which such Member is entitled at law or in equity, without proof of actual damages or any obligation to post any bond or other security as a prerequisite to obtaining equitable relief. Each Member agrees not to dispute or resist any such application for relief on the basis that another Member has an adequate remedy at law or that damage arising from such non-performance or breach is not irreparable.

Section 17.17 Publicity. The Company shall not make any press release, public announcement or other public communication (including an internet posting, web blog or other electronic publication) that (a) makes reference to the Company, this Agreement or the transactions contemplated herein without prior Management Committee Approval or (b) makes reference to any Member or Managers designated by such Member without prior written approval of such Member.

Section 17.18 Certain Expenses. Except as otherwise specified in this Agreement or the Operating and Construction Management Agreement, each Member shall pay its own costs and expenses incurred in connection with the execution and delivery of this Agreement and any agreements related hereto that are executed and delivered on the date hereof.

Section 17.19 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or .pdf attachment containing the applicable signature(s)) with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has entered into this Agreement as of the date first written above.

MEMBERS:

ENBRIDGE ENERGY PARTNERS, L.P.

By:	Enbridge Energy Company, Inc.,
its general partner

By:	/s/ Mark Maki
Name: Mark Maki
Title: President

WILLISTON BASIN PIPE LINE LLC

By:	/s/ Garry L. Peiffer
Name: Garry L. Peiffer
Title: Executive Vice President of
Corporate Planning and Investor &
Government Relations

SIGNATURE PAGE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

NORTH DAKOTA PIPELINE COMPANY LLC

EXHIBIT A

CALL NOTICE

[See Attached]

EXHIBIT A

EXHIBIT A

FORM OF CALL NOTICE

NORTH DAKOTA PIPELINE COMPANY LLC

CALL NOTICE

Reference is made to the Amended and Restated Limited Liability Company Agreement (as amended, supplemented and restated from time to time, the “LLC Agreement”) of North Dakota Pipeline Company LLC (the “Company”), dated as of [            ], 20[    ]. Terms used in this Call Notice and not otherwise defined herein shall have the respective meanings set forth in the LLC Agreement. Pursuant to Section 5.02[    ] of the LLC Agreement, the Company hereby requests that Members make capital contributions to the Company as follows:

1.	Aggregate Amount of Capital Call: $

2.	Date funds are required to be received by the Company (the “Due Date”): , 20

3.	Use of Proceeds:

4.	Capital contribution of each Member:

Member	Capital Contribution
Enbridge Energy Partners, L.P.	$	[	]
Williston Basin Pipe Line LLC	$	[	]

5.	Number and class of Units to be issued to each Member in return for capital contribution:

Member	Units Issued
Enbridge Energy Partners, L.P.	[ ] Class [A] [B] Units
Williston Basin Pipe Line LLC	[ ] Class [A] [B] Units

6.	Instructions for Wire Transfer:

[Signature page follows.]

NORTH DAKOTA PIPELINE COMPANY LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT A

IN WITNESS WHEREOF, the undersigned has executed this Call Notice on behalf of the Company on this             day of             , 20    .

NORTH DAKOTA PIPELINE COMPANY LLC

By:
Name:
Title:

NORTH DAKOTA PIPELINE COMPANY LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT A

EXHIBIT B

OPERATING AND

CONSTRUCTION MANAGEMENT AGREEMENT

[See Attached]

EXHIBIT B

Execution Version

OPERATING AND CONSTRUCTION MANAGEMENT AGREEMENT

BETWEEN

NORTH DAKOTA PIPELINE COMPANY LLC

AND

ENBRIDGE (U.S.) INC.

Dated November 25, 2013

i

7.6	Government Reports	17
7.7	Maintenance of and Access to Records	17
7.8	Periodic Reports and Statements	17
8.0	Force Majeure	18
8.1	Procedure	18
8.2	Definition	18
8.3	Strikes	18
8.4	Duty to Mitigate	18
9.0	Insurance	18
9.1	Insurance	18
9.2	Premiums, Deductibles, etc	19
10.0	Claims	19
10.1	Claims	19
10.2	Mutual Release and Indemnification	19
11.0	Confidential Information; Publicity	22
11.1	Confidential Information	22
11.2	Publicity	24
12.0	General Provisions	24
12.1	Notices	24
12.2	Governing Law	25
12.3	Waiver of Jury Trial	25
12.4	Dispute Resolution	25
12.5	Entirety of Agreement	26
12.6	Captions or Headings	27
12.7	Assignment	27
12.8	Duplicate Originals	27
12.9	No Third Party Beneficiary	27
12.10	Severability	27
12.11	Waiver	27
12.12	Successors and Assigns	27
12.13	Exhibits	27
12.14	Joint Efforts	27
12.15	Counterparts	27

Exhibits

Exhibit A	Insurance
Exhibit B	Initial Budget

ii

OPERATING AND CONSTRUCTION MANAGEMENT AGREEMENT

This OPERATING AND CONSTRUCTION MANAGEMENT AGREEMENT (as the same may be amended from time to time in accordance herewith, this “Agreement”) by and between North Dakota Pipeline Company LLC, a Delaware limited liability company (“Owner”), and Enbridge (U.S.) Inc., a Delaware corporation (“Operator”), is made and entered into as of November 25, 2013 (“Effective Date”). Owner and Operator may be referred to herein collectively as the “Parties” or each, individually, as a “Party.”

RECITALS

WHEREAS, Enbridge Energy Partners L.P. (“EEP”) and Williston entered into that certain Amended and Restated Limited Liability Company Agreement of Owner, dated as of even date herewith (such agreement, as it may be amended, modified or supplemented from time to time, the “LLC Agreement”), to govern the management, ownership and operation of Owner and its assets;

WHEREAS, Owner intends to plan, design, develop and construct the Sandpiper Facilities and all other Facilities; and

WHEREAS, Owner desires to retain the services of Operator to Manage the Design, Procurement and Construction of, and to operate and maintain the Facilities, and to provide certain other services related to the Facilities, in each case, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

AGREEMENT

1.0	Definitions; Interpretation.

1.1 Definitions. The following terms, as used in this Agreement, shall have the following meanings.

“Affiliate” has the meaning set forth in the LLC Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Audit Period” has the meaning set forth in Section 7.5.2.

“Available Cash” has the meaning set forth in the LLC Agreement.

“Bankrupt” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature or (c) the expiration of sixty (60) days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such sixty (60) day period.

“Budget” means (a) for the remainder of calendar year 2013 and each of the calendar year 2014, 2015 and 2016, the budget attached hereto as Exhibit B, which covers all forecasted operating costs, capital expenditures for maintenance that Operator reasonably anticipates to be made or incurred by or on behalf of Owner during such periods and the then-applicable Non-Growth Integrity Project Budget, (b) in each other calendar year during the term of this Agreement, a budget provided by Operator to Owner (and which is approved by the Management Committee) that reasonably covers all forecasted operating costs and expenditures, capital expenditures in connection with maintenance and Long Term Response Expenditures (if any) that Operator reasonably anticipates to be made or incurred by or on behalf of Owner during the applicable calendar year and the then-applicable Non-Growth Integrity Project Budget, (c) any then applicable budgets (which have been approved by the Management Committee or otherwise deemed approved under the terms of the LLC Agreement) with respect to any Participatory Growth Capital Project or Non-Participatory Growth Capital Project and (d) all forecasted capital costs and expenditures that Operator reasonably anticipates to be made or incurred in connection with its performance of the Services with respect to the Sandpiper Facilities prior to the Sandpiper Project In-Service Date, including the Sandpiper Project Spend Profile; provided, that in each of the cases of clauses (a), (b) and (c), the Budget shall include the amount of any permitted variance thereto pursuant to Section 5.3.

“Budget Amendment” has the meaning set forth in Section 5.2.

“Business” has the meaning set forth in the LLC Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas and Calgary, Alberta, Canada are generally open for business.

“Capital Account” has the meaning set forth in the LLC Agreement.

“Cash Reserves” has the meaning set forth in the LLC Agreement.

“Claim” has the meaning set forth in the LLC Agreement.

“Claim Notice” has the meaning set forth in Section 10.2.6(a).

“Confidential Information” has the meaning set forth in Section 11.1.1.

“Construction” and its derivatives mean, with respect to any facility or project, all activities relating to the construction thereof.

“Construction G&A Fee” has the meaning set forth in Section 4.1.2.

“Contract” has the meaning set forth in the LLC Agreement.

“Default Budget” has the meaning set forth in Section 5.1.

“Design” and its derivatives mean, with respect to any facility or project, all activities relating to the engineering and design thereof.

“Dispute” has the meaning set forth in Section 12.4.1.

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“Dispute Notice” has the meaning set forth in Section 12.4.2.

“EEP” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in the Preamble.

“Emergency” has the meaning set forth in Section 6.1.

“Emergency Expenditures” has the meaning set forth in Section 6.1.

“Owner” has the meaning set forth in the Preamble.

“Owner Improvements” has the meaning set forth in Section 6.3.2.

“Owner Indemnitees” means Owner and its Affiliates (other than Operator) and their respective partners, members, directors, officers, managers, employees, contractors, agents and other representatives.

“Owner Intellectual Property” has the meaning set forth in Section 6.3.1.

“Facilities” has the meaning set forth in the LLC Agreement.

“FERC” means the U.S. Federal Energy Regulatory Commission.

“Force Majeure” has the meaning set forth in Section 8.2.

“GAAP” means U.S. Generally Accepted Accounting Principles as consistently applied.

“Governmental Authority” has the meaning set forth in the LLC Agreement.

“Growth Capital Project” has the meaning set forth in the LLC Agreement.

“Indemnified Party” has the meaning set forth in Section 10.2.6.

“Indemnifying Party” has the meaning set forth in Section 10.2.6.

“Initial Call Amount” has the meaning set forth in Section 5.4.2.

“Intellectual Property” means patents and copyrights, whether registered or not, and rights in confidential information and know-how and equivalent rights (including, in all cases, applications and rights to apply therefor) arising anywhere in the world.

“Interstate Commerce Act” means the version of the Interstate Commerce Act under which FERC regulates oil pipelines, 49 U.S.C. app. §§ 1, et seq. (1988), and the regulations promulgated by the FERC thereunder.

“Land Rights” has the meaning set forth in Section 3.3.7(a).

“Law” has the meaning set forth in the LLC Agreement.

“Liabilities” has the meaning set forth in the LLC Agreement.

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“Liability Claim” has the meaning set forth in Section 10.1.1.

“Licensed Intellectual Property” has the meaning set forth in Section 11.1.3.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, claim, security interest, restrictive covenant or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“LLC Agreement” has the meaning set forth in the Recitals.

“Long Term Response Expenditures” has the meaning set forth in the LLC Agreement.

“Manage” or “Management” and their respective derivatives mean, with respect to any facility or project, the management and administration of the Design, Procurement and Construction of such facility or project through the in-service date thereof.

“Management Account” has the meaning set forth in Section 7.2.

“Management Committee” has the meaning set forth in the LLC Agreement.

“Management Fee” has the meaning set forth in Section 4.1.1.

“Member” has the meaning set forth in the LLC Agreement.

“Negotiation Period” has the meaning set forth in Section 12.4.3.

“Non-Growth Integrity Project” has the meaning set forth in the LLC Agreement.

“Non-Growth Integrity Project Budget” has the meaning set forth in the LLC Agreement.

“Non-Participatory Growth Capital Project” has the meaning set forth in the LLC Agreement.

“Operator” has the meaning set forth in the Preamble.

“Operator Improvements” has the meaning set forth in Section 6.3.2.

“Operator Indemnitees” has the meaning set forth in Section 10.2.1.

“Operator Intellectual Property” has the meaning set forth in Section 6.3.1.

“Participatory Growth Capital Project” has the meaning set forth in the LLC Agreement.

“Parties” and “Party” has the meaning set forth in the Preamble.

“Person” has the meaning set forth in the LLC Agreement.

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“Procurement” and its derivatives mean all activities relating to the procurement and handling of all services, materials, equipment and construction equipment necessary for any Design and Construction of the Facilities.

“Quarterly Estimate” has the meaning set forth in Section 5.4.

“Recommended Activity” has the meaning set forth in Section 10.2.4.

“Records” has the meaning set forth in Section 6.3.5.

“Recovery Claim” has the meaning set forth in Section 10.1.2.

“Related Contracts” means two (2) or more Contracts between each of Owner (or Operator on behalf of Owner), on one hand, and one (1) or more Third Parties that are Affiliates of each other, on the other hand, that address, in form and substance, generally the same aspect of the Business or subject matter and that are entered into on or near the same date.

“Sandpiper Facilities” has the meaning set forth in the LLC Agreement.

“Sandpiper Project In-Service Date” has the meaning set forth in the LLC Agreement.

“Sandpiper Project Spend Profile” has the meaning set forth in the LLC Agreement.

“Services” means all the services to be performed by Operator and all duties of Operator, in each case, pursuant to or as otherwise set forth in this Agreement, including the Management, Design, Procurement, and Construction of the Facilities, and the operation, upkeep, repair and/or maintenance thereof.

“Shortfall Estimate” has the meaning set forth in Section 5.4.1.

“Special Available Cash” has the meaning set forth in the LLC Agreement.

“Special Capital Account” has the meaning set forth in the LLC Agreement.

“Standard of Care” means that, in its performance of the Services, Operator acts in a good and workmanlike manner, in accordance with: (a) reasonable, customary and prudent construction management and operating practices in the pipeline industry for operations of a similar size and nature to Owner; and (b) all applicable Law and any other applicable rules and requirements of Governmental Authorities; provided, that in no event shall Operator be obligated to comply with the foregoing if such compliance would result in a breach by Operator of applicable Law.

“Subcontractor” means any Third Party engaged by Operator to provide services or materials related to (or in place of) the services to be provided by Operator pursuant to this Agreement.

“Super-Majority Management Committee Approval” has the meaning set forth in the LLC Agreement.

“Third Party” means any Person that is not a Party or a Member or an Affiliate of a Party or a Member.

“Third-Party Claim” has the meaning set forth in Section 10.2.6(b).

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“Units” has the meaning set forth in the LLC Agreement.

“Williston” means Williston Basin Pipe Line LLC, a Delaware limited liability company.

“Williston Manager” has the meaning set forth in the LLC Agreement.

1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language or meaning of this Agreement. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits referred to herein are attached hereto. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

2.0	Operator.

2.1 Operator Identified. Subject to the terms of this Agreement, Operator is hereby retained to perform, or cause to be performed, the Services.

2.2 Term. The term of this Agreement begins on the Effective Date and ends upon the earliest to occur of: (a) the termination of the LLC Agreement, (b) the written consent of the Parties, (c) the permanent abandonment or shutdown of the Facilities and the completion of the Services of Operator in connection therewith or (d) the date that the resignation or removal of Operator pursuant to Section 2.3 becomes effective in accordance with the provisions of Section 2.3.3.

2.3 Resignation or Removal of Operator.

2.3.1	Optional Resignation. Operator may resign at any time by sending written notice to Owner.

2.3.2	Removal of Operator. Operator shall be removed upon the occurrence of any of the following:

(a)	Operator becomes insolvent or Bankrupt;

(b)	Operator dissolves, liquidates or terminates its existence;

(c)	(i) Operator breaches the Standard of Care or any material obligation under the Agreement; (ii) such breach causes or is reasonably likely to cause material harm

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(as defined below); (iii) Owner provides Operator written notice of such breach within a reasonable time after Owner becomes aware of such breach; and (iv) such breach has not been cured within sixty (60) days after receipt by Operator of a breach notice, provided that if such breach is not reasonably capable of being cured within a sixty (60) day period, Operator shall not be subject to removal if Operator expeditiously commences to cure such breach following its receipt of a breach notice and continues to diligently proceed with such cure within such longer period of time as shall be reasonably necessary to cure such breach; provided, that for the purposes of this Section 2.3.2(c), “material harm” means loss or damage to Owner in excess of $50,000,000 that is directly caused by Operator’s breach;

(d)	Operator and its Affiliates cease to own any Units; or

(e)	Operator assigns or purports to assign its right or ability to conduct the Services without prior written consent of Owner.

2.3.3	Effectiveness of Resignation or Removal. Notwithstanding anything to the contrary set forth herein, the resignation or removal of Operator pursuant to the foregoing provisions of this Section 2.3(c) shall not become effective, and Operator shall not be relieved of its duties as Operator under this Agreement until the earlier of (a) the date that is ninety (90) days after the date of the delivery of the notice of removal or resignation (or, in the case of removal, such earlier date as is specified in the notice of removal), as applicable, and (b) the date that Operator’s successor has been appointed by Owner and has entered into an agreement with Owner pursuant to which it has agreed to perform all of the duties, responsibilities and obligations of Operator set forth in this Agreement.

2.3.4	Dispute. Any dispute regarding this Section shall be addressed pursuant to the terms of Section 12.4 (Dispute Resolution) and Operator shall not be removed until it has finally been determined that the conditions to the removal of Operator under Section 2.3.2 were met.

3.0	Duties of Operator.

3.1 Independent Contractor. In the performance of any Services by or through Operator for Owner pursuant to this Agreement, Operator conclusively shall be deemed an independent contractor, with the right and authority to direct and control all services and other work being performed by the employees of Operator and its Affiliates and all Subcontractors. Owner shall have no right or authority to supervise or give instructions to any such Persons and such Persons at all times shall be under the direct and sole supervision and control of Operator. It is the understanding and intention of the Parties that no relationship of master and servant or principal and agent shall exist between Owner, on the one hand, and the employees, agents or representatives of Operator or its Affiliates, on the other hand.

3.2 No Agency. Except as expressly set forth herein, nothing in this Agreement shall be deemed or construed to authorize Operator to act as an agent, principal, servant or employee for Owner for any purpose whatsoever and, except as expressly permitted by this Agreement, Operator shall not hold itself out as an agent, principal, servant or employee of Owner to any Person.

3.3 Services. From and after the Effective Date, Operator shall perform the Services for the sole benefit of (and on behalf of) Owner and at all times in accordance with the Standard of Care and in good faith. Owner hereby delegates to Operator and authorizes Operator to, and Operator shall, perform

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each of the Services set forth in this Section 3.3 in accordance with the Standard of Care, subject to the limitations set forth in Section 3.4 or otherwise contained in this Agreement.

3.3.1	General. Operator shall perform any and all acts and things necessary, requisite or proper for (a) the efficient and safe Management, Design, Procurement, and Construction of (i) the Sandpiper Facilities as described on Schedule II to the LLC Agreement and (ii) any other Facilities contemplated in the Budget and (b) the operation, maintenance, upkeep and repair of the Facilities, including, in each case, entering into (or causing Owner to enter into) any Contract with respect to the Sandpiper Facilities and all of the other Facilities or the Business or incurring any expense authorized in an approved Budget or as otherwise permitted hereunder. In addition, Owner hereby authorizes Operator to do and perform any and all acts and responsibilities delegated to Operator in the LLC Agreement.

3.3.2	Administration of Business. Operator shall administer the Business and all other related and ancillary affairs of the Owner, including the regulatory, financial, accounting and tax affairs of Owner, maintaining the financial, tax and accounting records of Owner and preparing and distributing financial statements, notices and reports (including reports to Governmental Authorities) in accordance with Sections 7.1, 7.2, 7.3, 7.4, 7.6, 7.7 and 7.8 of this Agreement and as otherwise required pursuant to the LLC Agreement.

3.3.3	Purchase and Sale of Materials and Supplies; Entry into Contracts. Operator shall (or shall cause Owner to) (a) purchase or cause to be purchased all necessary materials and supplies, (b) incur (or cause to be incurred) all such expenses and (c) enter into (or cause to be entered into) such Contracts, in each case, as may be necessary in connection with the Design, Procurement, Construction, operation and/or maintenance of the Facilities and/or the performance of the Services. Operator may sell or dispose of materials and equipment that are no longer required in connection with all or any portion of the Facilities.

3.3.4	Personnel. Operator and/or its Affiliate(s) shall employ such personnel as Operator (and/or its Affiliate(s)) may deem reasonably necessary or beneficial with respect to (or in connection with its performance of) the Services. Also, Operator may utilize its or any of its Affiliates’ other employees to provide all or any portion of the Services. Operator shall employ reasonable efforts to maintain the number of personnel performing services for Owner at the optimum level and to keep them organized in a manner which will afford cost effective and efficient day-to-day operation of the Business. Operator shall ensure that all such personnel expenses incurred in connection with its obligations under this Agreement are paid, including compensation, salary, wages, overhead and administrative expenses incurred by Operator and its Affiliates and if applicable, social security, taxes, workers compensation insurance, benefits and other such expenses. Notwithstanding anything to the contrary in the provisions of Section 10.2, Operator shall indemnify and save harmless Owner from all claims of liability for wages, salary, taxes or benefits in respect of Operator’s personnel; provided that, for the avoidance of doubt, the Operator shall be entitled to charge such wages, salary, taxes or benefits to Owner to the extent permitted by this Agreement.

3.3.5

Payment of Expenses. In addition to its other payment and reimbursement obligations set forth in this Agreement and the LLC Agreement, Owner shall be responsible for payment of Operator’s fees and expenses as set out in this Agreement. To the extent of available funds in the Management Account, Operator shall pay and discharge all costs

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and expenses on a timely basis. Notwithstanding anything herein to the contrary, in no event shall Operator be liable in connection with the performance of its services hereunder or otherwise in breach of this Agreement if Operator fails, or is otherwise unable, to perform any of such services or its other obligations hereunder due to the failure of Owner to pay when due any amounts payable hereunder by Owner.

3.3.6	Liens. Notwithstanding anything to the contrary in Section 10.2, Operator shall protect and defend Owner, the Facilities and the other assets of the Business (including rights of way related to the Facilities) from any Liens arising by, through or under Operator, Operator’s Affiliates, and its and their respective representatives, contractors or subcontractors of any level, agents or employees. Operator shall not have any liability to (and shall not be obligated to release, indemnify or hold harmless) Owner (and each Owner Indemnitee) for any Claims and/or Liabilities suffered by Owner (or such Owner Indemnitee) as a result of any Liens (other than Liens that arise in the ordinary course of carrying out the Services or that are approved by Super-Majority Management Committee Approval pursuant to the LLC Agreement) being placed on the Facilities or the other assets of the Business (including rights of way related to the Facilities) except to the extent (and only to the extent) that such Liens arise as a result of the Operator failing to comply with the Standard of Care. Notwithstanding the foregoing, Operator shall have no liability with respect to any Lien that arises as the result of a failure by Owner to satisfy its obligations to Operator under this Agreement.

3.3.7	Land Rights.

(a)	Except for any route (or portions of any route) for the Facilities which Operator has already surveyed or has determined not to survey as of the Effective Date, Operator shall survey the routes for all Facilities with respect to which development and construction begins after the Effective Date and, to the fullest extent permitted by applicable Law, acquire all necessary rights of way, easements, leases, fee titles, permits, surveys and other interests in land required for the Construction, operation and maintenance of the Facilities (“Land Rights”).

(b)	Owner shall, and shall cause the Members to, use its commercially reasonable efforts to provide Operator with any information in Owner’s or the Members’ possession that would be useful to Operator in connection with the surveying of the routes for the Facilities or the acquisition of Land Rights.

(c)	In the acquisition of Land Rights, Operator shall enter into good faith negotiations with each applicable property owner. Condemnation shall be used to acquire Land Rights whenever, in Operator’s reasonable discretion, the necessary Land Rights cannot reasonably and economically be obtained voluntarily, and Operator shall initiate condemnation proceedings with the appropriate Governmental Authority and prosecute the same to conclusion in Owner’s name to the fullest extent allowed by applicable Law.

(d)	Owner shall bear the entire cost of obtaining or enforcing such Land Rights, whether by voluntary conveyance, condemnation or other civil proceedings (and whether by judgment or settlement).

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3.3.8	Common Carrier Operations. Operator shall provide transportation services on the applicable Facilities on behalf of Owner in conformity with applicable tariffs and Law applicable to crude oil pipeline common carriers under the Interstate Commerce Act and other Law.

3.3.9	Tariffs; Measurements; Receipts and Deliveries of Crude Oil; Connections.

(a)	Tariffs. Operator shall file all tariffs and/or changes to established tariffs (under which tenders of crude oil are transported through the applicable Facilities) that are required to be filed in connection with the Owner’s Business with the applicable Governmental Authorities.

(b)	Measurements, Receipts and Deliveries of Crude Oil. Operator shall ascertain and record the quantity and quality of crude oil received into and out of the Facilities in accordance with all Law.

(c)	Connections to Pipeline. Connections (if any) to the Facilities shall be made by Operator in accordance with all Law.

3.3.10	Workplace Safety.

(a)	During the term of this Agreement, Operator shall comply with its then existing business-wide safety rules.

(b)	For all Services performed on any pipeline Facility that includes an operations or maintenance task that affects the operation or integrity of the pipeline per the definitions set forth in DOT regulations 49 CFR Subparts 192 or 195, Operator shall furnish “qualified individuals” as defined in such regulation to perform such tasks. To the extent that Operator elects to use subcontractors, Operator shall ensure that each subcontractor provides “qualified individuals” to perform such tasks.

3.3.11	Environmental, Health and Safety Reporting. Operator will prepare and furnish to Owner a report describing any accidents and environmental incidents experienced (other than those constituting an Emergency) within thirty (30) days of such occurrence. During the term of this Agreement, Operator shall comply with its then existing, business-wide emergency response plan.

3.4 Limitation of Authority. Except in the case of Emergencies, but otherwise notwithstanding anything in this Agreement to the contrary, Operator shall obtain the prior written consent of Owner prior to taking any of the following actions:

3.4.1	any action that would require prior Super-Majority Management Committee Approval or the consent of a Williston Manager, in each case, pursuant to the LLC Agreement if such action were proposed to be taken by (or on behalf of) Owner thereunder;

3.4.2	except with respect to powers of attorney granted for the Procurement of Land Rights, the granting of powers of attorney with respect to the Management, Design, Procurement, Construction, operation, maintenance and/or ownership of the Facilities;

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3.4.3	except to the extent contemplated in the then current Budget, the entering into, amendment or termination of (a) any Contract or series of Related Contracts to lower, adjust or relocate a pipeline and/or any pipeline facilities which are part of the Facilities if the contracting party is not obligated to pay or reimburse Owner for the entire cost incurred and the non-reimbursable portion of such costs exceeds Five Million Dollars ($5,000,000) or (b) any Contract or series of Related Contracts relating to Land Rights that commits Owner to incur expenses, in the aggregate, of more than Five Million Dollars ($5,000,000) in any calendar year; or

3.4.4	Incur any expense not included in the then applicable Budget for which reimbursement from Owner would be sought, except for any Emergency Expenditure or (b) as otherwise expressly set forth in this Agreement or authorized pursuant to the LLC Agreement.

3.5	Warranty.

3.5.1	Operator warrants that it is experienced in the Services to be undertaken on behalf of Owner, possess the skills and financial and technical resources to complete the Services, has the authority to fulfill its obligations under this Agreement, and will perform the Services at all times in accordance with the Standard of Care.

3.5.2	Operator may subcontract any part of the Services; provided, however, that notwithstanding any subcontract entered into by Operator for all or any part of the Services, Operator shall not be relieved of or released from any of its obligations or responsibilities under this Agreement. For the purposes of this Agreement, Services performed by subcontractors shall be deemed to be Services performed by Operator.

3.5.3	Notwithstanding anything to the contrary set forth in this Agreement, Operator agrees that any Contracts entered into by Operator with any Subcontractor for the provision (by such Subcontractor) of services and/or materials that Operator is obligated to provide pursuant to this Agreement shall (a) be at an arm’s length basis and shall be competitive in terms of pricing and other material terms, (b) contain customary indemnity and insurance provisions that are consistent with the indemnity and insurance provisions set forth herein (or that are otherwise approved in writing by Owner) and (c) contain customary warranty provisions and audit rights that are enforceable by Owner (either directly or as a third party beneficiary) and that are consistent with Owner’s policies with respect thereto. Without limiting the foregoing and notwithstanding anything to the contrary set forth herein, Operator shall be liable to (and shall release, indemnify and hold harmless) Owner (and each Owner Indemnitee) for any Claims and/or Liabilities suffered by Owner (or such Owner Indemnitee) to the extent such Claims and/or Liabilities arose out of or in connection with or attributable or incidental to (i) any actual fraud of any Subcontractor or (ii) the gross negligence or willful misconduct of any Subcontractor.

4.0	Schedule of Charges.

4.1	Management Fee and Construction G&A Fee.

4.1.1

Management Fee. Commencing on the Effective Date, Owner will pay Operator an annual fee of Two Million Dollars ($2,000,000) (the “Management Fee”), as the same may be adjusted pursuant to this Section 4.1.1. The Management Fee will be prorated during the calendar year in which the Effective Date occurs and will be increased

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(a) annually (effective on the first (1st) day of each applicable calendar year after calendar year 2014) by an amount equal to three percent (3%) of the immediately preceding calendar year’s Management Fee and (b) at any time, by an amount reasonably proposed by Operator in good faith to reflect (i) additional Services required on account of any additional Facilities that are placed in-service, acquired or otherwise procured and (ii) to the extent agreed to by Owner pursuant to the terms of the LLC Agreement, the actual costs of all general and administrative Services provided by Operator and overhead costs incurred by Operator, in each case, in performing the Services (other than Design, Construction and Procurement) as Operator hereunder. Owner will pay Operator the annual Management Fee on a monthly basis, in twelve (12) equal installments, by depositing each installment in the Management Account by the fifth (5th) day of each calendar month.

4.1.2	Construction G&A Fee. In addition to the foregoing, until the Sandpiper Project In-Service Date, and during any other period in which any Growth Capital Project is being Designed and Constructed (and materials Procured in connection therewith), which period shall end on the date that the Facilities in connection with such Growth Capital Project is put into service, Owner will pay Operator a monthly fee equal to one half of one percent (0.5%) of the total amount of all capital costs and capitalized expenses incurred by Operator in the immediately preceding calendar month (the “Construction G&A Fee”) with respect to such Facilities. The Construction G&A Fee shall be increased by an amount reasonably proposed by Operator and agreed to by Owner (pursuant to the terms of the LLC Agreement) to reflect the actual costs of all general and administrative services provided by Operator and overhead costs incurred by Operator, in each case, in performing the Design, Construction and Procurement services as Operator hereunder. Owner will pay Operator the Construction G&A Fee by depositing each installment in the Management Account by the fifth (5th) day of each calendar month (starting on the fifth (5th) day of the calendar month following the calendar month in which the Effective Date occurs). Notwithstanding the foregoing, Owner and Operator acknowledge and agree that the Construction G&A Fee shall not be applied to any maintenance capital expenditures or any expenses in connection with any Non-Growth Integrity Project.

4.2 Direct Expenses. In addition to paying Operator the Management Fee and, if applicable, the Construction G&A Fee, Owner shall reimburse Operator for all of the costs and expenses incurred by it in providing the Services, including (a) for any direct operating and any other out-of-pocket costs and expenses incurred by it on behalf of Owner (including, for the avoidance of doubt, for the fully burdened costs and expenses of any employees of Operator who provide services to (or on behalf of) Owner), (b) for the portion of the fully burdened costs and expenses (as reasonably allocated by Operator) of any other employees of Operator who provide services to (or on behalf of) Owner and (c) for any other costs and expenses required to be reimbursed to Operator by Owner pursuant to this Agreement.

4.3 Adjustments to Fees and Expenses. Notwithstanding anything to the contrary herein and except with respect to reimbursements for Emergency Expenditures, payments and reimbursements to Operator for its costs and expenses pursuant to this Agreement (including, for the avoidance of doubt, this Article 4) shall only be made to the extent such costs and expenses are included in the then applicable Budget. Notwithstanding the foregoing, Operator shall not be entitled to reimbursement for any costs and expenditures to the extent that the circumstance giving rise to such costs and expenditures resulted from Operator’s gross negligence or willful misconduct.

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5.0	Budgets.

5.1 Preparation and Approval of the Budget. Starting in calendar year 2016, Operator shall prepare and present to Owner on or before November 15th the Budget for the next succeeding calendar year (other than any Non-Participatory Growth Capital Project Budget or Participatory Growth Capital Project Budget). Owner shall have thirty (30) days from the date Operator submits such Budget to approve or reject such Budget in whole or in part. With respect to any part of any such Budget that is rejected, Operator shall then have thirty (30) days to resubmit such Budget, or portion thereof, for approval, and, if Operator elects to resubmit such Budget, or portion thereof, Owner shall have fifteen (15) days to approve or reject such resubmitted Budget, or portion thereof. Until the Parties reach agreement with respect to the Budget, the Budget to be used by Operator and deemed approved by Owner shall include (a) with respect to the undisputed items of the Budget, the amounts set forth therein for such undisputed item, (b) with respect to the disputed items of the Budget, amounts included in the immediately preceding calendar year’s Budget (adjusted upward by an amount equal to three percent (3%)) plus to the extent any disputed items were not included in the immediately preceding calendar year’s Budget, an amount with respect to such items that Operator believes (in its reasonable discretion) to be necessary or appropriate to meet Owner’s legally binding commitments and obligations that were entered into pursuant to the terms hereof or to conduct and maintain Owner’s operations and properties (including the Facilities) in accordance with the Standard of Care, (c) amounts that Operator believes (in its reasonable discretion) to be necessary or appropriate with respect to any Long Term Response Expenditures and (d) any Non-Participatory Growth Capital Project Budgets, Participatory Growth Capital Project Budgets and any Non-Growth Integrity Project then in effect (such items, collectively the “Default Budget”). The Default Budget shall be in effect only until such time as a new Budget is approved by Owner.

5.2 Preparation and Approval of Budget Amendments. At any time, Operator may propose amendments to a Budget by presenting a written budget amendment for approval by Owner (each, a “Budget Amendment”). Owner shall have fifteen (15) days from the date Operator submits a Budget Amendment to approve or reject such Budget Amendment in whole or in part. Any part of any Budget Amendment which is rejected shall either be deleted or resubmitted at the direction of Owner. Operator shall then have thirty (30) days to resubmit (if it so elects) any Budget Amendment for approval. Owner shall have fifteen (15) days from the date Operator resubmits any such Budget Amendment for approval to approve or reject such re-submitted Budget Amendment.

5.3 Authority for Extra Budget Expenditures. During any calendar year, Operator shall have the right and authority with respect to such calendar year’s approved Budget (as such Budget may be amended by any approved Budget Amendment), to make expenditures up to one hundred and fifteen percent (115%) of (i) all operating costs and expenditures and maintenance capital expenditures and (ii) any line-item with respect to Long Term Response Expenditures. Operator and Owner agree that with respect to any Non-Participatory Growth Capital Project or Participatory Growth Capital Project, the permitted variance, as determined in accordance with the LLC Agreement, shall apply in lieu of the one hundred and fifteen percent (115%) variance in the preceding sentence.

5.4 Payment of Costs. At least forty (40) days prior to each applicable calendar quarter beginning after the Effective Date, Operator shall notify Owner and shall prepare and deliver to Owner, a notice of the estimated amount of expenditures projected to be incurred in such calendar quarter pursuant to the then applicable Budget (or otherwise pursuant to the LLC Agreement or this Agreement, including, for the avoidance of doubt, in connection with any Emergency plus a reasonable contingency amount (the “Quarterly Estimate”). Owner shall cause the Quarterly Estimate to be deposited in the Management Account on or before the first (1st) day of the applicable calendar quarter pursuant to the terms of the LLC Agreement.

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5.4.1	Shortfall Estimates. If Operator reasonably believes that the deposits made pursuant to Section 5.4 will be insufficient to satisfy the projected costs and expenses to be incurred during the then current calendar quarter pursuant to the then applicable Budget (or otherwise pursuant to the LLC Agreement or this Agreement, including for the avoidance of doubt, in connection with any Emergency), then Operator shall prepare and deliver to Owner, a notice of the estimated amount of the shortfall for such calendar quarter (the “Shortfall Estimate”). Owner shall cause the Shortfall Estimate to be deposited in the Management Account within Fifteen (15) Business Days of the day Owner received notice thereof from Operator pursuant to the terms of the LLC Agreement.

5.4.2	Initial Call Notices. On the Effective Date, Operator shall notify Owner and shall prepare and deliver to Owner a notice of the estimated amount of expenditures projected to be incurred for the remainder of the then current calendar quarter pursuant to the then applicable Budget (or otherwise pursuant to the LLC Agreement or this Agreement, including, for the avoidance of doubt, in connection with any Emergency) plus a reasonable contingency amount (the “Initial Call Amount”). Owner shall cause the Initial Call Amount to be deposited in the Management Account within fifteen (15) Business Days of the day Owner received notice thereof from Operator pursuant to the terms of the LLC Agreement.

6.0	Emergencies; Ownership of Assets.

6.1 Emergencies. In the event of an Emergency, Operator shall promptly (a) make all notifications required under applicable Law to the appropriate Governmental Authorities, (b) implement Emergency response and mitigation measures as are required by applicable Law or are deemed advisable by Operator to respond to or mitigate the Emergency, including to protect human health and the environment, (c) commence any required remediation, maintenance or repair work necessary for the Facilities and/or Owner to comply with all applicable Law and (d) notify Owner, as soon as practicable after the occurrence of the event of such Emergency. Operator’s notification of Owner may be made by any method deemed appropriate by Operator under the circumstances and does not have to comply with Section 12.1. Owner shall reimburse Operator for any costs and/or expenses incurred by Operator in connection with any Emergency (any such costs and expenditures, “Emergency Expenditures”), within fifteen (15) days of its receipt of an invoice therefor. For purposes of this Agreement, an “Emergency” shall be defined as a sudden or unexpected event which causes, or risks causing, (i) substantial damage to any of the Facilities or the property of a Third Party, (ii) death of or injury to any Person, (iii) damage or substantial risk of damage to natural resources (including wildlife) or the environment, (iv) safety concerns associated with continued operations, (v) imminent failure or unplanned shutdown of the Facilities or (vi) non-compliance with any applicable Law, in each case, which event is of such a nature that a response cannot reasonably await the decision of Owner. For the avoidance of doubt, an “Emergency” shall include any release or threatened release of hazardous substances into the environment that requires notification to any Governmental Authority under applicable Law.

6.2 Ownership of Subject Facilities, Land Rights and Materials. The Facilities (including all Land Rights and materials acquired by Operator pursuant to this Agreement) shall, at all times, be owned by Owner. Operator shall purchase all materials to be incorporated into the Facilities on behalf of Owner, and title to such materials shall immediately vest in Owner.

6.3 Proprietary Rights.

6.3.1	Operator shall retain all rights to its pre-existing Intellectual Property and to any Operator Improvements (collectively, “Operator Intellectual Property”). Owner shall retain all

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rights to its pre-existing Intellectual Property, any Owner Improvements, and any design, construction, operation or maintenance Records of the Facilities (collectively, “Owner Intellectual Property”).

6.3.2	With respect to all Intellectual Property conceived, reduced to practice, authored, developed or created by Operator (including its employees, agents or representatives) or any Subcontractor under this Agreement or in connection with the carrying out (or otherwise in the furtherance) of the Services, to the extent such Intellectual Property (a) relates to or is an improvement to Operator’s pre-existing Intellectual Property (“Operator Improvements”), then Operator shall own all right, title, and interest in and to such Operator Improvements; and (b) exclusively relates to and is an improvement to the Owner’s pre-existing Intellectual Property (“Owner Improvements”), then Owner shall own all right, title, and interest in and to such Owner Improvements.

6.3.3	Owner hereby grants to Operator an irrevocable, perpetual, royalty-free, paid up, transferable (solely to the extent that such a transfer is to a third party of the rights and obligations of Operator under this Agreement) non-exclusive license to use at any time the Owner Intellectual Property solely to carry out the Services. All rights not expressly granted to Operator in this Section 6.3.3 are reserved by Owner.

6.3.4	Operator hereby grants to Owner (but not to any member of Owner) and any assignee or transferee of all or substantially all of the Facilities (including a member of Owner if such member is the assignee or transferee) a non-exclusive, royalty-free, paid up license to use (including the right to sub-license to any future operator of the Facilities or other party providing Management, Design, Procurement or Construction services to the Facilities but no other Person) at any time, for the sole and exclusive purpose of the Management, Design, Procurement, Construction, operation, maintenance, upkeep, repair, alteration, expansion and shut-down of the Facilities, all Operator Intellectual Property utilized by Operator during the provision of Services (i) without which it would not be possible or commercially reasonable to operate, maintain and manage the Facilities in the manner in which they were designed or constructed and (ii) for which there is no replacement Intellectual Property that is available in the market on a commercially reasonable basis or that is otherwise held by or available to any Person that is reasonably qualified to provide the Services. All rights not expressly granted to Owner in this Section 6.3.4 are reserved by Operator.

6.3.5	All tangible and digital copies of the plans, drawings, flow diagrams, equipment specifications, operating manuals, printouts, computer data or other records, regardless of form (hereinafter collectively referred to as “Records”), prepared or authored by Operator or any Subcontractor under this Agreement or in connection with the carrying out (or otherwise in the furtherance) of the Services, shall be, as between Operator and Owner, the sole and exclusive property of Owner; provided that Operator will own all right, title and interest in and to any portion of the operating manuals of the Facilities which are common to other facilities of the Operator, which portions, however, shall expressly be part of the Operator Intellectual Property that is licensed to Owner pursuant to Section 6.3.4. Owner shall provide Operator with copies of the Records to the extent (and only to the extent) necessary to give effect to the license granted to Operator pursuant to Section 6.3.3.

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6.3.6	Operator agrees to use commercially reasonable efforts to cause any Contract entered into by Operator with any Subcontractor for the provision (by such Subcontractor) of services that Operator is obligated to provide pursuant to this Agreement to include provisions that provide for the ownership by Owner of any Intellectual Property developed under such Contract; provided, that Operator will have non-exclusive, royalty-free, paid-up license to use (including the right to sub-license) any such Intellectual Property.

7.0	Accounting; Reports.

7.1 Maintenance of Accounts; Statements. Operator shall maintain true and accurate accounts of all expenses, disbursements, costs and liabilities chargeable to Owner pursuant to this Agreement, and all revenue accrued and invoiced, all of which shall be charged or credited to Owner, all in accordance with GAAP and in accordance with the Uniform System of Accounts (including any subsequent modifications or revisions thereof) prescribed for oil pipeline companies by the FERC, its successors or by any other Governmental Authority having regulatory jurisdiction over Owner or the Facilities, consistently applied, and Operator shall also maintain the Capital Accounts (and Special Capital Accounts, if applicable) for each Member. Operator shall maintain such books of account at its principal place of business and such books of account shall be open to inspection and examination at reasonable times by Owner. If necessary, Operator may request from Owner any information necessary for Operator to fulfill its duties pursuant to this Section 7.1. Operator shall prepare, or caused to be prepared, and shall submit to Owner the statements, reports and notices specified in the LLC Agreement within the periods established in the LLC Agreement.

7.2 Banking. Operator will establish, in Owner’s name and under Owner’s control, a bank account or accounts (the “Management Account”). Owner will designate Operator, and such Persons as reasonably requested by Operator, as authorized signatories to the Management Account, and all withdrawals by Operator from the Management Account will be made only by Operator or such designated Persons. All funds of Owner will be used solely for the Business, and all interest and other benefits pertaining to such account belong to Owner. At no time may Operator commingle the funds in the Management Account with Operator’s funds or the funds of any other Person, and such funds may not be subject to the Liens or Claims of any kind in favor of Operator or its creditors.

7.3 Owner Funds. Operator shall keep funds belonging to Owner on deposit in the Management Account and, at Owner’s direction, invest such funds. All interest paid on such funds shall be for the account of Owner.

7.4 Disbursements to Members. Operator shall, within ten (10) days after the end of each calendar quarter, provide written notice to Owner of its determination of Available Cash and Special Available Cash, including information as to cash position, anticipated cash receipts and disbursements and Cash Reserves. If necessary, Operator may request from Owner any information necessary for Operator to fulfill its duties pursuant to this Section 7.4.

7.5 Audits.

7.5.1	Owner shall have the right to audit costs charged to Owner’s accounts and other accounting records maintained for Owner by Operator under this Agreement.

7.5.2

Upon not less than sixty (60) days’ prior written notice to Operator, Owner shall have the right (which right may not be exercised more than once in any twelve (12) calendar month period or more than once with respect to any costs and expenses incurred in any calendar year) to audit (or cause to be audited) Operator’s books and records for any

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calendar year within the twenty-four (24) calendar month period immediately preceding the date of such notice (such twenty-four (24) calendar month period, the “Audit Period”). Owner must provide Operator a written notice of any claims for all discrepancies disclosed by said audit and related to the Audit Period. The cost of each such audit shall be borne by Owner. Any such audit shall be conducted in a manner reasonably designed to result in a minimum of inconvenience and disruption to the operations of Operator. Unless otherwise mutually agreed, any audit shall be conducted at the principal office of Operator or at such other place as the books and records of Operator related to the Services are maintained. In furtherance of any audit conducted by Owner pursuant to this Section 7.5, Operator hereby agrees to exercise on behalf of Owner any audit rights granted in favor of Operator under (a) any Contract between Operator and Affiliate of Operator and/or (b) any subcontract between Operator and any Subcontractor.

7.5.3	At the conclusion of an audit, the Parties shall endeavor to settle outstanding matters expeditiously. To this end, Owner will make a reasonable effort to prepare and distribute a written report to Operator as soon as reasonably practicable and in any event within thirty (30) days after the conclusion of an audit. The report shall include all claims arising from such audit together with comments pertinent to the operation of the accounts and records. Operator shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than sixty (60) days after delivery of the report.

7.5.4	All adjustments resulting from an audit agreed to between the Parties shall be reflected promptly in Operator’s books and records. If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Parties within sixty (60) days.

7.5.5	Owner shall have the right at any reasonable time to inspect and/or observe Operator’s Services and the Facilities in order to confirm that such Services are being performed in accordance with the Standard of Care.

7.6 Government Reports. Operator shall prepare and file any reports required by any commission or Governmental Authority having jurisdiction over the Facilities, including all reports, right-of-way alignment maps, field inventories and valuation reports and statements of reconciliation as may be required by Governmental Authorities, in each case, in the correct number of copies required.

7.7 Maintenance of and Access to Records. Operator shall keep, or cause to be kept, true and complete books of account for Owner in accordance with Section 4.01 of the LLC Agreement. Operator shall give reasonable access to each Member, subject to the applicable provisions of the LLC Agreement, to inspect any of the books, records and operations of Owner for any purpose reasonably related to the Units owned by such Member. Any such inspection shall occur during normal business hours upon reasonable notice to Operator and shall be conducted in a manner which does not cause undue disruption to the operations of Operator. In addition, if EEP (or any of its Affiliates) is engaged in bona fide negotiations with a Third Party related to a proposed disposition of the Units owned by EEP (or such Affiliate, if applicable) and requests books, records, and other information for disclosure to such Third Party in accordance with the LLC Agreement, Operator agrees to (a) cooperate with EEP or such Affiliate) and (b) make books, records and other information available as reasonably required by EEP (or such Affiliate).

7.8 Periodic Reports and Statements. Operator will analyze operating costs for control purposes, prepare cash and movements forecasts, and will furnish to Owner, monthly, unaudited financial statements and such other reports, statistics, and statements relative to the Business as Owner may

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reasonably request or as may be required by its financial commitments now in existence or hereafter entered into.

8.0	Force Majeure.

8.1 Procedure. If Operator is rendered unable, wholly or in part, by “Force Majeure” (as defined below) to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder, then upon Operator giving notice and full particulars of such Force Majeure to Owner of the cause relied on, then the obligations of Operator, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period.

8.2 Definition. The term “Force Majeure” means any event not within the reasonable control of Operator and which by the exercise of reasonable diligence Operator could not have prevented and is not due to the affected Operator’s gross negligence or willful misconduct, including, to the extent consistent with the foregoing, events of nature or the elements, strikes, lockouts or other labor disturbances, sabotage, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, storm warnings, floods and washouts, restraints of Governmental Authorities, civil disturbances, environmental accidents affecting the land, air or water, explosions, breakage or accident to equipment, machinery or lines of pipe, other casualty occurrences, in each case, substantially affecting the operational performance of the Facilities, terrorist acts or the threat thereof targeting all or any portion of the Facilities, the necessity for making repairs or alterations to equipment, machinery or lines of pipe or the Facilities in general, freezing of lines of pipe, partial or entire failure of pipe or other portions of the Facilities, inability to obtain pipe, materials, equipment, rights of way, permits, or labor, and any actions by Governmental Authorities that are resisted in good faith.

8.3 Strikes. It is understood and agreed that the settlement of strikes or lockouts is entirely within the discretion of Operator, and that none of the provisions of this Agreement will require the settlement of strikes or lockouts by acceding to the demands of opposing Persons when such course is inadvisable in the discretion of Operator.

8.4 Duty to Mitigate. Notwithstanding the occurrence of a Force Majeure, Operator shall use all reasonable efforts to attempt to mitigate the effects of such Force Majeure, including the payment of all reasonable sums of money by or on behalf of Operator, which sums are reasonable given the likely efficacy of the mitigation measures; provided, however that any reasonable cost or expense incurred, or reasonable sums of money paid, in each case in accordance with the Standard of Care, by Operator in an attempt to mitigate the effects of such Force Majeure shall be charged to Owner and reimbursed to Operator by Owner (as applicable). Operator shall attempt to continue the performance of the Services, including any reasonable alternative means for performance which are not prevented by Force Majeure, insofar as reasonably practicable and to notify Owner of the steps it plans to take to mitigate the effects of any Force Majeure.

9.0	Insurance.

9.1 Insurance. Operator shall, at the cost and expense of Owner, obtain and maintain for itself and for the benefit of Owner, the kinds of insurance and amounts of coverage set forth in Exhibit A. The Operator shall also, as directed by Owner in writing, administer Owner’s insurance in accordance with Exhibit A hereunder and the LLC Agreement, including (i) procuring and maintaining, at Owner’s expense, any and all insurance policies required to be maintained by Owner, (ii) monitoring compliance with the terms and conditions of all such insurance policies, (iii) administering claims and obtaining recoveries for and on behalf of Owner under such insurance policies and (iv) facilitating reimbursement

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of reasonable Member insurance premium expenses for such insurance procured in accordance with Section 12.03 of the LLC Agreement.

9.2 Premiums, Deductibles, etc. All insurance premiums, expenses, deductibles, self-insurance retentions or similar programs applicable to the insurance required hereunder shall be reimbursed by Owner to Operator.

10.0	Claims.

10.1 Claims. Liabilities and Claims involving Owner and Operator shall be handled in the following manner:

10.1.1	Liability Claims. Subject to the limitations set forth in Section 3.4, Operator shall manage and process any Claim against Operator or Owner, which arises out of the management, operation, repair or maintenance of the Facilities, or arises out of or is incidental to the activities carried on or work performed, required or contemplated by this Agreement (each, a “Liability Claim”) in accordance with Section 10.1.3.

10.1.2	Recovery Claims. Subject to the limitations of Sections 3.4, Operator shall assist Owner with prosecuting and/or settling any Claim which Owner has against one or more Persons that are not Members or Parties (each, a “Recovery Claim”).

10.1.3	Notice of Claim. In the event that Operator receives any written Liability Claim that exceeds One Million Dollars ($1,000,000), Operator shall provide Owner, within ten (10) days of receipt of such Liability Claim, a notice that includes a brief written summary of the facts regarding such Liability Claim and a copy of the demand letter, petition, or similar documentation.

10.1.4	Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, any and all Claims made against Owner or the Facilities which involve a criminal complaint or which more likely than not could have a material adverse effect on the Business shall be referred to Owner for handling.

10.2	Mutual Release and Indemnification.

10.2.1

Indemnification by Owner. Notwithstanding anything in this Agreement to the contrary (including, for the avoidance of doubt, any failure by Operator to act in accordance with the Standard of Care), Owner shall be responsible for, shall pay on a current basis and hereby releases, defends, indemnifies and holds harmless Operator and its Affiliates (other than Owner) and their respective partners, members, directors, officers, managers and employees (the “Operator Indemnitees”) from and against all Liabilities and Claims arising out of, attributable to, in connection with or incidental to any act or omission of any Operator Indemnitees in carrying out the Services (including the administration, operation or maintenance of any of the Facilities) or any other activities carried out or work performed or required by this Agreement INCLUDING AS A RESULT OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) AND ANY OTHER LEGAL FAULT, INCLUDING STRICT LIABILITY, OF ANY OPERATOR INDEMNITEES, Owner OR ANY THIRD PARTY; provided, however, that Owner will not be required to release or indemnify any Operator Indemnitees from any Liabilities or Claims to the extent such Liabilities or Claims; arise

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out of or in connection with or are attributable or incident to the gross negligence or willful misconduct of any Operator Indemnitee.

10.2.2	Indemnification by Operator. Except as provided in Section 10.2.4, but otherwise notwithstanding anything herein to the contrary, Operator shall be responsible for, shall pay on a current basis and hereby releases, defends, indemnifies and holds harmless the Owner Indemnitees from and against all Liabilities and Claims to the extent arising out of or in connection with or attributable or incidental to the gross negligence or willful misconduct of any Operator Indemnitee.

10.2.3	Survival of Indemnification Provisions; No Double Recovery. The provisions of this Section 10.2 shall survive any termination of this Agreement. Notwithstanding anything to the contrary herein, nothing shall prohibit Operator from pursuing its indemnity rights under this Section 10.2 against Owner for any Liabilities and Claims suffered or incurred by Operator in excess of the insurance coverages required to be maintained by Owner pursuant to this Agreement. In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Section 10.2, the amount shall be reduced by all cash tax benefits and other cash reimbursements (including net insurance proceeds) actually received (directly or indirectly, including by virtue of the Indemnified Party’s direct or indirect ownership interest in Owner) by the Indemnified Party with respect to the applicable Claim or Liability.

10.2.4	Recommended Activities. If Operator makes a written recommendation regarding a specific operational issue not caused by the Standard of Care to Owner that has resulted in, or would reasonably be expected to result in, physical damage or harm to Persons or property or any material adverse effect on Owner, the Business or the Facilities and that would not otherwise constitute an Emergency, and Owner does not approve the recommendation or the method by which that Operator wishes to implement such recommendation for any reason (a “Recommended Activity”), Operator shall not be liable and Owner hereby releases and defends, indemnifies and holds harmless the Operator Indemnitees from and against all Liabilities and Claims arising out of, attributable to, in connection with or incidental to Owner’s failure to approve such Recommended Activity, or Operator’s failure to undertake a Recommended Activity absent Owner’s approval thereof. Owner’S AGREEMENT TO RELEASE AND INDEMNIFY OPERATOR INDEMNITEES PURSUANT TO THIS SECTION 10.2.4 SHALL INCLUDE, WITHOUT LIMITATION, THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, GROSS, ACTIVE OR PASSIVE) AND WILLFUL MISCONDUCT OF OPERATOR INDEMNITEES, Owner, ANY MEMBER OR ANY OF THEM.) For clarification, this Section 10.2.4 shall apply and Owner hereby agrees to release and to indemnify the Operator Indemnitees even if the failure to undertake the Recommended Activity would otherwise amount to gross negligence or willful misconduct.

10.2.5

Disclaimer of Liability. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 10.2.5, BUT OTHERWISE NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AS BETWEEN THE PARTIES, A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY COVENANT, AGREEMENT OR CONDITION CONTAINED HEREIN OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DAMAGES AND NONE OF THE OPERATOR INDEMNITEES OR THE Owner INDEMNITEES SHALL BE ENTITLED TO RECOVER FROM OPERATOR OR Owner OR THEIR

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RESPECTIVE AFFILIATES ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES. EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DAMAGES. IF A PARTY BECOMES OBLIGATED TO PAY A PERSON NOT A PARTY ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, AND SUCH PARTY IS ENTITLED TO INDEMNIFICATION UNDER THE TERMS OF THIS AGREEMENT, THEN SUCH PARTY’S INDEMNIFICATION RIGHT SHALL INCLUDE ALL INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY AND PUNITIVE DAMAGES IT IS OBLIGATED TO PAY.

10.2.6	Indemnification Procedures. For purposes of this Article 10, the term “Indemnifying Party,” when used in connection with particular Liabilities, shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Liabilities pursuant to this Article 10, and the term “Indemnified Party,” when used in connection with particular Liabilities, shall mean the party or parties having the right to be indemnified with respect to such Liabilities by another party or parties pursuant to this Article 10.

(a)	To make a claim for indemnification under Section 10.2.1 or 10.2.2 (as applicable) an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 10.2.6, including specific details, underlying facts and the specific basis under this Agreement for its claim (the “Claim Notice”).

(b)	In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third-Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third-Party Claim; provided, however, that the failure of any Indemnified Party to give notice of a Third-Party Claim as provided in this Section 10.2.6 shall not relieve the Indemnifying Party of its obligations under Section 10.2.1 or 10.2.2 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third-Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third-Party Claim.

(c)	In the case of a claim for indemnification based upon a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it shall assume the defense of such Third-Party Claim. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)

If the Indemnifying Party shall have assumed the defense of the Third-Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Third-Party Claim that the Indemnifying Party elects to contest. The Indemnified

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Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 10.2.6(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third-Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional release of the Indemnified Party from all liability in respect of such Third-Party Claim or (ii) settle any Third-Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)	If the Indemnifying Party does not assume the defense of the Third-Party Claim, then the Indemnified Party shall have the right to defend against the Third-Party Claim at the cost and expense of the Indemnifying Party, with counsel reasonably satisfactory to the Indemnifying Party. Any settlement of the Third-Party Claim shall require the consent of the Indemnifying Party.

10.2.7	Sole Remedy. Other than the removal of Operator as the construction manager and/or operator (as applicable) of the Facilities pursuant to Section 2.3.2(c), the right to receive indemnification from Operator pursuant to Section 10.2.2 shall be the sole and exclusive remedy of Owner for any breach by Operator of any provision of this Agreement.

11.0	Confidential Information; Publicity.

11.1 Confidential Information.

11.1.1 The Parties agree that information related to confidential shipper information, pricing, cost data and other commercially or operationally sensitive information relating to the Business that is typically considered confidential shall be considered “Confidential Information” hereunder, shall be kept confidential and shall not be disclosed during the term of this Agreement to any Third Party, except (in each of the following cases, to the extent not prohibited by the provisions of Section 15(13) of the Interstate Commerce Act):

(a) to an Affiliate of Owner or a Member;

(b) to the extent any Confidential Information is required to be furnished in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority that is binding upon a Party;

(c) to prospective or actual attorneys engaged by any Party where disclosure of such Confidential Information is essential to such attorney’s work for such Party;

(d) to prospective or actual contractors and consultants engaged by any Party where disclosure of such Confidential Information is essential to such contractor’s or consultant’s work for such Party;

(e) to a bona fide prospective transferee of a Member’s Units to the extent appropriate in order to allow the assessment of such Units (including a Person with whom a Member and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares), as long as the Member provides ten (10) days prior written notice to Owner of its intention to share such Confidential Information and the transferee executes

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a confidentiality agreement with Owner and Operator containing substantially similar terms and conditions as those set forth in this Section 11.1;

(f) to a bank or other financial institution to the extent appropriate to a Party arranging for financing;

(g) to the extent such Confidential Information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over a Party or its Affiliates; provided that if such Party desires to disclose Confidential Information in an annual or periodic report to its or its Affiliates’ shareholders and the public and such disclosure is not required pursuant to any rules or requirements of any stock exchange, then such Party shall comply with Section 11.2;

(h) to its respective employees, subject to each Party taking customary precautions to ensure such Confidential Information is kept confidential; and

(i) any Confidential Information which, through no fault of or breach of this Agreement by a Party, becomes a part of the public domain.

11.1.2 Disclosure pursuant to Section 11.1.1(d), 11.1.1(e) or 11.1.1(f) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the Confidential Information strictly confidential for the term of this Agreement and to use the Confidential Information for the sole purpose described in Section 11.1.1(d), 11.1.1(e) or 11.1.1(f), whichever is applicable, with respect to such disclosing Party.

11.1.3 Subject to Section 6.3.4, for the duration of the license granted to Owner, Owner shall keep confidential and not disclose to any Third Party any of the Operator Intellectual Property that is licensed to Owner by Operator pursuant to Section 6.3.4 (the “Licensed Intellectual Property”), except:

(a) to the extent such Licensed Intellectual Property is required to be disclosed in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority that is binding upon Owner (provided that (i) Owner shall give written notice to Operator of any such actual or anticipated disclosure requirement as soon as reasonably possible with sufficient details to allow Operator to contest any such disclosure requirement and (ii) Owner shall take such steps as may be reasonably necessary, upon Operator’s instruction and that are consistent with applicable Law, to protect the confidentiality of such Licensed Intellectual Property);

(b) to prospective or actual attorneys engaged by Owner where disclosure of such Licensed Intellectual Property is essential to such attorney’s work for Owner;

(c) to prospective or actual contractors and consultants engaged by Owner (including any sublicensee contemplated by Section 6.3.4) where disclosure of such Confidential Information is essential to such contractor’s or consultant’s work for Owner; and

(d) to a bank or other financial institution to the extent appropriate to a Party arranging for financing.

11.1.4 Disclosure pursuant to Section 11.1.3(c) or 11.1.3(d) shall not be made unless prior to such disclosure Owner has obtained a written undertaking from the recipient to keep the Licensed Intellectual Property strictly confidential and to use the Licensed Intellectual Property for the sole purpose described in Section 11.1.3(c) or 11.1.3(d), whichever is applicable.

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11.1.5 In connection with the transfer of all or substantially all of the Facilities, Owner shall cause the assignee or transferee to agree to confidentiality obligations with respect to the Licensed Intellectual Property on substantially the same terms as those set forth in Section 11.1.3 and Section 11.1.4.

11.2 Publicity.

11.2.1 Without reasonable prior notice to the other Party, no Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement, the LLC Agreement, any Confidential Information or the activities contemplated hereby or thereby, except where such release or statement is deemed in good faith by such releasing Party to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed, and in any case, prior to making any such press release or public statement, such releasing Party shall provide a copy of the proposed press release or public statement to the other Party reasonably in advance of the proposed release date as necessary to enable such other Party to provide comments on it; provided such other Party must respond with any comments within two (2) Business Days after its receipt of such proposed press release.

11.2.2 Notwithstanding anything to the contrary in Section 11.1 or 11.2.1, any Party or Affiliate of a Party may disclose information regarding the Business that is not Confidential Information in investor presentations, industry conference presentations or similar disclosures. If a Member wishes to disclose any Confidential Information in investor presentations, industry conference presentations or similar disclosures, such Member must first (i) provide the other Party with a copy of that portion of the presentation or other disclosure document containing such Confidential Information and (ii) obtain the prior written consent of the other Party to such disclosure (which consent may not be unreasonably withheld, conditioned or delayed).

11.2.3 Notwithstanding anything to the contrary in Section 11.1 or 11.2.1, (a) in the event of any Emergency endangering property, lives or the environment or (b) Operator may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide Owner with a copy of any such press release or announcement.

12.0	General Provisions.

12.1 Notices. All notices and communications required or permitted to be given hereunder shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered United States Mail (return receipt requested) with all postage fully prepaid or (d) sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation) and, in each case, addressed to the appropriate Party hereto at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

Operator:

Enbridge (U.S.) Inc.

1100 Louisiana, Suite 3300

Houston, TX 77002

Attention: E. Chris Kaitson, Vice President - Law, Deputy General Counsel

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Owner:

North Dakota Pipeline Company LLC

1100 Louisiana, Suite 3300

Houston, TX 77002

Attention: E. Chris Kaitson, Vice President—Law, Deputy General Counsel

With a copy to:

539 South Main Street

Findlay, Ohio 45840

Attn: General Counsel

With a copy to:

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Attn: Jeffrey A. Schlegel, Esq.

12.2 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN HARRIS COUNTY, TEXAS, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON SUCH PARTY, CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH AT THE ADDRESS SPECIFIED PURSUANT TO SECTION 12.1, AGREES THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.

12.3 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

12.4 Dispute Resolution. Claims and controversies arising out of or relating to this Agreement shall be determined and resolved in accordance with the following procedures:

12.4.1 Any Claim arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity (each, a “Dispute”) shall be resolved in accordance with the procedures specified in this Section 12.4, which until the completion of the procedures set forth in Section 12.4.3 shall be the sole and exclusive procedure for the resolution of any such Dispute, except that any Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole

25

judgment that action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action the Parties shall continue to participate in good faith in the procedures specified in this Section 12.4.

12.4.2 Any Party wishing to initiate the dispute resolution procedures set forth in this Section 12.4 with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Party (a “Dispute Notice”). The Dispute Notice shall include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive in the negotiations under Section 12.4.3.

12.4.3 If any Party has given a Dispute Notice under Section 12.4.2, the Parties shall attempt in good faith to resolve the Dispute within 30 days of the delivery of the Dispute Notice (such period, the “Negotiation Period”) by negotiations between executives who have authority to settle the Dispute and who are at a Senior Vice President or higher level of management than the Persons with direct responsibility for administration of this Agreement or the matter in Dispute. Within 15 days after delivery of the Dispute Notice, the receiving Party shall submit to the other a written response. The response shall include (i) a statement of that Party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive. During the Negotiation Period, such executives of the Parties shall meet at least weekly, at a mutually acceptable time and place, and thereafter during the Negotiation Period as more often as they reasonably deem necessary, to attempt to resolve the Dispute.

12.4.4 All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 12.4.3 are pending. The Parties shall take any action required to effectuate that tolling. Each Party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Section 12.4.3, unless to do so would be impossible or impracticable under the circumstances.

12.4.5 Any Dispute that cannot be resolved during the Negotiation Period may, at the option of any Party hereto, be resolved and decided by the Federal or State courts located in Harris County, Texas. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Dispute brought in such courts or any defense of inconvenient forum for the maintenance of such Dispute. Each of the Parties hereto agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved. Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this Section 12.4.5 by the mailing of a copy thereof in the manner specified by the provisions of Section 12.1. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.5 Entirety of Agreement. THIS AGREEMENT AND THE LLC AGREEMENT CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES REGARDING THE DESIGN, CONSTRUCTION, PROCUREMENT, OPERATION AND MAINTENANCE OF THE FACILITIES, AND SUPERSEDE ALL OTHER PRIOR AND CONTEMPORANEOUS AGREEMENTS, WHETHER WRITTEN OR ORAL, BETWEEN THE PARTIES AND RELATED THERETO. NO VARIATION, MODIFICATION OR CHANGE SHALL BE BINDING UPON A

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PARTY UNLESS EFFECTUATED BY AN INSTRUMENT IN WRITING EXECUTED BY A DULY AUTHORIZED OFFICER OR A DULY AUTHORIZED AGENT FOR IT.

12.6 Captions or Headings. The headings appearing at the beginning of each Section are all inserted and included solely for convenience and shall never be considered or given any effect in construing this Agreement, or any provision or provisions hereof, or in connection with determining the duties, obligations or liabilities of the Parties or in ascertaining intent, if any question of intent should arise.

12.7 Assignment. This Agreement and its attendant rights may not be assigned, transferred, subcontracted or otherwise conveyed by either Party without the express written consent of the other Party; provided, however, a Party may assign its rights and obligations under this Agreement to an Affiliate with the prior consent of the other Party, which consent shall not be unreasonably withheld. Any such assignment without consent shall be void.

12.8 Duplicate Originals. This Agreement is executed in duplicate originals, with one (1) original to be retained by Operator and one (1) original to be retained by Owner.

12.9 No Third Party Beneficiary. Except as provided in Section 10.2, this Agreement shall be binding solely upon, be enforceable solely by, and inure solely to the benefit of, each Party and its permitted successors and assigns, and nothing in this Agreement (express or implied) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

12.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the Parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

12.11 Waiver. No consent or waiver, express or implied, by any Party of any breach or default by any other Party in the performance by the other Party of his, her or its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligation hereunder. Failure on the part of any Party to complain of any act or to declare any other Party in default, regardless of how long such failure continues, shall not constitute a waiver of rights hereunder.

12.12 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of each Party and its respective permitted successors and assigns.

12.13 Exhibits. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Exhibit, the terms and conditions of this Agreement shall govern and control.

12.14 Joint Efforts. This Agreement will be considered for all purposes as prepared through the joint efforts of the Parties, and will not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution of the Agreement.

12.15 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or .pdf attachment containing the applicable signature(s)) with the same effect as

27

if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

Remainder of page intentionally left blank.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Effective Date.

OPERATOR

Enbridge (U.S.) Inc.

By:
Name:
Title:

Owner

North Dakota Pipeline Company LLC

By:
Name:
Title:

Signature Page to

Operating and Construction Management Agreement

EXHIBIT A

INSURANCE

Without limiting any of the obligations and liabilities of either Party at law or in equity, the Parties shall carry, or cause to be carried and maintained for the duration of this Agreement, the insurance outlined in this Exhibit A and any additional insurance as may be required by applicable Law or as may be otherwise mutually agreed upon by the Management Committee and Operator from time to time:

1.0	Operator’s Insurance.

1.1	Statutory Worker’s Compensation in accordance with all applicable statutory requirements of the state(s) in which the work is performed, in all state(s) where employees are domiciled or reside, including Alternate Employers Endorsement and shall waive insurers rights of recovery or subrogation against Owner and its Affiliates.

1.2	Employer’s Liability Insurance with a limit of One Million Dollars ($1,000,000) each accident, One Million Dollars ($1,000,000) by disease each employee, and One Million Dollars ($1,000,000) by disease policy limit. Such insurance shall include a waiver of insurers right of recovery or subrogation against Owner and its Affiliates and shall add Owner and its Affiliates as additional insureds.

1.3	Automobile Liability Insurance covering all licensed motor vehicles or snowcraft and all-terrain vehicles, which are owned, non-owned, leased or operated by Operator and used in connection with this Agreement with an inclusive bodily injury, death and property damage limit of Two Million Dollars ($2,000,000) per accident. Such insurance shall include a waiver of insurers right of recovery or subrogation against Owner and its Affiliates and shall add Owner and its Affiliates as additional insureds.

1.4	Operator shall provide to Owner within thirty (30) days of the commencement of this Agreement and upon annual renewal thereafter, evidence of compliance with this Exhibit in the form of certificates of insurance.

2.0	Owner’s Insurance.

2.1	Construction Insurance for Sandpiper Facilities. Commencing with, and during the term of construction for the Sandpiper Facilities, Owner shall direct Operator to obtain and maintain construction-specific insurance in such limits and with such extensions as would be maintained by reasonable and prudent Operators during similar construction activities, including:

2.1.1

Construction Liability Insurance with a limit to be reasonably determined by Operator, but in any case not less than Fifty Million Dollars ($50,000,000) for each occurrence or accident, including property damage, bodily injury (including death at any time resulting therefrom) and personal injuries sustained by any Third Party because of bodily injury or destruction of property arising from construction activities. Such coverage shall include, but not be limited to Non-owned Automobile Liability, Contractual Liability and Sudden and Accidental Pollution Liability. Coverage shall extend to include Owner, Operator, contractors and subcontractors as additional insureds, in connection with the work and shall waive subrogation against such additional insureds. The policy shall provide for coverage during the term of construction, and include products

Exhibit A-1

and completed operations coverage for a period not less than twenty-four (24) months following commissioning of the Sandpiper Facilities.

2.1.2	Course of Construction Insurance with a limit to be reasonably determined by Operator, but in any case not less than Fifty Million Dollars ($50,000,000) for work being performed in respect of the Sandpiper Facilities, which shall cover all risks of physical loss or damage to the Sandpiper Facilities or the work being performed in respect thereto, including all machinery, materials and supplies at the site of such work, in transit thereto and intended to become a part of the finished work, or on site awaiting erection or installation, testing or final acceptance by Operator.

2.1.3	Any other insurance reasonably determined to be necessary by Operator.

2.2	Construction Insurance. During the term of any construction activities, as applicable, Owner shall direct Operator to obtain construction-specific insurance in such limits and with such extensions as would be maintained by reasonable and prudent Operators during similar construction activities. At a minimum, such insurance shall include Construction Liability Insurance for a minimum limit of Ten Million Dollars ($10,000,000) for each occurrence or accident, including property damage, bodily injury (including death at any time resulting therefrom) and personal injuries sustained by any Third Party because of bodily injury or destruction of property arising from construction activities. Such coverage shall include, but not be limited to Non-owned Automobile Liability, Contractual Liability, and Sudden and Accidental Pollution Liability. Coverage shall extend to include Owner, Operator, contractors and subcontractors as additional insureds, in connection with the work and shall waive subrogation against such additional insureds. The policy shall provide for coverage during the term of construction, and include products and completed operations coverage for a period not less than twenty-four (24) months following commissioning of the Facility.

2.3	Operational Insurance. Commencing at the Sandpiper Project In-Service Date, Owner shall maintain the following insurance:

2.3.1	Commercial General Liability Insurance with an inclusive bodily injury, death, and property damage limit of Two Million Dollars ($2,000,000) per occurrence. This policy shall include coverage for products and completed operations, railroad liability, severability of interests and cross liability and shall include contractual liability addressing indemnification under this Agreement. The policy shall include Operator as named insured and shall waive all rights of subrogation or recovery against Operator.

2.3.2	Umbrella Liability Insurance written on a “Following Form” basis and providing coverage excess of operational insurance for Employer’s Liability, Worker’s Compensation, Automobile Liability and Commercial General Liability required under this Exhibit, with a combined single maximum limit of Three Million Dollars ($3,000,000) per occurrence and in aggregate.

2.3.3	Any other insurance as determined by the Management Committee.

Exhibit A-2

3.0	The insurance maintained pursuant to this Exhibit shall:

3.1	be with insurance companies authorized to do business in the state(s) where activities under the Agreement will occur and shall be rated at least A-VII by AM Best or A by Standard & Poors;

3.2	be endorsed to show, or shall otherwise contain language that such insurance will be primary to and not contributory with any other insurance available to Operator and its Affiliates, Owner and its Affiliates and Members. In the case of construction activities, any construction insurance obtained and maintained under this Agreement shall be endorsed to be primary with respect to any other insurance available to Owner, Operator, Members and their Affiliates;

3.3	provide thirty (30) days’ advance notice of cancellation to Owner and Operator; and

3.4	include a provision that such policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy.

4.0	The Management Committee may consent to alter or waive certain insurance requirements in this Exhibit. In the event that any insurance described within this Exhibit other than insurance required by Applicable Law, shall in Operator’s reasonable opinion be unavailable on commercially reasonable terms, then Operator shall promptly notify Owner; however, subject to Management Committee approval, the Parties will remain obligated to maintain such insurance up to the level, if any, at which such insurance can be maintained on commercially reasonable terms in the commercial insurance market for similar Facilities.

5.0	Operator shall ensure that the insurance required hereunder be obtained on, and shall include terms and conditions which are, in Operator’s reasonable opinion, the best available from the marketplace on reasonable terms and ordinary or appropriate. Operator shall obtain the prior approval and direction of the Management Committee with respect to Owner’s insurance, including annual renewals thereof.

6.0	If Operator makes any payments with respect to any losses, damages, claims or liabilities arising out of this Agreement which are covered by insurance policies maintained hereunder with the approval of the insurers thereof such payments shall be reimbursed by Owner to Operator.

7.0	Operator and Owner shall cooperate and shall provide each other with such assistance and materials as is required to support the placement of insurance and to substantiate such damages or losses for the purposes of claim recoveries sought under insurance coverage required by this Exhibit or any applicable Member insurance.

Exhibit A-3

EXHIBIT B

INITIAL BUDGET

[See Attached]

Exhibit B-1

EPND

	Budget December 2013	Budget Annual 2014	Budget Annual 2015	Budget Annual 2016
Power	3,045,044	18,948,029	30,761,925	29,104,719
Human Resources	33,830	694,955	715,804	542,312
Materials & Supplies Purchased	93,470	1,963,300	1,874,574	1,910,690
Outside Contract Services	685,884	8,561,885	8,403,344	6,702,541
Outside Services	1,128,692	14,246,897	16,986,726	18,308,125
Repairs & Maintenance	151,186	13,233,645	5,930,419	4,520,746
Rents & Leases	87,079	1,461,236	2,000,000	1,509,551
Insurance	97,005	1,444,812	1,237,570	1,262,866
Property & Business Tax	494,357	5,927,871	11,515,132	10,149,727
Allocations	1,975,794	25,207,464	29,058,422	32,010,970
Inventory Adjustments	501,075	5,296,611	6,408,334	5,375,887
Other O&A Expense	(16,886)	1,966,780	1,424,290	2,456,214

Total Operating Expenses	8,276,531	98,953,485	116,316,538	113,854,349

Maintenance Capital	933,846	13,947,947	16,334,516	14,571,821
Integrity Capital	894,800	65,918,200	8,345,937	5,117,378

Total	1,828,646	79,866,147	24,680,453	19,689,199

EXHIBIT C

FORM OF GUARANTY

[See Attached]

EXHIBIT C

Marathon Petroleum Corporation

Guaranty

GUARANTY effective as of             , 2013 by Marathon Petroleum Corporation, a Delaware corporation (the “Guarantor”) in favor of North Dakota Pipeline Company LLC, a Delaware limited liability company (the “Creditor”).

For value received and in consideration of the mutual covenants, rights and obligations as between Creditor and Williston Basin Pipe Line LLC, a Delaware limited liability company (the “Guaranteed Party”), pursuant to the Amended and Restated Limited Liability Company Agreement of Creditor, dated             (the “Agreement”), Guarantor agrees as follows:

1.	Guaranty. Subject to the terms herein, Guarantor unconditionally and irrevocably guarantees to Creditor, its successors and permitted assigns, the prompt payment when due of all capital contributions payable by Guaranteed Party in accordance with the terms of Section 5.02(b) and 5.02(c)(z) of the Agreement and any amendments thereto (collectively, the “Obligations”). The aggregate amount of Obligations guaranteed under this Guaranty by Guarantor shall not exceed one billion two hundred twenty million ($US 1,220,000,000) U.S. dollars. This is a guarantee of payment and not of collection. If Guaranteed Party fails to pay any Obligation, Guarantor will pay such Obligation directly to Creditor promptly upon Creditor’s demand in accordance with the provisions of this Guaranty.

2.	Expenses and Currency. Guarantor agrees to pay all out-of-pocket expenses, including reasonable attorneys’ fees and court costs, incurred by Creditor in any litigation, arbitration or proceeding to enforce its rights under this Guaranty, but only to the extent that the Guarantor is found in such litigation, arbitration or proceeding to be in default or in breach of the terms of this Guaranty. The Guarantor shall make payment of each Obligation in the currency (the “Contract Currency”) in which the Guaranteed Party is required to pay that Obligation. If the Guarantor makes payment of any Obligation to the Creditor in a currency (the “Other Currency”) other than the Contract Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment shall constitute a discharge only to the extent of the amount of the Contract Currency that the Creditor is able to purchase with such payment on the date of receipt in accordance with normal commercial practice.

3.	Limitations. The liability of Guarantor under this Guaranty shall be and is specifically limited to payments expressly required to be made in accordance with the Agreement and any out-of-pocket expenses payable pursuant to Section 2 of this Guaranty. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED UNDER THE TERMS OF THE AGREEMENT, GUARANTOR SHALL NOT BE LIABLE HEREUNDER FOR, CONSEQUENTIAL, EXEMPLARY, LOSS OF PROFITS, PUNITIVE, TORT OR ANY OTHER DAMAGES OR COSTS.

4.	Term. This Guaranty will remain in full force and effect until: (i) all Obligations of Guaranteed Party have been fully satisfied or extinguished, or (ii) such time Counterparty consents in writing to the termination of the Guaranty. Notwithstanding the foregoing, in the event of a termination of the Agreement, such termination shall not affect or limit in any way the Guarantor’s liability for the Obligations to the extent that they accrue prior to or in connection with such termination.

5.

Nature of Guaranty. Guarantor’s obligations with respect to any Obligation are absolute and will not be affected by (1) the existence, validity, enforceability, perfection, or extent of any collateral for such Obligations, (2) any change in the name, ownership, objects, capital, constating documents or by-laws of the Guaranteed Party, or (3) any amalgamation, sale, merger or re-organization of the Guaranteed Party. If any payment to Creditor for any Obligation is rescinded or must otherwise be returned for any reason, Guarantor will remain liable hereunder for such Obligation as if such payment had not been made. The Guarantor hereby waives all suretyship defenses of every kind and all payments required hereunder shall be made in accordance with the terms hereof. Notwithstanding the foregoing, in any action or demand for payment under this Guaranty, Guarantor reserves the right to assert all rights, counterclaims and defenses that Guaranteed Party may have against the payment of any Obligation, other than defenses (1)

arising from the bankruptcy, insolvency, incapacity, dissolution or liquidation of Guaranteed Party, (2) expressly waived in this Guarantee, (3) arising from the lack of due authorization, execution or delivery by the Guaranteed Party of the Agreement, and (4) previously asserted by the Guaranteed Party and successfully and finally resolved in favor of the Creditor by a court of competent jurisdiction and last resort.

6.	Consents, Waivers and Renewals. Guarantor agrees that Creditor may, without giving notice to or obtaining the consent of the Guarantor, enter into agreements and transactions with the Guaranteed Party, amend or modify agreements with the Guaranteed Party, settle or compromise any of the Obligations, grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges, whether full, partial, conditional or otherwise, perfect or fail to perfect any securities, release any undertaking, property or assets charged by any securities to third parties and otherwise deal or fail to deal with the Guaranteed Party and others (including, without limitation, any other guarantors) and securities, hold moneys received from the Guaranteed Party and others or from any securities unappropriated, apply such moneys against part of the Obligations and change any such application in whole or in part from time to time, all as the Creditor may see fit, without prejudice to or in any way discharging or diminishing the liability of the Guarantor under this Guaranty, in each case, except to the extent that the same constitutes a discharge or release, whether full, partial, conditional or otherwise, of the Obligations to the Guaranteed Party. Creditor may resort to Guarantor for payment of any of the Obligations whether or not Creditor has previously resorted to any collateral security or proceeded against any other obligor principally or secondarily obligated for any of the Obligations. Guarantor hereby waives notice of acceptance of this Guaranty, and also presentment, protest and notice of protest or dishonor of any evidences of indebtedness guaranteed hereunder.

7.	Demands and Notice. If Guaranteed Party fails to pay any Obligations, and Creditor elects to exercise its rights under this Guaranty, Creditor shall make a written demand on Guarantor (a “Payment Demand”). A Payment Demand shall identify the Agreement under which demand is being made and identify the amount, that the amount is unpaid and that any applicable cure period has expired, and shall contain a statement that Creditor is calling upon Guarantor under this Guaranty. A Payment Demand conforming to the foregoing requirements will be sufficient notice to Guarantor to pay under this Guaranty. Notices under this Guaranty will be deemed received if sent to the address specified below: (i) on the day received if sent by overnight express delivery, (ii) on the next business day if served by fax when sender has machine confirmation that the fax was transmitted to the correct fax number listed below, (iii) four business days after mailing if sent by certified, first-class mail, return-receipt requested. Any party may change its address to which notice is to be given hereunder by providing notice of same in accordance with this section.

To Guarantor:	Marathon Petroleum Corporation
Attn: Commercial Credit Manager – Room 1014-M
539 S. Main St.
Findlay, OH 45840

Phone: 419-421-2172 Fax: 419-421-3153

To Creditor:	Enbridge Pipelines (North Dakota) LLC
c/o Enbridge Inc.
Attn: Credit Manager
3000, 425 – 1st Street S.W.
Calgary, AB T2P 3L8

8.

Representations and Warranties. Guarantor hereby represents and warrants that (i) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (ii) the execution, delivery and performance by Guarantor of this Guaranty have been duly authorized by all necessary corporate action and do not violate Guarantor’s charter or by-laws, and (iii) this Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting enforcement of creditors’ rights in general and general principles of equity).

9.	Miscellaneous. Neither the Guarantor nor the Creditor may assign this Guaranty nor delegate its rights, interest or Obligations without the prior written consent of the other party. This Guaranty constitutes the entire agreement between the parties hereto and supersedes and replaces any previous guaranty delivered by Guarantor to Creditor for the benefit of the Guaranteed Party with respect to the Obligations outlined herein. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. Each of the Guarantor and the Creditor irrevocably submits to the exclusive jurisdiction of the courts of Delaware in any action or proceeding arising out of or relating to this Guarantee and waives any objection to such jurisdiction on the grounds that it is an inconvenient forum or any similar grounds. The Guarantor consents to the service of process in any action or proceeding relating to this Guarantee by Notice to the Guarantor in accordance with the provisions of Section 7 hereof.

[SIGNATURE ON FOLLOWING PAGE]

This Guaranty is executed by Guarantor’s duly authorized representative effective as of the date first written above.

MARATHON PETROLEUM CORPORATION

By:
Timothy T. Griffith
Vice President of Finance and Treasurer

ACCEPTED AND AGREED TO BY:

ENBRIDGE PIPELINES (NORTH DAKOTA) LLC

By:
Name:
Title:

EXHIBIT D

MANAGEMENT COMMITTEE AND OFFICERS

Management Committee

Enbridge Designees

Paul Fisher

Andrew Harrington

Williston Designees

David M. Murphy

Craig O. Pierson

Officers

EXHIBIT D

EXHIBIT E

FORM OF ADDENDUM AGREEMENT

[See Attached]

EXHIBIT E

EXHIBIT E

ADDENDUM AGREEMENT

This Addendum Agreement is made this             day of             , 20    , by and between             (the “Recipient”) and North Dakota Pipeline Company LLC, a Delaware limited liability company (the “Company”), pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of the Company dated as of November [—], 2013, including all exhibits and schedules thereto (as amended, supplemented and restated from time to time, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Company and the Members entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company and its Units; and

WHEREAS, the Company and the Members have required in the Agreement that all Persons to whom Units of the Company are issued or transferred must enter into an Addendum Agreement binding such Persons to the Agreement to the same extent as if they were original parties thereto and imposing the same restrictions and obligations on such Persons and the Units to be acquired by such Persons as are imposed upon the Members under the Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Recipient of the Units, the Recipient acknowledges and agrees as follows:

1. The Recipient has received and read the Agreement and acknowledges that the Recipient is acquiring Class [    ] Units subject to the terms and conditions of the Agreement.

2. The Recipient agrees that the Units acquired or to be acquired by the Recipient are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Recipient were an original party to the Agreement and shall assume all obligations of a Member under the Agreement; provided, however, that the Recipient’s joinder in the Agreement shall not constitute admission of the Recipient as a Member unless and until the Recipient is duly admitted as a Member in accordance with the terms of the Agreement. This Addendum Agreement shall be attached to and become a part of the Agreement.

3. The Recipient hereby represents and warrants, with respect to the Recipient, as of the date hereof to the Company and the Members the matters set forth in Article III of the Agreement.

4. Any notice required as permitted by the Agreement shall be given to the Recipient at the address listed beneath the Recipient’s signature below.

NORTH DAKOTA PIPELINE COMPANY LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT E-1

5. The Recipient is acquiring [    ] number of Class [    ] Units for $[    ] per Unit.

6. Neither this Addendum Agreement nor any of the rights, interests, or obligations of the Recipient hereunder may be assigned by the Recipient unless such assignment is in accordance with the terms and provisions of the Agreement.

7. THIS ADDENDUM AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH JURISDICTION.

8. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS ADDENDUM AGREEMENT.

[Signature Page Follows]

NORTH DAKOTA PIPELINE COMPANY LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT E-2

IN WITNESS WHEREOF, the undersigned has executed this Addendum Agreement on the date first set forth above, with the Recipient being admitted as a Member as of such date:

Recipient

Address for notice purposes in accordance with the Agreement:

AGREED TO on behalf of the Members of the Company.

NORTH DAKOTA PIPELINE COMPANY LLC

By:
Name:
Title:

NORTH DAKOTA PIPELINE COMPANY LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT E-3

EXHIBIT F

SANDPIPER PROJECT SPEND PROFILE

[See Attached]

EXHIBIT F

Sandpiper Spend Profile by Yearly Quarter

	TOTAL ESTIMATED SPEND*	37.5% OF TOTAL
Q3-2013	$25,475,691	$9,553,384
Q4-2013	$37,507,939	$14,065,477
Q1-2014	$39,302,473	$14,738,427
Q2-2014	$82,146,830	$30,805,061
Q3-2014	$310,913,725	$116,592,647
Q4-2014	$235,709,359	$88,391,010
Q1-2015	$55,649,905	$20,868,714
Q2-2015	$190,863,050	$71,573,644
Q3-2015	$665,393,368	$249,522,513
Q4-2015	$510,270,968	$191,351,613
Q1-2016	$200,155,116	$75,058,169
Q2-2016	$26,462,468	$9,923,425
Q3-2016	$62,659,108	$23,497,166
Q4-2016	$0	$0

*	Call Notices to be issued quarterly in advance except as provided in the Agreement.

SCHEDULE I

GROWTH CAPITAL PROJECTS

Plaza Makoti Pipeline (Stanley Deliveries)

Enbridge has been in negotiations with the MHA Nation to reactivate and reverse the flow of the idle 6” Plaza pipeline and extend it 4 miles providing 20,000 bpd to their proposed Makoti Refinery operated by their Thunder Butte Petroleum Services Company. This project will allow MHA Nation royalty crude produced on the Fort Berthold Indian Reservation to feed their Makoti Refinery once the refinery becomes operational in mid-2015. An origination pump station with associated facilities will be installed at the EPND Stanley Terminal and Delivery facilities will be installed at the Makoti refinery site, including custody transfer & pressure control capabilities prior to the delivery.

Western Expansion

Production from Western MacKenzie and Williams Counties located adjacent to the Company’s Alexander, Trenton and Little Muddy Stations is expected to see significant growth over the next 5 years and will likely exceed the Company’s 127,000 bpd Phase 5 Loop capacity during 2014. A three phase project known as the “Western Expansion” is designed to increase this pipeline capacity into Beaver Lodge by at least 250,000 bpd and can be in-service prior to the start-up of the Sandpiper Expansion Project (1Q 2016).

The first phase, the East Forks Station Upgrades, provides an incremental 65,000 bpd of capacity on the existing system and is expected to be in-service 3Q 2014. The second phase, a 12” (or larger) pipeline from Alexander into Trenton will increase that segment’s capacity from its current 80,000 bpd to 200,000 bpd. The third phase, a 16” (or larger) pipeline from Trenton into Beaver Lodge will provide higher capacity from Alex and Trenton into Beaver Lodge. The forecasted volume increase to support the expansion project is currently estimated at 120,000 bpd coming from multiple customers both by pipeline connections and increased truck receipts.

Sanish Pipeline

Production from south of the Missouri River in the counties of McKenzie and Dunn is expected to increase significantly over the next 10 years.

A Class 4 cost estimate has been developed for the Sanish Pipeline, a 35 mile 12 inch line from Johnsons Corner to Beaver Lodge. It is expected that the project would be developed in two phases, with initial capacity of 67,000 bpd. With modest incremental capital expenditures the capacity of the line could be increased to 100,000 bpd.

SCHEDULE II

SANDPIPER FACILITIES

375 miles of 24” pipeline with a capacity of 225,000 barrels per day from Beaver Lodge to an interconnection with the new Clearbrook east terminal and pump station

A 233 mile 30” pipeline with a capacity of 375,000 barrels per day from Clearbrook to an interconnection with the existing terminal owned by Enbridge Energy, Limited Partnership in Superior

Pump stations at Beaver Lodge, Berthold, Lakota and Clearbrook

Tankage to be constructed at Beaver Lodge (300 kbbl shell capacity), Stanley (135 kbbl shell capacity), Berthold (300 kbbl shell capacity) and Clearbrook (300 kbbl shell capacity)

SCHEDULE III

ISSUANCE OF INITIAL UNITS; INITIAL CAPITAL ACCOUNT BALANCES

Name	Effective Date Capital Contribution Amount	Aggregate Capital Contribution Amount	Initial Class A Units	Class A Percentage Interest	Initial Class B Units	Class B Percentage Interest	Initial Capital Account Balance
Enbridge Energy Partners, L.P.	Fair market value of the assets of the Company	Fair market value of the assets of the Company	1,000	100%	21,066,290	62.5%	Fair market value of the assets of the Company
1100 Louisiana, Suite 3300 Houston, TX 77002 Attention: E. Chris Kaitson, Vice President – Law, Deputy General Counsel
Williston Basin Pipe Line LLC	$12,679,774	$12,679,774	—	—	12,639,774	37.5%	$12,679,774
539 South Main Street Findlay, Ohio 45840 Attn: General Counsel
With a copy to: Jones Day 717 Texas Avenue, Suite 3300 Houston, Texas 77002 Attn: Jeffrey A. Schlegel, Esq.